Exhibit 10.7

OFFICE LEASE

800 NORTH BRAND BOULEVARD

GLENDALE, CALIFORNIA

BCSP 800 NORTH BRAND PROPERTY LLC,

a Delaware limited liability company,

as Landlord,

and

SERVICETITAN, INC.,

a Delaware corporation,

as Tenant.

LIST OF EXHIBITS
A	OUTLINE OF INITIAL PREMISES
A.1	OUTLINE OF MUST-TAKE PREMISES 1
A-2	OUTLINE OF MUST-TAKE PREMISES 2
A-3	OUTLINE OF TEMPORARY PREMISES
A-4	OUTLINE OF ADDITIONAL TEMPORARY PREMISES
B	TENANT WORK LETTER
C	FORM OF NOTICE OF LEASE TERM DATES
D	RULES AND REGULATIONS
E	FORM OF TENANT’S ESTOPPEL CERTIFICATE
F	ACCEPTABLE FORMS QF INSURANCE CERTIFICATE
G	DIRECT EXPENSES AND CALCULATION PROCEDURES
H	MARKET RENT ANALYSIS

(i)

TABLE OF CONTENTS

Page
I	GROUND FLOOR PREMISES IDENTIFICATION SIGNAGE
J	INTENTIONALLY DELETED
K	FORM OF LETTER OF CREDIT
L	ACCESS CONTROL SPECIFICATIONS
M	JANITORIAL SPECIFICATIONS
N	TENANT’S APPROVED NAME AND LOGO
O	TENANT SIGN AREA

(ii)

INDEX OF MAJOR DEFINED TERMS

Page
6th Floor First Offer Space	13
6th Floor Tenant	13
Abatement Event	61
Abatement Event Termination Date	62
Abatement Event Termination Notice	62
Additional Insureds	43, 45
Additional Rent	26
Additional Temporary Premises	12
Advocate Arbitrators	22
Affiliate	53
Affiliate Assignee	13
After-Hours HVAC	33
After-Hours HVAC Cost	34
Alterations	37
Amenity Upgrades	13
Applicable Laws	72
Approved Assignee	20
Approved Bank	63
Arbitration Fair Market Rental Values	21
Associated Entity	53
Award	23
Bank	63
Bank Credit Threat	64
Bank Prime Loan	73
Bankruptcy Code	65
Base Building	37
Base Rent	24
Basement Premises	2
Basement Premises Designation Notice	2
BOMA Standard	13
Brokers	81
BS/BS Exception	35
Building	9
Building Hours	31
Building RSF	13
Building Standard Usage	31
Building Structure	35
Building Systems	35
Building Top Sign Condition	71
Building Top Signs	69
Casualty	47
CGCC	53
Collateral	79
Common Areas	9

(iii)

INDEX OF MAJOR DEFINED TERMS

Page
Comparable Transactions	17, 20
Competitors	68
Concessions	24
Credit Rating Threshold	63
Default	59
Deposit Period	67
Design Problem	37
Designation Notice	24
Eligibility Period	61
Emergency	75
Energy Star	33
Estimate	9
Event of Default	59
Existing Building Top Signage	70
Existing Lease Expiration Date	70
Existing Tenant	70
Extended Temporary Premises Expiration Date	12
FDIC	66
Final Amenity Deadline Date	13
Final Signage Removal Deadline Date	70
First Offer Abatement Rent Period	16
First Offer Build-Out Period	18
First Offer Commencement Date	18
First Offer Commit Date	19
First Offer Confirmation Notice	15
First Offer Electrical Allowance	17
First Offer Electrical Upgrades	17
First Offer Exercise Notice	14
First Offer Notice	14
First Offer Occupancy Test	19
First Offer Proration Fraction	17
First Offer Rent	16
First Offer Restroom Allowance	17
First Offer Restroom Upgrades	17
First Offer Space	13
First Offer Term	18
Force Majeure	78
Full Floor Base Building Restrooms	35
Ground Floor Premises	1
Ground Floor Premises Identification Signage	69
Holidays	31
HVAC	31, 33
Initial Amenity Deadline Date	13
Initial Premises Basement Premises	2
Initial Premises Rent Abatement Period	25
Initial Signage Removal Deadline Date	70

(iv)

INDEX OF MAJOR DEFINED TERMS

Page
Interim Cash Deposit	66
Intervening Lease	14
Landlord	1
Landlord Contribution	48
Landlord Repair Notice	47
Landlord’s Storage Notice	83
L-C	63
L-C Amount	63
LC Expiration Date	64
LC Reduction Amount	68
LC Replacement Notice	66
Lease	1
Lease Expiration Date	19
Lease Term	19
Lease Year	19
Lines	83
Mail	75
Market Rent	16, 20
Month-to-Month Passes	80
Monument	71
Mortgagee	44
Must-Take Premises 1 Rent Abatement Period	25
Must-Take Premises 2 Rent Abatement Period	25
Nestle Space	2
Neutral Arbitrator	22
No Rent Patio Space	5
Nondisturbance Agreement	58
Non-Structural Alterations	37
Notice of Lease Term Dates	19
Notices	75
One Floor Termination Date	23
One Floor Termination Notice	23
Option Exercise Date	22
Option Exercise Notice	21
Option Interest Notice	21
Option Rent	20
Option Rent Notice	21
Option Term	20
Option Term Premises Designation	21
Original Improvements	41
Original Tenant	13
Originally Scheduled Temporary Premises Expiration Date	12
Other Building Tenant	55
Other Improvements	82
Outside Agreement Date	22
Outside Initial Premises Lease Commencement Date	3

(v)

INDEX OF MAJOR DEFINED TERMS

Page
Outside Must-Take Premises 1 Lease Commencement Date	3
Outside Must-Take Premises 2 Lease Commencement Date	4
Overlap Period	62
Parking Charge	79
Patio Space	1
Permitted Dogs	29
Permitted Number	29
Permitted Portion of the Premises	20
Premises	9
Project	9
Project Upgrade Budget	12
Project Upgrades	12
Receivership	66
Recipient	57
Recognition Agreement	54
Reduction Date	68
REIT	33
Renovations	82
Rent	26
rentable square feet	13
Requesting Party	57
Required Removables	38
Review Period	51
Secured Areas	75
Security Deposit Laws	66
Service Provider	33
Storage Premises	84
Storage Rent	84
Storage Term	84
Subject Space	50
Sublease	54
Sublease Space	54
Subtenant	54
Summary	1
Temporary Premises	11
Temporary Premises Commencement Date	10
Temporary Premises Expansion Notice	12
Temporary Premises Expiration Date	10
Temporary Premises Extended Term	12
Temporary Premises Improvement Work	11
Temporary Premises Move-In Period	10
Temporary Premises Term	11
Tenant	1
Tenant HVAC System	34
Tenant Sign Area	70
Tenant Triggered First Offer Exercise Notice	15

(vi)

INDEX OF MAJOR DEFINED TERMS

Page
Tenant Work Letter	3
Tenant’s Occupants	54
Tenant’s Primary Business	68
Tenant’s Property	41
Tenant’s Security System	32
Tenant’s Sign	71
Tenant’s Storage Notice	83
Termination Fee	24
Total Initial Premises Rent Abatement Amount	25
Total Must-Take Premises 1 Rent Abatement Amount	25
Total Must-Take Premises 2 Rent Abatement Amount	25
Transaction Costs	52
Transfer Notice	50
Transfer Premium	52
Transferee	50
Transfers	50
Triggering Event	14
Union Bank	14
Unusable Area	62
Unused L-C Proceeds	66

(vii)

800 NORTH BRAND BOULEVARD

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between BCSP 800 NORTH BRAND PROPERTY LLC, a Delaware limited liability company (“Landlord”), and SERVICETITAN, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMSOF LEASE	DESCRIPTION

1. Date:	January 10, 2019

2. Premises (Article 1).	800 North Brand Boulevard Glendale, California 91203

2.1 Building:

2.2 Premises:

2.2.1 Initial Premises:

80,157 rentable square feet of space located in the Building, comprised of (i) all of the 26,874 rentable square feet of space located on the fifteenth (15th) floor of the Building, (ii) all of the 26,874 rentable square feet of space located on the fourteenth (14th) floor of the Building, and (iii) all of the 26,409 rentable square feet of space located on the ninth (9th) floor of the Building, all as more particularly set forth on Exhibit A, attached hereto. The Initial Premises are subject to increase as provided for in Section 2.2.2, below, of this Summary.

2.2.2 Must-Take Premises 1:

Must-Take Premises 1 shall be comprised of (a) the “Basement Premises,” as that term is defined below, (b) the “Ground Floor Premises,” as that term is defined, below, and (c) the “Patio Space,” as that term is defined, below. For purposes of this Lease, (i) the “Ground Floor Premises” shall be 14,638 rentable square feet of space located on the ground floor of the Building, as more particularly set forth on Exhibit A-1, attached hereto, (ii) the “Patio Space” shall mean 3,023 rentable square feet of patio space located adjacent to the Ground Floor Premises, as more particularly set forth on Exhibit A-1, attached hereto, and (iii) the “Basement Premises” shall mean not less than 5,000 rentable square feet and not more than 6,022 rentable square feet located on the basement level of the Building and shall be located within the area depicted as the “Potential Basement Area” on Exhibit A-1, attached hereto. Subject to the foregoing and the remaining terms hereof, Tenant shall select the size and location of the Basement Premises by notice to Landlord (the “Basement Premises Designation Notice”) on or before March 25, 2019; provided, however, that the Basement Premises shall (a) be in a commercially reasonable configuration, and (b) be subject to Landlord’s approval, which shall not be unreasonably withheld. At Tenant’s option, subject to the terms hereof, the Basement Premises Designation Notice may include an election by Tenant to include a portion of the Basement Premises (as specifically set forth in such notice and subject to Landlord’s reasonable approval) in the Initial Premises (the “Initial Premises Basement Premises”), in which case the Initial Premises Basement Premises shall be included in the Initial Premises and all matters set forth in this Lease based upon the rentable square footage of the Initial Premises and/or Must-Take Premises 1 shall be deemed modified to reflect the increased rentable square footage of the Initial Premises and the reduced rentable square footage of Must-Take Premises 1. Notwithstanding anything contained herein to the contrary, in no event shall the Initial Premises Basement Premises include the hatched area set forth on Exhibit A-1 (the “Nestle Space”). At either Landlord’s or Tenant’s option, the parties shall execute a commercially reasonable amendment to this Lease to reflect Tenant’s election as set forth in the Basement Premises Designation Notice (including Tenant’s lease of any Initial Premises Basement Premises as part of the Initial Premises). The rentable square footage of the Basement Premises, as selected by Tenant pursuant to the terms hereof, including, if applicable, the rentable square footage of the Initial Premises Basement Premises, shall be subject to measurement by Landlord in accordance with the “BOMA Standard,” as that term is defined in Section 1.2 of this Lease.

2.2.3 Must-Take Premises 2:	All of the 21,816 rentable square feet of space located on the twenty-first (21st) floor of the Building, as more particularly set forth on Exhibit A-2, attached hereto.

3. Lease Term (Article 2).

3.1 Lease Term:	Seven (7) years and six (6) months.

3.2 Lease Commencement Date:

3.2.1 Initial Premises:

The earlier to occur of (i) the date upon which Tenant first commences to conduct business in any portion of the Initial Premises, and (ii) November 1, 2019 (the “Outside Initial Premises Lease Commencement Date”). For each day after April 1, 2019 that the date of delivery of the entire Initial Premises to Tenant in the “Delivery Condition,” as that term is defined in Section 1.3 of the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), occurs, the Outside Initial Premises Lease Commencement Date shall be extended by one (1) day.

3.2.2 Must-Take Premises 1:

The earlier to occur of (i) the date upon which Tenant first commences to conduct business in any portion of Must-Take Premises 1, and (ii) the date (the “Outside Must-Take Premises 1 Lease Commencement Date”) that is six (6) months following the date Landlord delivers Must-Take Premises 1 in the Delivery Condition; provided, however, that in no event shall the Lease Commencement Date for Must-Take Premises 1 occur under item (ii) hereof prior to August 1, 2020.

3.2.3 Must-Take Premises 2:

The earlier to occur of (i) the date upon which Tenant first commences to conduct business in any portion of Must-Take Premises 2, and (ii) August 1, 2021 (the “Outside Must-Take Premises 2 Lease Commencement Date”). For each day after April 1, 2021 that the date of delivery of Must-Take Premises 2 to Tenant in the Delivery Condition occurs, the Outside Must-Take Premises 2 Lease Commencement Date shall be extended by one (1) day.

3.3 Lease Expiration Date:

The date immediately preceding the ninety (90) month anniversary of the Lease Commencement Date applicable to the Initial Premises. For clarification purposes, subject to the terms of Section 2.2 of this Lease, Tenant’s lease of the Initial Premises, Must-Take Premises 1 and Must-Take Premises 2 shall expire concurrently.

4. Base Rent (Article 3):

4.1 Initial Premises***

Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rental Rate Per RSF
*1	$3,029,934.60	$252,494.55	$3.15
2	$3,120,832.68	$260,069.39	$3.2445
3	$3,214,423.92	$267,868.66	$3.3418
4	$3,310,900.92	$275,908.41	$3.4421
5	$3,410,263.56	$284,188.63	$3.5454
6	$3,512,511.84	$292,709.32	$3.6517
7	$3,617,934.24	$301,494.52	$3,7613
**8	$3,726,434.76	$310,536.23	$3.8741

*	Subject to the terms of Section 3.2 of this Lease.
**	Ends on Lease Expiration Date
***

The Base Rent schedule set forth in this Section 4.1 does not contemplate the inclusion of any Initial Premises Basement Premises in the Initial Premises. Accordingly, in the event that Tenant shall elect to include Initial Premises Basement Premises in the Initial Premises pursuant to the terms of Section 2.2.2 of this Summary, Tenant shall pay Base Rent for such Initial Premises Basement Premises as of the Lease Commencement Date applicable to the Initial Premises at an initial rate of $2.00/rsf/month (which amount shall be subject to increase as of each anniversary of the Lease Commencement Date applicable to Must-Take Premises 1 by 3%, as set forth in Section 4.2.2, below).

4.2 Must-Take Premises 1:

4.2.1 Must-Take Premises 1 (other than Basement Premises and Patio Space):

As of and following the Lease Commencement Date applicable to Must-Take Premises 1, Tenant shall pay Base Rent for Must-Take Premises 1 (other than the Basement Premises and Patio Space) at the same rate per rentable square foot payable from time to time by Tenant for the Initial Premises (disregarding the Base Rent applicable to any Initial Premises Basement Premises).

4.2.2 Basement Premises:

As of and following the Lease Commencement Date applicable to the Must-Take Premises 1, Tenant shall pay monthly Base Rent for the Basement Premises in an amount equal to $2.00 for each rentable square foot of the Basement Premises; provided, however, that the monthly Base Rent for the Basement Premises shall increase on each anniversary of the Must-Take Premises 1 Lease Commencement Date by an amount equal to three percent (3%).

4.2.3 Patio Space:

As of and following the Lease Commencement Date applicable to the Must-Take Premises 1, Tenant shall pay monthly Base Rent for 1,512 rentable square feet of the Patio Space at the same rate per rentable square foot payable from time to time by Tenant for the Initial Premises (disregarding the Base Rent applicable to any Initial Premises Basement Premises), Landlord and Tenant hereby agreeing that Tenant shall not be obligated to pay Base Rent with respect to the remaining 1,511 rentable square feet of the Patio Space (the “No Rent Patio Space”) (provided that the foregoing shall not serve to limit or restrict Tenant’s right to the exclusive use of the entire Patio Space as provided for in this Lease).

4.2.4 Other Terms:

Notwithstanding anything contained in this Section 4.2 to the contrary, Landlord and Tenant hereby acknowledge and agree that the terms of Section 3.2.1 of this Lease shall specifically not be applicable to Must-Take Premises 1, but the terms of Section 3.2.2 of this Lease shall be applicable with respect to Must-Take Premises 1.

4.3 Must-Take Premises 2:

As of and following the Lease Commencement Date applicable to Must-Take Premises 2, Tenant shall pay Base Rent for Must-Take Premises 2 at the same rate per rentable square foot payable from time to time by Tenant for the Initial Premises (disregarding the Base Rent applicable to any Initial Premises Basement Premises). Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge and agree that the terms of Section 3.2.1 of this Lease shall specifically not be applicable to Must-Take Premises 2, but the terms of Section 3.2.3 of this Lease shall be applicable with respect to Must Take Premises 2.

5. Base Year (Article 4):

5.1 Initial Premises:	The calendar year 2020

5.2 Must-Take Premises 1:	The calendar year 2021

5.3 Must-Take Premises 2:	The calendar year 2022

6. Tenant’s Share (Article 4):

6.1 Initial Premises:

15.0595% (which has been calculated by dividing the rentable square footage of the Initial Premises by the “Building RSF,” as that term is defined in Section 1.2 of this Lease). The foregoing Tenant’s Share does not contemplate any Initial Premises Basement Premises is included in the Initial Premises. Accordingly, in the event that Tenant shall elect to include any Initial Premises Basement Premises in the Initial Premises pursuant to the terms of Section 2.2.2 of this Summary, Tenant’s Share for the Initial Premises shall be increased to reflect such additional rentable square footage.

6.2 Must-Take Premises 1:

Following the determination of the rentable square footage of the Basement Premises to be included in Must-Take Premises 1 as provided for in this Lease, Tenant’s Share for the Basement Premises (excluding any Initial Premises Basement Premises and without regard to the No Rent Patio Space) shall be calculated by dividing the total rentable square footage of Must-Take Premises 1 (excluding any Initial Premises Basement Premises and without regard to the No Rent Patio Space) by the Building RSF,

6.3 Must-Take Premises 2:	4.0987% (which has been calculated by dividing the rentable square footage of Must-Take Premises 2 by the Building RSF)

7. Permitted Use (Article 5):	General office use and other lawful ancillary office uses incidental thereto, all consistent with a first class office building project.

8. Letter of Credit (Article 21):	$1,500,000.00 (subject to conditional reduction as provided in Article 21).

9. Address of Tenant (Article 28):

ServiceTitan, Inc.

801 North Brand Boulevard

Glendale, CA 91203

Attention: Kristine Nguyen

(Prior to and after Lease Commencement

Date applicable to the Initial Premises)

In either case with a copy to:

Advisors LLP

11911 San Vicente Boulevard, Suite 265

Los Angeles, California 90049

Attention: Jordan Fishman, Esq.

10. Address of Landlord (Article 28):	See Article 28 of the Lease.

11. Broker(s) (Section 29.24):	Cushman & Wakefield (representing Tenant) and Jones Lang LaSalle (representing Landlord)

12. Tenant Improvement Allowances (Exhibit B):

12.1 Initial Premises:	$80.00 for each rentable square foot of the Initial Premises.

12.2 Must-Take Premises 1.	$70.00 for each rentable square foot of Must-Take Premises 1.

12.3 Must-Take Premises 2.	$60.00 for each rentable square foot of Must-Take Premises 2.

13. Parking Pass Ratio (Section 29.18):

At all times during the Lease Term Tenant shall have the right, but not the obligation, to lease four (4) unreserved parking passes for each 1,000 rentable square feet of the Premises leased by Tenant from time to time, subject to the terms of Section 29.18 of this Lease; provided, however, that the rentable square footage of the No Rent Patio Space shall be excluded from the Premises rentable square footage for purposes of determining the number of parking passes to which Tenant is entitled hereunder.

14. Right of First Offer (Section 1.3):

Tenant has the right of first offer to lease space on the sixth (6th), seventh (7th) and eighth (8th) floors of the Building, on and subject to the terms and conditions set forth in Section 1.3 of the Lease below.

15. Option Terms (Section 2.2):	Tenant has two (2) options to extend the Lease Term for a period of five (5) years each, on and subject to the terms and conditions set forth in Section 2.2 of this Lease.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Landlord and Tenant each covenant as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2 below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the access ways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Tenant Work Letter, Tenant shall accept the Premises in its presently existing “as-is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as and to the extent specifically set forth in this Lease and the Tenant Work Letter. Except when and where Tenant’s right of access is specifically excluded as the result of (i) a requirement by law, or (ii) a specific provision set forth in this Lease, Tenant shall have the right of ingress and egress to, and use of, the Premises, the Building, and the Project parking areas, twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year during the Lease Term.

1.1.2 The Building and The Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is part of an office project known as “800 North Brand Boulevard.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, and (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord and the use thereof shall be subject to such reasonable and customary rules, regulations and restrictions as Landlord may make from time to time, provided that Landlord shall at all times maintain and operate the Common Areas in a first-class manner at least consistent with Comparable Buildings. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, as long as such changes do not change the nature of the Project to something other than a first class office building project or materially, adversely affect Tenant’s use of the Premises for the Permitted Use, as set forth in Section 7 of the Summary, Tenant’s signage, or Tenant’s ingress to or egress from the Project, Building, the Premises or the parking areas servicing the same.

1.1.4 Must-Take Premises 1 and Must-Take Premises 2.

1.1.4.1 Must-Take Premises 1. Effective as of the Lease Commencement Date applicable to Must-Take Premises 1, Tenant shall [ease from Landlord and Landlord shall lease to Tenant Must-Take Premises 1, Consequently, effective upon the Lease Commencement Date applicable to Must-Take Premises 1 and notwithstanding any contrary provision of this Lease, the Premises shall include both the Initial Premises and Must-Take Premises 1. Except as expressly set forth in this Lease, Tenant’s lease of Must-Take Premises 1 shall be subject to the terms and conditions set forth in this Lease.

1.1.4.2 Must-Take Premises 2. Effective as of the Lease Commencement Date applicable to Must-Take Premises 2, Tenant shall lease from Landlord and Landlord shall lease to Tenant Must-Take Premises 2. Consequently, effective upon the Lease Commencement Date applicable to Must-Take Premises 2 and notwithstanding any contrary provision of this Lease, the Premises shall include all of the Initial Premises, Must-Take Premises 1 and Must-Take Premises 2. Except as expressly set forth in this Lease, Tenant’s lease of Must-Take Premises i shall be subject to the terms and conditions set forth in this Lease.

1.1.4.3 Lease Term for All Premises. In all events, Tenant’s lease of the initial Premises, Must-Take Premises 1, Must-Take Premises 2 and any “First Offer Space,” as that term is defined in Section 1.3, below, shall terminate concurrently on the Lease Expiration Date, unless sooner this Lease is sooner terminated or extended in accordance with the terms of this Lease (and Landlord and Tenant hereby acknowledge and agree that the foregoing shall not serve to limit or prohibit Tenant’s right to lease less than all of the Premises during an “Option Term,” as that term is defined in Section 2.2 of this Lease, subject to and in accordance with the terms of Section 2.2 of this Lease).

1.1.5 Temporary Premises.

1.1.5.1 In General. Subject to the terms of this Section 1.1.5, commencing as of the date (the “Temporary Premises Commencement Date”) that is the earlier to occur of (i) five (5) business days following Landlord’s delivery of the “Temporary Premises,” as that term is defined, below (such 5-business day period to be referred to herein as the “Temporary Premises Move-In Period”), and (ii) the date Tenant’s commences the conduct of business from the Temporary Premises, and continuing through and including the date (the “Temporary Premises Expiration Date”) that is thirty (30) days following the Lease Commencement Date applicable to the Initial Premises, Tenant shall lease 26,409 rentable square feet of space located on the eighth (8th) floor of the Building known as Suite 800 (the “Temporary Premises”) upon the terms and conditions set forth in this Section 1.1.5 and this Lease. The period of Tenant’s lease of the Temporary Premises, commencing as of the Temporary Premises Commencement Date and continuing through and including the Temporary Premises Expiration Date, shall be referred to herein as the “Temporary Premises Term”. Landlord hereby agrees to deliver the Temporary Premises to Tenant not more than fifteen (15) business days following the date of the full execution and unconditional delivery of this Lease. During the Temporary Premises Move-In Period, Tenant shall have the right to occupy the Temporary Premises for the purpose of preparing the Temporary Premises for Tenant’s occupancy, provided that, in connection therewith, all of the terms of this Lease applicable to the Temporary Premises shall be applicable as though the Temporary Premises Commencement Date had occurred, except that Tenant shall have no obligation to pay Base Rent during the Temporary Premises Move-In Period. The Temporary Premises are more particularly set forth on Exhibit A-3, attached hereto. Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Temporary Premises, as set forth herein, shall not be subject to re-measurement or modification. Tenant’s lease of the Temporary Premises shall be upon all of the terms and conditions set forth in this Lease as though the Temporary Premises was the Premises, provided that (i) Tenant shall pay monthly Base Rent for the Temporary Premises in an amount equal to $39,613.50, (ii) Tenant not be obligated to pay Direct Expenses for the Temporary Premises, (iii) Tenant shall have no right to alter or improve the Temporary Premises, provided that, subject to the terms of this Lease (Including, without limitation, Article 8 hereof), Tenant shall have the right, at Tenant’s sole cost and expense, to paint the interior of the Temporary Premises and install carpet and cabling and to perform minor-electrical work in the Temporary Premises (collectively, the “Temporary Premises Improvement Work”), (iv) Tenant shall have no right to sublease or otherwise transfer any interest in the Temporary Premises, and (v) except as provided in the next succeeding sentence, Tenant shall accept the Temporary Premises in its existing, “as is” condition, the terms of the Tenant Work Letter shall be inapplicable to the Temporary Premises, and Landlord shall have no obligation to provide or pay for improvements of any kind with respect to the Temporary Premises, In no event shall Tenant be required to remove the Temporary Premises Improvement Work upon the expiration of the Temporary Premises Term. Landlord shall, at Landlord’s sole cost, deliver the Temporary Premises having professionally cleaned the same and in good working order and free of furniture and other personal property. Tenant shall surrender the Temporary Premises upon the expiration of the Temporary Premises Term in the condition received (reasonable wear and tear excepted), failing which Landlord shall, at Tenant’s sole cost and expense, repair and restore the Premises to the condition existing prior to Landlord’s delivery thereof to Tenant. Any such amounts due to Landlord from Tenant hereunder shall be paid by Tenant within thirty (30) days following demand. In the event that Tenant shall fail to timely vacate and surrender the Temporary Premises upon the expiration of the Temporary Premises Term, then the terms of Article 16 of this Lease shall be applicable (with the holdover rent due thereunder to be calculated as if Tenant had paid monthly Base Rent for the Temporary Premises as of the last day of the Temporary Premises Term at the per rentable square foot rate then payable by Tenant for the Initial Premises (disregarding the Base Rent rate applicable to any Initial Premises Basement Premises)).

1.1.5.2 Temporary Premises Extended Term.

1.1.5.2.1 In General. Notwithstanding anything in Section 1.1.5.1, above, to the contrary, Tenant shall have the one-time right, upon notice to Landlord not less than ninety (90) days prior to the expiration of the Temporary Premises Term as contemplated by Section 1.1.5.1, above (the “Originally Scheduled Temporary Premises Expiration Date”), to extend the Temporary Premises Expiration Date until the date (the “Extended Temporary Premises Expiration Date”) immediately preceding the Lease Commencement Date applicable to Must-Take Premises 2 (the period from the Originally Scheduled Temporary Premises Expiration Date until the Extended Temporary Premises Expiration Date to be referred to herein as the “Temporary Premises Extended Term”).

1.1.5.2.2 Base Rent During Temporary Premises Extended Term. Notwithstanding anything in Section 1.1.5.1, above, to the contrary, during the Temporary Premises Extended Term (if applicable), Tenant shall pay monthly Base Rent for the Temporary Premises at the same rate per rentable square foot payable by Tenant from time to time with respect to the initial Premises (disregarding the Base Rent rate applicable to any Initial Premises Basement Premises), provided that in no event shall the terms of Section 3.2.1 be applicable with regard to the Temporary Premises.

1.1.5.3 Tenant’s Option to Expand Temporary Premises. At Tenant’s option, by notice to Landlord within ninety (90) days following the date of this Lease (the “Temporary Premises Expansion Notice”), subject to the terms of this Section 1.1.5.3, Tenant shall have the right to expand the Temporary Premises to include 26,409 rentable square feet of space located on the 7th floor of the Building as more particularly set forth on Exhibit A-4, attached hereto (the “Additional Temporary Premises”). Landlord and Tenant hereby acknowledge and agree that the rentable square footage of the Additional Temporary Premises, as set forth herein, shall not be subject to re-measurement or modification. If Tenant shall timely deliver the Temporary Premises Expansion Notice, Landlord shall deliver the Additional Temporary Premises to Tenant within thirty (30) days following receipt of the Temporary Premises Expansion Notice, and, upon such delivery, subject to the terms of this Section 1.1.5.3, references to the “Temporary Premises” shall be deemed to include the Additional Temporary Premises; provided, however, that notwithstanding anything in this Section 1.1.5 to the contrary, Tenant’s lease of the Additional Temporary Premises shall end on the Originally Scheduled Temporary Premises Expiration Date (and Tenant shall have no right to extend the terms of Tenant’s lease of the Additional Temporary Premises pursuant to the terms of Section 1.1.5.2 or otherwise). The monthly Base Rent payable by Tenant with respect to the Additional Temporary Premises, if leased by Tenant, shall equal $39,613.50 (subject to the last sentence of Section 1.1.5.1, above).

1.1.6 Project Upgrades.

1.1.6.1 Landlord and Tenant hereby acknowledge and agree that Landlord shall expend not less than $25,000,000 (the “Project Upgrade Budget”) on upgrades and improvements to the Project (“Project Upgrades”). As of the date of this Lease, Landlord anticipates expenditure of eighty percent (80%) of the Project Upgrade Budget during the two year period following the date of this Lease. The Project Upgrades shall, in all events, include (i) improvements to the Building lobby, (ii) improvements to the Building’s fitness center (Landlord hereby agreeing that the fitness center, as improved (a) shall include men’s and women’s locker rooms and showers, and (b) be no smaller in overall square footage than the fitness center, as the same exists as of the date of this Lease), (iii) creation of food service in the Building (which, at a minimum, shall include breakfast and lunch service Monday through Friday), (iv) improvements to the Building’s patios, landscaping and other outdoor areas (which may include construction of a half-court multi-sport court with basketball hoop), and (v) no less than ten (10) electric vehicle charging stations (which shall be available to tenants of the Building on a non-exclusive basis) (items (i) through (v) to be collectively referred to herein as the “Amenity Upgrades”). Upon request by Tenant from time to time, Landlord shall use reasonable efforts to provide Tenant with updates regarding the progress of the Project Upgrades, including sharing schedules, plan and renderings (to the extent within Landlord’s possession), Prior to finalization of design concepts for the Amenity Upgrades, Landlord shall provide Tenant the opportunity to meet with Landlord and for Tenant to provide Landlord with Tenant’s input with regard to such design concepts (provided that the final plans for all Project Upgrades (including Amenity Upgrades) shall be determined by Landlord).

1.1.6.2 Subject to the terms hereof, in the event that Landlord shall fail to substantially complete the Amenity Upgrades on or before September 30, 2020 (the “Initial Amenity Deadline Date”), then (i) Tenant may deliver notice thereof to Landlord, and (ii) if Landlord shall fail to substantially complete the Amenity Upgrades within ninety (90) days following receipt of such notice (the last day of such 90-day period to be referred to herein as the “Final Amenity Deadline Date”), then, commencing as of the Final Amenity Deadline Date and continuing until the date Landlord substantially completes the Amenity Upgrades, provided that Tenant is not in Default of this Lease, as Tenant’s sole remedy, Tenant shall be entitled to a twenty percent (20%) abatement of the Base Rent due under this Lease, Notwithstanding the foregoing, the Initial Amenity Deadline Date and the Final Amenity Deadline Date shall each be extended on a day-for-day basis to the extent Amenity Upgrades are delayed due to Force Majeure, which shall be deemed to include, without limitation, delays in Landlord obtaining permits or other governmental approvals for the Amenity Upgrades.

1.2 Rentable Square Feet of Premises and Building. Landlord and Tenant hereby stipulate and agree that the rentable square feet of the Premises is as set forth in Section 2.2 of the Summary and the rentable square footage of the Building is 532,267 rentable square feet (the “Building RSF”), which rentable square footages shall not be subject to re-measurement or modification. For purposes of this Lease, “rentable square feet” in any First Offer Space shall be measured in accordance with the “Office Building: Standard Methods of Measurement ANSI/BOMA Z65.1-2017 (or then more current)” method (the “BOMA Standard”).

1.3 Right of First Offer. Subject to the terms of this Section 1.3, Landlord hereby grants to the Tenant named in the Summary (the “Original Tenant”) or an assignee that is an “Affiliate,” as that term is defined in Section 14.7 of this Lease (an “Affiliate Assignee”), as the case may be, an ongoing right of first offer to lease all of the rentable square footage located on the sixth (6th), seventh (7th) and eighth (8th) floors of the Building (collectively, the “First Offer Space”). Notwithstanding the foregoing, such first offer right of Tenant shall commence, with respect to the First Offer Space located on the sixth (6th) floor (the “6th Floor First Offer Space”), only following the expiration or earlier termination of the existing lease or other occupancy right with respect to the 6th Floor First Offer Space (the occupant of the 6th Floor First Offer Space to be referred to herein as the “6th Floor Tenant”) (including any renewal or extension thereof, and regardless of whether such renewal or extension is expressly set forth in such existing lease or other existing agreement or is later agreed upon, and regardless of whether such renewal or extension is effectuated by an amendment to an existing document or a new lease or other form of occupancy agreement). In addition, such right of first offer shall be subordinate to the rights of Union Bank, N.A, and any successor or assign thereof (in any event, “Union Bank”), including, without limitation, any expansion, first offer, first negotiation and other rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to a lease amendment or a new lease. The 6th Floor Tenant and Union Bank, and tenants under any “Intervening Lease,” as that term is defined in Section 1.3.2, below, shall be collectively referred to as the “Superior Right Holders”. Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 1.3, In no event shall Landlord amend the terms of the Union Bank lease in a manner that requires Landlord to deliver a greater number of offers to lease First Offer Space than Union Bank retains as of the date of this Lease (except to the extent such additional rights are subordinate to Tenant’s rights under this Section 1.3).

1.3.1 Procedure for Offer. Subject to the terms of this Section 1.3, Landlord shall notify Tenant (the “First Offer Notice”) prior to entering into any lease of First Offer Space with a third party, provided that any Superior Right Holder does not elect to lease such space. Notwithstanding the foregoing, during the first eighteen (18) months of the initial Lease Term, Landlord shall not deliver a First Offer Notice prior to the occurrence of a “Triggering Event,” as that term is defined, below. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and, if the First Offer Rent is to be determined under Section 1.3.3.2, below, shall set forth the “First Offer Rent,” as that term is defined in Section 1.3.3 below, and the other economic terms upon which Landlord is willing to lease such space to Tenant. For purposes of this Lease, a “Triggering Event” shall mean Landlord has delivered to or received from a third party potential tenant a lease proposal, letter of intent, term sheet, lease document or other writing in connection with which Landlord intends to negotiate to lease all or a portion of the First Offer Space.

1.3.2 Procedure for Acceptance.

1.3.2.1 In General. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days following delivery of the First Offer Notice to Tenant, Tenant shall deliver notice (the “First Offer Exercise Notice”) to Landlord of Tenant’s election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice, provided that, if the First Offer Rent shall be determined pursuant to the terms of Section 1.3.3.2, below, concurrently with such exercise, Tenant may, at its option, object to the First Offer Rent contained in the First Offer Notice, in which case the parties shall follow the procedure, and the First Offer Rent shall be determined, as set forth in Section 2.2.4 below (as if the First Offer Rent were the Option Rent referred to therein). If Tenant does not deliver the First Offer Exercise Notice to Landlord within the ten (10) business day period set forth above, then Landlord shall be free to lease the space described in the First Offer Notice to anyone Landlord desires and on any terms Landlord desires (an “Intervening Lease”), provided that any expansion rights in any such Intervening Lease shall be subordinate to Tenant’s first offer rights set forth in this Section 1.3, provided further that (i) if Landlord does not enter into a lease of such space within nine (9) months after delivery of the First Offer Notice, then such space shall again be subject to the right of first offer as set forth herein, and (ii) prior to entering into a lease for a portion of the space offered in the First Offer

Space with a third party tenant on terms which, on a net effective, present value basis, are more than 5% more favorable to the tenant than the terms contained in the First Offer Notice, Landlord shall first deliver a revised First Offer Notice to Tenant on such more favorable terms on the terms of this Section 1.3. If Landlord shall enter into an Intervening Lease, subject to the terms of this Section 1.3, Landlord shall re-offer the subject First Offer Space to Tenant upon the expiration or earlier termination of the Intervening Lease, including any renewal of such lease (i.e., any such renewal shall not require a First Offer Notice be delivered to Tenant), irrespective of whether any such renewal is initially set forth in such lease or is subsequently granted or agreed upon, and regardless of whether any such renewal is exercised strictly in accordance with its terms or pursuant to a lease amendment or a new lease. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant in any First Offer Notice, and Tenant may not elect to lease only a portion thereof.

1.3.2.2 Tenant Triggered First Offer Exercise.

1.3.2.2.1 Tenant Triggered First Offer Exercise Notice. Notwithstanding anything in Section 1.3.1 or Section 1.3.2.1, above, to the contrary, during the first eighteen (18) months of the initial Lease Term, subject and subordinate to the rights of the Superior Right Holders and the terms of this Section 1.3.2.2, Tenant shall have the right to deliver a notice to Landlord (the “Tenant Triggered First Offer Exercise Notice”), pursuant to which Tenant elects, subject to the terms of this Section 1.3.2.2, to lease one or more full floors of First Offer Space. A Tenant Triggered First Offer Exercise Notice shall indicate the Fist Offer Space Tenant elects to lease, provided that (a) Tenant shall only be permitted to deliver a Tenant Triggered First Offer Exercise Notice with respect to full floors, (b) Tenant shall not be permitted to deliver a Tenant Triggered First Offer Exercise Notice with respect to the 6th Floor First Offer Space if the 6th Floor Tenant shall lease or have other occupancy rights with respect to the 6th Floor First Offer Space or shall otherwise occupy the 6th Floor First Offer Space, (c) in no event shall Tenant be permitted, pursuant to a Tenant Triggered First Offer Exercise Notice, to lease space which was the subject of a previously delivered First Offer Notice by Landlord (provided that the terms of this item (c) shall be inapplicable to the extent that Landlord has not leased the subject space and Landlord is no longer in negotiation to lease the subject space to the party with whom Landlord was negotiating that was the basis for Landlord’s previous delivery of the First Offer Notice), and (d) subject to the preceding terms of this Section 13.2.2.1, Tenant shall be required to first lease the highest full floor(s) of First Offer Space and to move sequentially down to lower full floors of First Offer Space.

1.3.2.2.2 Superior Right Holders; First Offer Confirmation Notice. In the event that Tenant shall deliver a Tenant Triggered First Offer Exercise Notice in accordance with the terms hereof, Landlord shall thereafter deliver any required notice to any Superior Right Holder and shall notify Tenant following the expiration of the Superior Right Holder’s exercise period as to whether the Superior Right Holder has elected to lease the subject First Offer Space. Such notice, if the same shall provide that the Superior Right Holder has not elected to lease the subject First Offer Space, shall be referred to herein as a “First Offer Confirmation Notice”, Tenant hereby acknowledges and agrees that Landlord shall have no liability to Tenant in the event that the Superior Right Holder shall elect to lease the subject space, nor shall Tenant have any right to lease the space the Superior Right Holder elects to lease. In the event that Landlord shall deliver a First Offer Confirmation Notice, Landlord shall lease to Tenant and Tenant shall lease from Landlord the subject First Offer Space, upon and subject to the terms of this Section 1.3 (provided that that terms of this Section 1.3.2.2 shall govern in the event of any conflict with any other terms of this Section 1.3).

1.3.2.2.3 Other Terms; First Offer Rent. In the event that Tenant shall, in accordance with the terms of this Section 1.3.2.2, lease First Offer Space, subject to the terms of this Section 1.3.2.2, all of the terms of this Section 1.3 shall be applicable as if the Tenant Triggered First Offer Notice were a First Offer Exercise Notice, provided that, in the event that the First Offer Rent shall be required pursuant to the terms hereof to be determined pursuant to the terms of Section 1.3.3.2, below, (i) Landlord shall deliver notice of the First Offer Rent within thirty (30) days following Landlord’s delivery of the First Offer Confirmation Notice, and (ii) Tenant shall have the right to object to the First Offer Rent set forth in Landlord’s notice, by notice to Landlord within ten (10) business days following receipt thereof, in which event the parties shall follow the procedure and the First Offer Rent shall be determined, as set forth in Section 2.2.4, below (as if the First Offer Rent were the Option Rent referred to therein), Notwithstanding anything in this Section 1.3.2.2 to the contrary, in no event shall Tenant be permitted to deliver a Tenant Triggered First Offer Exercise Notice any time following the expiration of the first eighteen (18) months of the initial Lease Term.

1.3.3 First Offer Space Rent.

1.3.3.1 First Offer Commencement Date during First Eighteen Months. In the event that the “First Offer Commencement Date,” as that term is defined in Section 1.3.5, below, shall occur during the first eighteen (18) months of the initial Lease Term, then Tenant shall pay rent for the First Offer Space (“First Offer Rent”) as follows: (i) Tenant shall pay Base Rent for the First Offer Space at the same rate per rentable square foot payable from time to time by Tenant for the Initial Premises (as set forth in Section 4.1 of the Summary and specifically disregarding the Base Rent applicable to any initial Premises Basement Premises), and (ii) Tenant shall pay Tenant’s Share of Direct Expenses for the First Offer Space in accordance with the terms of this Lease, provided that Tenant’s Share with respect to the First Offer Space shall be calculated by dividing the rentable square footage of the First Offer Space leased by Tenant by the Building RSF. Further, in connection with the Base Rent payable by Tenant for First Offer Space pursuant to the terms of this Section 1.3.3.1, the terms of Section 3.2 of this Lease shall specifically be inapplicable. Notwithstanding the forgoing, if the First Offer Rent is calculated under this Section 1.3.3.1, and so long as Tenant is not in Default of the Lease, Tenant shall be entitled to abated monthly Base Rent applicable to the First Offer Space, commencing as of the First Offer Commencement Date and continuing for the “First Offer Abatement Rent Period,” as that term is defined, below, For purposes of this Lease, the “First Offer Abatement Rent Period” shall mean the number of months calculated as the product of (a) eight (8), and (b) the “First Offer Proration Fraction,” as that term is defined in Section 1.3.4.1, below.

1.3.3.2 First Offer Commencement Date After First Eighteen Months. In the event that the First Offer Commencement Date shall occur following the first eighteen (18) months of the initial Lease Term, then the “Rent” (as that term is defined in Section 4.1, below), payable by Tenant for the First Offer Space (which shall also be referred to herein as the “First Offer Rent”) shall be equal to the “Market Rent” (as that term is defined in Section 2.2.2, below), for the First Offer Space as such Market Rent is determined pursuant to Exhibit H, attached hereto. The calculation of the “Market Rent” hereunder shall be derived from a review of, and comparison to, the “Net Equivalent Lease Rates” of the “Comparable Transactions,” as provided for in Exhibit H, and thereafter, the Market Rent shall be stated as a “Net Equivalent Lease Rate” for each year of the subject First Offer Term.

1.3.4 Construction In First Offer Space.

1.3.4.1 First Offer Commencement Date during First Eighteen Months. In the event that the First Offer Commencement Date shall occur during the first eighteen (18) months of the initial Lease Term, then Tenant shall be entitled to an improvement allowance for the construction of improvements that are permanently affixed to the First Offer Space in an amount equal to the product of (i) $80.00, (ii) the rentable square footage of the First Offer Space leased by Tenant, and (iii) a fraction (the “First Offer Proration Fraction”), the numerator of which equals the number of full calendar months occurring during the period following the First Offer Commencement Date and continuing until Lease Expiration Date, and the denominator of which equals ninety (90). in no event may the First Offer Proration Fraction be greater than one (1).

1.3.4.2 First Offer Commencement Date After First Eighteen Months. In the event that the First Offer Commencement Date shall occur following the first eighteen (18) months of the initial Lease Term, then any tenant improvement allowance to which Tenant may be entitled shall be determined as part of the First Offer Rent.

1.3.4.3 First Offer Electrical Allowance. Landlord shall provide a one-time allowance (the “First Offer Electrical Allowance”) in an amount equal to $15,000.00 for each full floor of First Offer Space leased by Tenant for costs reasonably incurred by Tenant for electrical upgrades to the extent required to achieve the electrical capabilities contemplated by Section 6.1.2 of this Lease (“First Offer Electrical Upgrades”). The Electrical Allowance shall be available for the First Offer Electrical Upgrades only (and for no other purposes) and shall be disbursed pursuant to a disbursement procedure consistent with that set forth in the Tenant Work Letter. Tenant specifically acknowledges and agrees that all plans and specifications relating to the First Offer Electrical Upgrades shall be subject to Landlord’s approval, which shall not be unreasonably withheld. Landlord hereby acknowledges and agrees that Tenant shall have no obligation to perform First Offer Electrical Upgrades; provided, however, that Tenant acknowledges and agrees in connection therewith that the First Offer Electrical Allowance shall only be available to Tenant for such purposes.

1.3.4.4 First Offer Restroom Allowance. Landlord shall provide a one-time allowance (the “First Offer Restroom Allowance”) in an amount equal to $25,000.00 for each full floor of First Offer Space leased by Tenant for costs reasonably incurred by Tenant for modifications to the base building restrooms servicing the First Offer Space to the extent required to comply with Applicable Laws and/or for the construction of a gender neutral restroom in the subject First Offer Space (in either event, “First Offer Restroom Upgrades”), The First Offer Restroom Allowance shall be available for the First Offer Restroom Upgrades only (and for no other purposes) and shall be disbursed pursuant to a disbursement procedure consistent with that set forth in the Tenant Work Letter. Tenant specifically acknowledges and agrees that all plans and specifications relating to the First Offer Restroom Upgrades shall be subject to Landlord’s approval, which shall not be unreasonably withheld.

1.3.4.5 Other Terms. Subject to the terms of Section 1.3.4.1 or 1.3.4.2, above, as applicable, and the terms of Section 1.3.4.3 and Section 1.3.4.4, above, Tenant shall take the First Offer Space in its “as is” condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to any improvement of the First Offer Space. Notwithstanding the foregoing, Landlord shall deliver First Offer Space leased by Tenant in the “Delivery Condition,” as that term is defined in Section 1.2 of Tenant Work Letter; provided, however, that Sections 1.3 and 1.4 of the Tenant Work Letter shall have no applicability to the Delivery Condition requirements for First Offer Space leased by Tenant.

1.3.5 Lease Amendment. In the event that Tenant timely exercises Tenant’s right to lease any First Offer Space as set forth in this Section 1.3, Landlord and Tenant shall within thirty (30) days following Landlord’s receipt of the First Offer Exercise Notice or Landlord’s delivery of the First Offer Confirmation Notice, as the case may be, execute an amendment to this Lease adding such First Offer Space to the Premises, upon the terms and conditions as set forth in the First Offer Notice and this Section 1.3, and otherwise in general compliance with the terms of this Lease, and with other appropriate modifications given the nature of the First Offer Space and the terms of the First Offer Rent, To the extent the First Offer Rent shall not have been determined at the time of the execution of the amendment as provided for hereinabove, at either party’s option, upon such determination, the parties’ shall execute an additional amendment setting forth the First Offer Rent. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence, upon such date as determined as a component of the First Offer Rent (the “First Offer Commencement Date”); provided, however, that in the event that the First Offer Rent shall be as set forth in Section 1.3.3.1, above, the First Offer Commencement Date shall be the earlier to occur of (i) the date Tenant commences the conduct of business in any portion of the First Offer Space, and (ii) the date that is one hundred eighty (180) days following delivery of the First Offer Space by Landlord to Tenant. Commencing on the First Offer Commencement Date, Tenant shall entitled to parking passes in connection with Tenant’s lease of the subject First Offer Space, upon and subject to the terms of Section 13 of the Summary and Section 29.18 of this Lease, The term of Tenant’s lease of the First Offer Space, shall terminate concurrently with the lease of the remainder of Tenant’s Premises (the “First Offer Term”). The period granted to Tenant following delivery of First Offer Space and prior to the First Offer Commencement Date shall be referred to herein as the “First Offer Build-Out Period “ and the term of Tenant’s lease of First Offer Space, commencing as of the First Offer Commencement Date and terminating concurrently with Tenant’s lease of the remainder of Tenant’s Premises, shall be referred to herein as the “First Offer Term”. Upon the First Offer Commencement Date, First Offer Space leased by Tenant shall be part of the Premises along with all other space leased by Tenant and, accordingly, Tenant shall have the right to extend the term of Tenant’s lease of the Premises (including First Offer Space leased by Tenant), upon and subject to the terms of Section 2.2, below.

1.3.6 Termination of Right of First Offer. The rights contained in this Section 1.3 shall be personal to the Original Tenant or an Affiliate Assignee, as the case may be, and may only be exercised by the Original Tenant or an Affiliate Assignee, as the case may be (and not any other assignee, sublessee or transferee of Tenant’s interest in the Lease) if the Original Tenant or an Affiliate Assignee, as the case may be, physically occupies no less than seventy-five percent (75%) of the Premises as then comprised (e.g., Must-Take Premises 1 shall not be a part of the Premises for such determination until the Must-Take Premises 1 Commencement Date) as of the date of the attempted exercise of the right of first offer by Tenant and as of the scheduled date of delivery of such First Offer Space to Tenant (the “First Offer Occupancy Test”). For purposes of the First Offer Occupancy Test, Tenant shall be deemed to be in occupancy of any portion of the Premises that is not subleased or licensed and in connection with which Tenant has not otherwise permitted occupancy by a third party. The right of first offer shall not be applicable during the final three (3) years of the Lease Term (as it may be extended) unless Tenant first irrevocably exercises its right to extend the Lease Term with respect to the entire Premises for an available remaining Option Term as provided in Section 2.2, below (and, notwithstanding the terms of Section 2.2, Tenant shall have the right to deliver an Option Exercise Notice concurrently with Tenant’s delivery of the First Offer Exercise Notice, and in such event the Option Rent shall be determined as provided in Section 2.2.4 of this Lease). In connection with any exercise of Tenant’s right to lease the Premises during an Option Term pursuant to the terms of this Section 1.3.6, notwithstanding anything contained in Section 2.2 of this Lease to the contrary, Tenant shall not have the right to lease a “Permitted Portion of the Premises,” as that term is defined in Section 2.2.1 of this Lease. Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.3, if, as of the date of the attempted exercise of any right of first offer by Tenant, or (at Landlord’s option) as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in monetary or material non-monetary “Default,” as that term is defined in Section 19.1 of this Lease.

1.3.7 Temporary Premises/Additional Temporary Premises. If Tenant shall lease First Offer Space under this Section 1.3 and the applicable space is, as of the date of Tenant’s delivery of the First Offer Exercise Notice or the date of Landlord’s delivery of the First Offer Confirmation Notice, as the case may be (either such date to be referred to herein as the “First Offer Commit Date”), leased by Tenant as the Temporary Premises or Additional Temporary Premises, then Landlord shall be deemed to have “delivered” the subject space for purposes of commencing the First Offer Build-Out Period as of the First Offer Commit Date. Upon such deemed “delivery,” the terms of this Section 1.3 shall govern the First Offer Space (and the terms of Section 1.1.5 shall no further applicability with regard to the subject space).

ARTICLE 2

LEASE TERM; OPTION TERMS

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall commence on the “Lease Commencement Date,” applicable to the Initial Premises as set forth in Section 3.2 of the Summary, and shall terminate on the “Lease Expiration Date,” as that term is set forth in Section 3.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided (provided that, for clarification purposes, Landlord and Tenant hereby acknowledge and agree that Tenant’s Base Rent obligations with regard to Must-Take Premises 1 and Must-Take Premises 2 shall not commence until the Lease Commencement Date applicable to Must-Take Premises 1 and the Lease Commencement Date applicable to Must-Take Premises 2, respectively). For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto (the “Notice of Lease Term Dates”), as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within fifteen (15) business days of receipt thereof (provided that if the Notice of Lease Term Dates is not factually correct, then Tenant shall make such changes as are necessary to make the notice factually correct and shall thereafter execute and return such notice to Landlord within such fifteen (15) business day period). Such modified Notice of Lease Term Dates shall not be binding unless Landlord countersigns the notice with Tenant’s changes. If Landlord does not so countersign the notice, Landlord and Tenant shall work together in good faith to agree upon and mutually execute an acceptable notice. Landlord and Tenant hereby acknowledge and agree that a Notice of Lease Term Dates may be delivered in connection with each of the Initial Premises, Must-Take Premises 1 and Must-Take Premises 2.

2.2 Option Terms.

2.2.1 Option Rights. Landlord hereby grants the Original Tenant or an assignee permitted or approved pursuant to the terms of Article 14 of this Lease (an “Approved Assignee”), as the case may be, two (2) options to extend the Lease Term for a period of five (5) years each (each, an “Option Term”), which options shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in monetary or material non-monetary Default under this Lease, and provided further that the Original Tenant or an Approved Assignee, as the case may be, physically occupies at least eighty-five percent (85%) of the rentable square footage of the Premises. Upon the proper exercise of such option to extend, the Lease Term shall be extended for a period of five (5) years with respect to, at Tenant’s election (subject to the terms of this Section 2.2), the entire Premises or a “Permitted Portion of the Premises,” as that term is defined, below. For purposes of this Lease, a “Permitted Portion of the Premises” shall mean all (and not less than all) of the space leased by Tenant on one or more floors of the Premises; provided, however, that notwithstanding the foregoing, a Permitted Portion of the Premises must commence at the highest floor or the lowest floor above the ground floor on which space leased by Tenant is located and proceed sequentially up or down, as applicable (i.e., Tenant may not elect to “skip” a floor or partial floor on which Tenant leases space and then lease space on a subsequent full or partial floor); provided, however, that Tenant may include or exclude both of (and only both of) the Ground Floor Premises and the Basement Premises in the Permitted Portion of the Premises, at Tenant’s option (i.e., Tenant may not include one of the Ground Floor Premises and the Basement Premises and exclude the other). Tenant shall have no right to lease any space during the second Option Term which is not leased by Tenant during the first Option Term. In the event that the Permitted Portion of the Premises, as leased by Tenant during any Option Term, consists of less than three (3) full floors, then the terms of Section 1.3 of this Lease shall be void and of no further force or effect.

2.2.2 Option Rent. The Rent payable by Tenant during each Option Term (the “Option Rent”) shall be equal to the “Market Rent,” as that term is defined in Exhibit H, attached hereto, as such Market Rent is determined pursuant to Exhibit H, attached hereto. The calculation of the “Market Rent” shall be derived from a review of, and comparison to, the “Net Equivalent Lease Rates” of the “Comparable Transactions,” as provided for in Exhibit H, and thereafter, the Market Rent shall be stated as a “Net Equivalent Lease Rate” for each year of the subject Option Term.

2.2.3 Exercise of Options. The options contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner. Tenant may deliver notice (the “Option Interest Notice”) to Landlord not more than eighteen (18) months nor less than fifteen (15) months prior to the expiration of the then Lease Term, stating that Tenant is interested in exercising its option. The Option Interest Notice shall include a designation (the “Option Term Premises Designation”) indicating whether Tenant will lease all of the Premises or a Permitted Portion of the Premises during the subject Option Term (and, if a Permitted Portion of the Premises, designating the Permitted Portion of the Premises Tenant shall lease, subject to the terms of Section 2.2.1, above). If Tenant fails to include an Option Term Premises Designation in the Option Interest Notice in accordance with the terms hereof, Tenant shall be deemed to have elected to lease the entire Premises during the subject Option Term. If Landlord timely receives the Option Interest Notice, Landlord shall deliver notice (the “Option Rent Notice”) to Tenant not less than fourteen (14) months prior to the expiration of the then Lease Term, setting forth the Landlord’s determination of Market Rent. At Tenant’s election, if Tenant has previously delivered the Option Interest Notice, Tenant may, by written notice to Landlord, on or before the date occurring thirteen (13) months prior to the expiration of the then Lease Term, request the parties exchange their respective determinations of the Market Rent which each party would submit to arbitration, if arbitration were to occur under Section 2.2.4, below, and within ten (10) days of such request, Landlord and Tenant shall each simultaneously deliver to the other their determinations of the Market Rent (provided that the determination of the Market Rent submitted by Landlord shall not exceed the Market Rent set forth in the Option Rent Notice) that each would submit to arbitration if arbitration were to occur under Section 2.2.4, below (the “Arbitration Fair Market Rental Values”) (provided that if Tenant has requested an exchange of Arbitration Fair Market Rental Values and Landlord fails to provide Landlord’s Arbitration Fair Market Rental Value, then the Option Rent contained in the Option Rent Notice shall be deemed Landlord’s Arbitration Fair Market Rental Value, and, so long as Tenant has delivered to Landlord its Arbitration Fair Market Rental Value, the Arbitration Fair Market Rental Values shall be deemed determined and exchanged). Whether or not Arbitration Fair Market Rental Values were determined and exchanged pursuant to the terms above, if Tenant wishes to exercise such option, Tenant shall, on or before the “Option Exercise Date,” as that term is defined below, have the right to exercise the option by delivering written notice thereof to Landlord, and upon, and concurrent with, such exercise, Tenant shall, at its option, either (A) accept the Market Rent contained in the Option Rent Notice, in which case the Option Rent shall be the amount set forth in the Option Rent Notice, (B) accept Landlord’s Arbitration Fair Market Rental Value (to the extent the same has been previously provided pursuant to the terms hereof), in which case the Option Rent shall be Landlord’s Arbitration Fair Market Rental Value, or (C) object to both the Market Rent contained in the Option Rent Notice, and, if applicable, Landlord’s Arbitration Fair Market Rental Value, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.4 below, but subject to the terms and conditions, when appropriate, of Section 2.2.2 above. Whether or not Tenant has previously delivered the Option Interest Notice, Tenant shall, on or before the Option Exercise Date have the right to exercise the option by delivering notice (the “Option Exercise Notice”) thereof to Landlord. In the event that Tenant shall reject or fail to affirmatively accept the Option Rent set forth in the Option Rent Notice, or if Tenant did not deliver the Option Interest Notice but delivered the Option Exercise Notice on or before the Option Exercise Date, the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.4, below. The “Option Exercise Date” shall mean the date occurring twelve (12) months prior to the expiration of the then Lease Term.

2.2.4 Determination of Market Rent. In the event Tenant fails to affirmatively accept or if Tenant timely objects to Landlord’s determination of the Option Rent, or, in the event that Tenant failed to deliver the Option Interest Notice but timely delivered the Option Exercise Notice, or if Landlord and Tenant are determining the First Offer Rent in accordance with the terms of Section 1.3, above, Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement as to the Option Rent or First Offer Rent, as applicable, prior to the date (the “Outside Agreement Date”) which is the earlier of (a) the date that is seven (7) months prior to the commencement of the applicable Option Term, and (b) if Landlord and Tenant have each previously delivered the Arbitration Fair Market Rental Values, the date that is thirty (30) days after such mutual delivery (or, in the case of First Offer Rent, within thirty (30) days after Tenant’s delivery of the First Offer Exercise Notice), then (i) if Arbitration Fair Market Rental Values have been determined and exchanged pursuant to Section 2.2.3, above, each party’s Arbitration Fair Market Rental Values shall be submitted to arbitration without modification in accordance with Sections 2.2.4.1 through 2.2.4.7 below or (ii) if Arbitration Fair Market Rental Values have not been determined and exchanged pursuant to Section 2.2.3 above, then Landlord and Tenant shall, on a mutually and reasonably agreed upon date and time approximately six (6) months prior to the expiration of the then Lease Term (or, in the case of the First Offer Rent, within fifteen (15) business days after the Outside Agreement Date), meet at the Project and simultaneously exchange the Option Rents or First Offer Rents, as applicable, which will be submitted to arbitration under this Section 2.2.4, The exchanged Option Rents or First Offer Rents, as applicable, shall be submitted to the arbitrators concurrently with the selection of such arbitrators pursuant to this Section 2.2.4 and shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.7 of this Lease, but subject to the terms, when appropriate, of Section 2.2.2 or 13.3.2, as the case may be.

2.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of first class office properties in the vicinity of the Building. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Market Rent, is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 or 1.3.3.2, of this Lease, as the case may be. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

2.2.4.2 The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to attempt to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant or their affiliates during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.4.3 The three arbitrators shall within thirty (30) days of the appointment of the Neutral Arbitrator reach a decision as to Market Rent and determine whether the Landlord’s or Tenant’s determination of Market Rent as submitted pursuant to this Section 2.2.4 is closest to Market Rent as determined by the arbitrators and simultaneously publish a ruling (“Award”) indicating whether Landlord’s or Tenant’s submitted Market Rent is closest to the Market Rent as determined by the arbitrators, Following notification of the Award, the Landlord’s or Tenant’s submitted Market Rent determination, whichever is selected by the arbitrators as being closest to Market Rent shall become the then applicable Market Rent.

2.2.4.4 The Award issued by the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.2.4.5 If either Landlord or Tenant fail to appoint an Advocate Arbitrator within fifteen (15) days after the applicable Outside Agreement Date, either party may petition the presiding judge of the Superior Court of Los Angeles County to appoint such Advocate Arbitrator subject to the criteria in Section 2.2.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Advocate Arbitrator.

2.2.4.6 If the two Advocate Arbitrators fail to agree upon and appoint the Neutral Arbitrator, then either party may petition the presiding judge of the Superior Court of Los Angeles County to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.4.1 of this Lease, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such arbitrator.

2.2.4.7 The cost of arbitration shall be paid by Landlord and Tenant equally.

2.3 One Floor Tenant Termination Right. Provided that Tenant is not in Default under this Lease as of the date of Tenant’s delivery of the “One Floor Termination Notice,” as that term is defined below, the Original Tenant or an Affiliate Assignee, as the case may be, only shall have the one-time right to terminate this Lease with regard to the “Designated Full Floor,” as that term is defined, below, effective as of the last day of the sixty-sixth (66th) full calendar month of the initial Lease Term (the “One Floor Termination Date”), provided that (i) Landlord receives written notice (the “One Floor Termination Notice”) from Tenant on or before 5:00 P.M. PST on the date that is twelve (12) months preceding the One Floor Termination Date stating Tenant’s election to terminate this Lease with respect to the Designated Full Floor pursuant to the terms and conditions of this Section 2.3, and (ii) within ten (10) days following receipt of the “Designation Notice,” as that term is defined, below, Landlord receives from Tenant an amount equal to the “One Floor Termination Fee,” as that term is defined, below. In the event that Tenant terminates this Lease with respect to the Designated Full Floor pursuant to the terms of this Section 2.3, this

Lease shall automatically terminate and be of no further force or effect with respect to the Designated Full Floor and Landlord and Tenant shall be relieved of their respective obligations under this Lease with respect to the Designated Full Floor as of the One Floor Termination Date, except those obligations set forth in this Lease which relate to the period of the Lease Term prior to the One Floor Termination Date and/or which specifically survive the expiration or earlier termination of this Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under this Lease with respect to the Designated Full Floor, up to and including the One Floor Termination Date. For purposes of this Lease, the “Termination Fee” shall mean the sum of (a) the unamortized amount, as of the One Floor Termination Date, calculated within interest at a rate equal to six percent (6%) per annum, of the “Designated Floor Concessions,” as that term is defined, below, and (b) the Base Rent that would have been due under this Lease for the Designated Full Floor during the four (4) month period following the One Floor Termination Date had Tenant not exercised its right to terminate a full floor pursuant to the terms of this Section 2.3. For purposes of this Section 2.3, (x) the “Designated Full Floor” shall be any full floor of the Premises, as determined by Landlord in Landlord’s sole discretion, which shall be designated by notice to Tenant (the “Designation Notice”) no later than thirty (30) days following Landlord’s receipt of the One Floor Termination Notice, and (y) the “Concessions” shall mean the Tenant Improvement Allowance, abated Base Rent and commissions (to Landlord’s and Tenant’s brokers) paid or provided by Landlord in connection with the Designated Full Floor.

ARTICLE 3

BASE RENT; RENT ABATEMENT

3.1 Base Rent. Commencing on the Lease Commencement Date applicable to the Initial Premises, Tenant shall pay, without prior notice or demand, base rent (“Base Rent”) as set forth in Section 4 of the Summary, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except as otherwise specifically set forth in this Lease (provided that, for clarification purposes, Landlord and Tenant hereby acknowledge and agree that Tenant’s Base Rent obligations with regard to Must-Take Premises 1 and Must-Take Premises 2 shall not commence until the Lease Commencement Date applicable to Must-Take Premises 1 and the Lease Commencement Date applicable to Must-Take Premises 2, respectively). Tenant shall pay the Base Rent due for the initial Premises (disregarding any Base Rent applicable to any initial Premises Basement Premises) for the first month following the expiration of the “Initial Premises Rent Abatement Period,” as that term is defined in Section 3.2.1, below, concurrently with Tenant’s execution of this Lease. If any Rent payment date (including any Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Base Rent Abatement.

3.2.1 Initial Premises. Notwithstanding anything in this Lease to the contrary, so long as there exists no monetary or material non-monetary Event of Default, Tenant shall not be obligated to pay any Base Rent attributable to the Initial Premises for the first eight (8) months after the Lease Commencement Date applicable to the Initial Premises (such period, the “Initial Premises Rent Abatement Period”, and the total amount of such credit to be referred to herein as the “Total Initial Premises Rent Abatement Amount”). At Tenant’s option, prior to the application of the foregoing credit against monthly Base Rent, Tenant shall have the right, upon notice to Landlord, to utilize any unapplied portion of the Total Initial Premises Rent Abatement Amount for payment of the “Over-Allowance Amount,” as that term is defined in Section 4.2.1 of the Tenant Work Letter, due for the Tenant Improvements associated with the Initial Premises. Any portion of the Total initial Premises Rent Abatement Amount utilized for the payment of the Over-Allowance Amount as permitted herein shall not be provided as a credit against monthly Base Rent. Further, in no event shall Landlord, pursuant to the terms of this Section 3.2.1, provide an aggregate amount in excess of the Total Initial Premises Rent Abatement Amount for application to monthly Base Rent due for the Initial Premises and for payment of the Over-Allowance Amount associated with the Initial Premises.

3.2.2 Must-Take Premises 1. Notwithstanding anything in this Lease to the contrary, so long as there exists no monetary or material non-monetary Event of Default, Tenant shall not be obligated to pay any Base Rent attributable to Must-Take Premises 1 for the first seven (7) months after the Lease Commencement Date applicable to Must-Take Premises 1 (such period, the “Must-Take Premises 1 Rent Abatement Period” and the total amount of such credit to be referred to herein as the “Total Must-Take Premises 1 Rent Abatement Amount”). At Tenant’s option, prior to the application of the foregoing credit against monthly Base Rent, Tenant shall have the right, upon notice to Landlord, to utilize any unapplied portion of the Total Must-Take Premises 1 Rent Abatement Amount for payment of the “Over-Allowance Amount,” as that term is defined in Section 4.2.1 of the Tenant Work Letter, due for the Tenant Improvements associated with Must-Take Premises 1, Any portion of the Total Must-Take Premises 1 Rent Abatement Amount utilized for the payment of the Over-Allowance Amount as permitted herein shall not be provided as a credit against monthly Base Rent. Further, in no event shall Landlord, pursuant to the terms of this Section 3.2.2, provide an aggregate amount in excess of the Total Must-Take Premises 1 Rent Abatement Amount for application to monthly Base Rent due for Must-Take Premises 1 and for payment of the Over-Allowance Amount associated with Must-Take Premises 1.

3.2.3 Must-Take Premises 2. Notwithstanding anything in this Lease to the contrary, so long as there exists no monetary or material non-monetary Event of Default, Tenant shall not be obligated to pay any Base Rent attributable to Must-Take Premises 2 for the first six (6) months after the Lease Commencement Date applicable to Must-Take Premises 2 (such period, the “Must-Take Premises 2 Rent Abatement Period” and the total amount of such credit to be referred to herein as the “Total Must-Take Premises 2 Rent Abatement Amount”). At Tenant’s option, prior to the application of the foregoing credit against monthly Base Rent, Tenant shall have the right, upon notice to Landlord, to utilize any unapplied portion of the Total Must-Take Premises 2 Rent Abatement Amount for payment of the “Over-Allowance Amount,” as that term is defined in Section 4.2.1 of the Tenant Work Letter, due for the Tenant improvements associated with Must-Take Premises 2. Any portion of the Total Must-Take Premises 2 Rent Abatement Amount utilized for the payment of the Over-Allowance Amount as permitted herein shall not be provided as a credit against monthly Base Rent. Further, in no event shall Landlord, pursuant to the terms of this Section 3.2.3, provide an aggregate amount in excess of the Total Must-Take Premises 2 Rent Abatement Amount for application to monthly Base Rent due for Must-Take Premises 2 and for payment of the Over-Allowance Amount associated with Must-Take Premises 2.

3.2.4 Other Terms. The total aggregated amount of the Base Rent abated during the Initial Premises Rent Abatement Period, the Must-Take Premises 1 Rent Abatement Period and the Must-Take Premises 2 Rent Abatement Period is referred to herein collectively as the “Abated Rent”. If this Lease shall terminate as a result of an Event of Default by Tenant, then Landlord may at its option, by notice to Tenant, elect, in addition to any other remedies Landlord may have under this Lease, that the dollar amount of the unapplied portion of the Abated Rent as of such default shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for all of the Premises in full.

ARTICLE 4

ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 1.1.10 and 1.1.2, respectively, of Exhibit G attached to this Lease, for each portion of the Premises, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 1.1.1 of Exhibit G, applicable to such portion of the Premises; provided, however, that in no event shall any decrease in Direct Expenses for any “Expense Year,” as that term is defined in Section 1.1.6 of Exhibit G, below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 and Exhibit G shall survive the expiration of the Lease Term. Landlord may upon expiration of the Lease Term deliver to Tenant an estimate of any Base Rent, Additional Rent or other obligations outstanding, and Landlord may either deduct such amount from any funds otherwise payable to Tenant upon expiration or require Tenant to pay such funds immediately. Landlord shall make necessary adjustments for differences between actual and estimated Additional Rent in accordance with Section 1.4, below. Notwithstanding the foregoing, or the terms of Exhibit G to the contrary, Tenant shall have no obligation to pay any Direct Expenses for each portion of the Premises attributable to the first twelve (12) months of the Lease Term applicable to such portion of the Premises.

4.2 Taxes and Other Charges For Which Tenant Is Directly Responsible.

4.2.1 Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or lithe assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if’ requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.2.2 If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are specifically assessed for real property tax purposes at a valuation higher than the valuation that would be obtained had Tenant expended only $150 per rentable square foot of the Premises on the construction of the tenant improvements (provided, and to the extent, that Landlord delivers to Tenant documentation from the Los Angeles County Assessor’s Office that such excess assessment is attributable solely to the value of the Tenant Improvements in excess of $150 per rentable square foot, then any excess taxes levied against Landlord or the property by reason of such excess assessed valuation shall, at Landlord’s option, either be included in Tax Expenses, or deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.2.1, above.

4.2.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, business tax or any other applicable tax on the rent or services herein or otherwise respecting this Lease, that is applicable to Tenant and is directly assessed to Tenant, and (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility, that is applicable to Tenant and is directly assessed to Tenant.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s reasonable discretion.

5.2 Prohibited Uses. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect. Tenant shall not cause or permit any hazardous material or hazardous substance to be kept, maintained, used, stored, produced, generated or disposed of (into the sewage or waste disposal system or otherwise) on or in the Premises by Tenant or Tenant’s agents, employees, contractors, invitees, assignees or sublessees, without first obtaining Landlord’s written consent, provided that Landlord acknowledges that Tenant will maintain products in the Premises which are incidental to the operation of its offices, such as photocopy supplies, secretarial supplies and limited janitorial supplies, which products contain chemicals which are categorized as hazardous materials, and that the use of such products in the Premises in compliance with Applicable Laws and in the manner in which such products are designed to be used shall not require Landlord’s consent. Tenant shall not do or permit anything to be done in or about the Premises which will unreasonably obstruct or interfere with the rights of other tenants or occupants of the Building, or injure them or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.

5.3 Other Terms.

5.3.1 Ground Floor Premises. Because of the location of the Ground Premises in the Building and the importance to Landlord of maintaining the appearance of the Building in a first class condition, in no event shall Tenant permit personal property in the Ground Floor Premises or any improvements, alterations, additions, changes or repairs to the Ground Floor Premises which are visible from the exterior of the Ground Floor Premises to create a condition or appearance which is inconsistent with the nature of the Building as a first class office building.

5.3.2 Patio Space.

5.3.2.1 The Patio Space shall be for Tenant’s exclusive use (including the right, subject to the terms hereof and Applicable Laws, to use the Patio Space to gather, eat, play and barbeque). Because of the location of the Patio Space in the Building and the importance to Landlord of maintaining and operating the Building in a first class manner, Tenant shall at all times conduct its activities in the Patio Space in a manner consistent with a first class office building. Without limitation, (i) Tenant shall not conduct activities within the Patio Space which will unreasonably interfere with or disturb (by noise, odor or otherwise ) the use of office space and/or Common Areas by other occupants of the Building, and (ii) any improvements or modifications to the Patio Space and any furniture, fixtures or equipment to be located in the Patio Space shall be consistent with a first class office building.

5.3.2.2 Notwithstanding anything in this Lease (including in Article 6 hereof) to the contrary, Tenant shall be responsible for any additional costs relating to Tenant’s use of the Patio Space, including, without limitation, janitorial costs incurred beyond those incurred by Landlord for typical cleaning of office space, as well as, if applicable, cleaning and security costs in connection with Tenant’s use of the Patio Space for special events or activities (which special events or activities shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed).

5.4 Permitted Does. Notwithstanding anything to the contrary contained in this Lease, during the Lease Term, subject to the terms of this Section 5.4 and “Applicable Laws,” as that term is defined in Article 24 of this Lease, Tenant’s employees shall be permitted to bring into the Premises on a daily basis (during those times in which Tenant is present in the Premises) up to an aggregate amount equal to the “Permitted Number,” as that term is defined, below, of fully-domesticated, fully-vaccinated, trained dogs, each under fifty (50) pounds, that are kept by such employees as pets (collectively, the “Permitted Dogs”). For purposes of this Lease, the “Permitted Number” shall mean 1.5 for each 10,000 rentable square feet of the Premises.

5.4.1 General Terms Applicable to Permitted Dogs.

5.4.1.1 All Permitted Dogs shall be strictly controlled and supervised at all times by Tenant’s employees, shall not be left unattended in the Premises, Building or Project at any time, shall not be permitted to walk or otherwise roam through the Building or Project (including the parking facilities) unattended or off-leash and shall not be permitted to foul, damage or otherwise mar any part of the Premises, Building or Project. No dog shall not be permitted to enter the Project, Building or Premises if he/she previously exhibited dangerously aggressive behavior.

5.4.1.2 All Permitted Dogs shall be on a leash at all times that they are not entirely within the Premises.

5.4.1.3 Within five (5) days following Tenant’s receipt of Landlord’s request therefor, Tenant shall provide Landlord with satisfactory evidence showing that all current vaccinations, flea treatments, and training certifications (if any) have been received by all Permitted Dogs. All Permitted Dogs must have both heartworm and flea and tick prevention on a monthly basis, and Tenant shall not bring the Permitted Dogs to the Premises, Building or Project if any of the Permitted Dogs become ill or contract a disease that could potentially threaten the health or wellbeing of any tenant or occupant of the Premises, Building or Project (which diseases shall include, without limitation, rabies, leptospirosis, flea infestation and lyme disease).

5.4.1.4 The Permitted Dogs may access and exit the Premises only as provided for in Section 5.4.2, below.

5.4.1.5 Tenant shall immediately remove any waste and excrement of any Permitted Dogs from the Building and Project and properly clean the affected area to the standard required by Landlord. Tenant shall be responsible for any additional cleaning costs and all other costs which may arise from the presence of the Permitted Dogs at the Premises, Building or Project in excess of the costs that would have been incurred had the Permitted Dogs not been allowed in or around the Premises, Building and Project.

5.4.1.6 Tenant assumes responsibility for, and agrees at the sole discretion of Landlord, to indemnify, defend, protect and hold Landlord and Landlord’s agents, employees and partners harmless from, any and all claims, losses, costs, damages, expenses, liabilities and/or causes of actions, arising from, resulting from or connected with any and all acts of, or the presence of, any Permitted Dogs in, on or about the Premises, Building or Project (including, but not limited to, biting or causing bodily injury to any other tenant, subtenant, occupant, licensee or invitee of the Building or Project, or damage to the Premises (including any tenant improvements therein), Building or Project and/or the property of, Landlord or any other tenant, subtenant, occupant, licensee or invitee of the Building).

5.4.1.7 No Permitted Dog shall not interfere with other tenants, licensees, invitees or those having business in the Building or Project. No Permitted Dogs shall bark excessively or otherwise create a nuisance (e.g., jump on, or growl at, any tenant, subtenant, occupant, licensee or invitee of the Building or Project) at the Building or Project.

5.4.1.8 Permitted Dogs shall not be in the Common Areas, except en route to or from the Premises.

5.4.1.9 Tenant shall provide information reasonably requested by Landlord regarding any Permitted Dog, and Permitted Dogs shall only include non-aggressive, fully-domesticated and trained dogs. In no event shall Tenant permit any dangerous dogs to enter the Premises, Building or Project and in no event shall Pit Bulls or Pit-Bull mixes be permitted in the Project, Building or Premises.

5.4.1.10 Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that Tenant’s liability insurance provided pursuant to this Lease covers dog-related injuries and damage if Tenant brings dogs to the Premises.

5.4.1.11 Tenant shall comply with all Applicable Laws associated with or governing the presence of the Permitted Dogs within the Premises, Building and Project and all additional rules and regulations as may reasonably be adopted by Landlord from time to time (including, without limitation, us to how and where any dog waste is to disposed of) and/or as required by Landlord’s lender, and such presence shall not violate the certificate of occupancy for the Building or Project.

5.4.1.12 Tenant shall not permit any dog related noises or odors to emanate from the Premises, and in no event shall Tenant’s Dogs be kept in the Premises, Building or Project overnight.

5.4.2 Ingress to and Egress from the Premises. Landlord shall reasonably designate the manner and means of ingress and egress that Tenant’s employers with Permitted Dogs shall use. In addition, Landlord shall be permitted to amend or modify the manner and means of ingress and/or egress that Tenant’s employees with Permitted Dogs shall use from time to time upon notice to Tenant.

5.4.3 Personal Nature of Right; Termination of Rights. The right to bring Permitted Dogs into the Premises is personal to the Original Tenant or an Affiliate Assignee, as the case may be, and may not be assigned or exercised, voluntarily or involuntarily, by or to, any person or entity other than the Original Tenant or an Affiliate Assignee, as the case may be. Landlord shall have the unilateral right at any time to rescind Tenant’s right to have any dogs in the Premises (other than service animals in accordance with the rules and regulations attached to the Lease), if in Landlord’s good faith determination, there is a legitimate business reason not to continue to allow any such dogs into the Building or Project, including, without limitation, if (i) the Permitted Dogs are, in Landlord’s reasonable judgment, a substantial nuisance to the Premises,

Building or Project (for purposes hereof, the causes for which the Permitted Dogs may be found to be a “substantial nuisance” include but are not limited to (A) any Permitted Dog repeatedly defecates in the Common Areas or repeatedly causes damage to any part of the Building or Project, (B) Tenant’s failure to remove any waste and excrement of any Permitted Dogs from the Building or Project and properly clean the affected area, (C) the Permitted Dogs damaging or destroying property in the Building or Project, or (D) Permitted Dogs that jump on others, bark regularly, growl at others or otherwise exhibit unreasonably problematic behavior), or (ii) other tenants or occupants of the Building complain about the Permitted Dogs, or (iii) the terms of this Section 5.3 shall be violated or Landlord receives notice of a violation of any Applicable Laws. The rights granted herein with respect to the Permitted Dogs shall not apply or be transferable to any other animal, and in the event Tenant wishes to bring an animal or dog other than the Permitted Dogs (or service animals) into the Building, Tenant shall submit a written request to Landlord for its approval, which approval may be withheld in Landlord’s sole and absolute discretion.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday, and on Saturdays from 9:00 A.M. to 1:00 P.M. (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”). Tenant shall cooperate with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.1.2 Landlord shall provide reasonably sufficient electrical capacity to the Premises such that Tenant shall be capable of obtaining (i) connected electrical load for incidental use equipment in an amount not greater than an average of six (6) watts per usable square foot of the Premises, calculated on a monthly basis (exclusive of any power delivered to the Building HVAC system), and (ii) connected electrical load for Tenant’s lighting fixtures in an amount not greater than an average of one (1) watt per usable square foot of the Premises, calculated on a monthly basis. The amount of electricity that would be used by the foregoing electrical loads during normal Building Hours is referred to as the “Building Standard Usage”. Landlord shall have the right to separately meter the electricity used by Tenant in the Premises, and to the extent such usage exceeds the Building Standard Usage, Tenant shall be responsible to pay directly (and not as a part of Operating Expenses) for such excess usage at Landlord’s actual cost of providing the same. Tenant will design Tenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures (which may be LED lighting fixtures) within the Premises. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, kitchen, lavatory and toilet purposes in the Building Common Areas and the Premises.

6.1.4 Landlord shall provide nonexclusive, non-attended automatic passenger and freight elevator service, and shall have one passenger and one freight elevator available at all other times, including on the Holidays, except only in the event of emergency and, with regard to the freight elevator, except in connection with any required maintenance or repair. Landlord shall cause the passenger and freight elevators to include a card key security system that is capable of restricting access to Premises to Tenant only, and, if Tenant’s Premises security system is compatible with the Project system, Tenant shall have the right to coordinate with Landlord so that Tenant’s employees may use a single card key for access into the Project parking structure, elevators and Premises.

6.1.5 Landlord shall provide access control services and personnel at the Project commensurate with other Comparable Buildings. As of the date hereof, such services will be provided in accordance with the specifications attached hereto as Exhibit L. Tenant acknowledges that such specifications are subject to change during the Lease Term, provided that at all times such access control services will be provided in a manner consistent with Comparable Buildings. Tenant may, at its own expense, install its own security system (“Tenant’s Security System”) in the Premises as part of Tenant’s initial construction pursuant to the terms of the Tenant Work Letter or afterward pursuant to the terms of Article 8, below; provided, however, that Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System does not interfere with Landlord’s security system and the Building systems and equipment in place as of the date of installation of Tenant’s Security System and to the extent that Tenant’s Security System unreasonably interferes with Landlord’s security system and the Building systems and equipment, Tenant shall not be entitled to install or operate it. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation and removal of Tenant’s Security System.

6.1.6 Landlord shall provide customary weekday janitorial services to the Premises, except the date of observation of the Holidays, in and about the Premises and customary occasional window washing services, each in a manner consistent with Comparable Buildings. As of the date hereof, janitorial services will be provided in accordance with the specifications attached hereto as Exhibit M. Tenant acknowledges that such janitorial specifications are subject to change during the Lease Term, provided that at all times janitorial services will be provided in a manner consistent with Comparable Buildings. Landlord shall have the exterior windows of the Building cleaned no less than two (2) times per year.

6.1.7 Tenant may use its pro rata share of risers, raceways, shafts and conduit based on amount of space leased in the Building subject to Landlord’s reasonable rules, regulations, and restrictions and the terms of this Lease.

6.1.8 Tenant shall have the right to use the loading dock serving the Building and may use such loading dock during hours permitted by applicable law. Such use shall be subject to reasonable scheduling and Tenant’s compliance with Landlord’s reasonable rules and regulations with respect thereto, including Tenant’s payment of Landlord’s standard charge for use after normal Building Hours.

Notwithstanding anything in this Lease to the contrary, if Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against Additional Rent due from Tenant under this Lease for such service, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such service.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use equipment or lighting that materially affects the temperature otherwise maintained by the air conditioning system in the Premises. If Tenant uses water in excess of that required to be supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter (or sub-meter) any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering (or sub-metering) devices. in addition, in the event that there is located in the Premises a data center containing high density computing equipment, as defined in the U.S. EPA’s Energy Star® rating system (“Energy Star”), Landlord may require the installation in accordance with Energy Star of separate metering or check metering equipment, in which event (i) Tenant shall pay the costs of any such meter or check meter directly to Landlord, on demand, including the installation and connectivity thereof, (ii) Tenant shall directly pay to the utility provider all electric consumption on any meter, and (iii) Tenant shall pay to Landlord, as Additional Rent, all electric consumption on any check meter within thirty (30) days after being billed thereof by Landlord, in addition to other electric charges payable by Tenant under the Lease. In the event that Tenant purchases any utility service directly from the provider, Tenant shall promptly provide to Landlord either permission to access Tenant’s usage information from the utility service provider or copies of the utility bills for Tenant’s usage of such services in a format reasonably acceptable to Landlord. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation. If Tenant desires to use heat, ventilation or air conditioning (“HVAC”) during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease (the “After-Hours HVAC”), Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such After-

Hours HVAC, and Landlord shall supply such After-Hours HVAC to Tenant at the “After-Hours HVAC Cost,” as that term is defined, below. If Tenant requests any additional services from Landlord (such as locksmithing, lamp replacement, additional janitorial service, and additional repairs and maintenance), then Tenant shall pay to Landlord the cost of such additional services, including Landlord’s standard fee for its involvement with such additional services, within thirty (30) days after being billed for same. For purposes of this Lease, the “After-Hours HVAC Cost” shall mean the sum of (a) $50.00/hour/floor (without any minimum or start-up fee), and (b) the amount of any increases in the cost to Landlord to supply After-Hours HVAC following the date of this Lease.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise (except as set forth in Section 19.5.2, below), for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise provided in Section 19.5.2 or elsewhere in the Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4 Tenant HVAC System. Tenant, at its sole expense, may install a supplemental HVAC system in the Premises (the “Tenant HVAC System”). If required for such purpose, Tenant may connect into the Building’s chilled water system, if and to the extent that (i) Tenant’s use of chilled water pursuant to this Section 6.4 will not adversely affected the chilled water system or the use thereof by other current or future tenants of the Project, and (ii) such connection is otherwise approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If Tenant connects into the Building’s chilled water system pursuant to the terms of the foregoing sentence, (x) Landlord may install, at Tenant’s expense, a meter to measure Tenant’s use of chilled water, and (y) Tenant shall reimburse Landlord for Tenant’s use of chilled water, at Landlord’s actual cost. In addition, (a) at Landlord’s option, Landlord shall, at Tenant’s sole cost and expense, separately meter the electricity utilized by the Tenant HVAC System, and (b) Tenant shall be responsible for the cost of all electricity utilized by the Tenant HVAC System. In the event that the Tenant HVAC System is not installed as a “Tenant Improvement,” as that term is defined in the Tenant Work Letter, in accordance with the terms of the Tenant Work Letter, the Tenant HVAC System shall be installed, if at all, by Tenant in accordance with the terms of Article 8, below. In the event that the Tenant HVAC System is installed, Tenant acknowledges that, at Landlord’s option, by notice to Tenant at least ninety (90) days prior to the expiration of this Lease, Tenant shall remove the Tenant HVAC System, repair all associated damage and restore all affected areas to the condition existing prior to Tenant’s installation thereof. If Landlord does not deliver such a notice, the Tenant HVAC System shall become a part of the realty and belong to Landlord and shall be surrendered with the Premises upon the expiration or earlier termination of this Lease.

ARTICLE 7

REPAIRS

7.1 Landlord Repair Obligations. Landlord shall maintain in good condition and operating order and keep in good repair and condition the structural portions of the Building, including the foundation, floor/ceiling slabs, roof structure and membrane, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cabs, Building mechanical, electrical and telephone closets, and all common and public areas servicing the Project, including the Common Areas, the base building restrooms located on full floors leased by Tenant (“Full Floor Base Building Restrooms “) (subject to the remaining terms hereof), parking areas, landscaping and exterior Project signage (but excluding signage installed by or for the benefit of Tenant pursuant to the terms of Article 23 of this Lease) (collectively, “Building Structure”) and the Base Building mechanical, electrical (including Base Building panels and transformers), life safety, plumbing, sprinkler systems and HVAC systems which were not constructed by or for the benefit of Tenant or Tenant Parties (collectively, the “Building Systems”). Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the Building Structure and/or the Building Systems to the extent of damage caused due to Tenant’s use of the Premises for other than the Permitted Use, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the “BS/BS Exception”). In the event that the Full Floor Base Building Restrooms shall not be Building standard and Landlord shall incur any repair and/or maintenance costs in excess of the amount Landlord would have incurred had the Full Floor Base Building Restrooms been Building standard, such excess costs shall be paid by Tenant within thirty (30) days following demand (Tenant hereby agreeing that such costs will be a direct charge to Tenant and, unlike other restroom repair and maintenance costs, shall not be included in Operating Expenses).

7.2 Tenant Repair Obligations. Subject to Landlord’s obligations under Section 7.1 above, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, equipment (including VAV boxes), interior window coverings, and furnishings therein, men’s and women’s washrooms located on full floors leased by Tenant (other than Full Floor Base Building Restrooms), and the floor or floors of the Building on which the Premises is located (subject to Landlord’s obligation with regard to the Building Structure), in good order, repair and condition at all times during the Lease Term, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, after written notice to Tenant and

Tenant’s failure to repair within five (5) days thereafter, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements within thirty (30) days after invoice, Landlord may, but shall not be required to, enter the Premises at all reasonable times, upon reasonable prior notice to Tenant (but no notice shall be required in the case of an “Emergency”, as defined in Section 27, below), to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. In connection with any such entries, Landlord shall use commercially reasonable efforts to minimize interference with the conduct by Tenant of its business from the Building (and, upon request by Tenant, if reasonably practical, Landlord shall make such repairs, alterations, improvements or additions after normal business hours and Tenant shall absorb the incremental extra costs of having the work performed after normal business hours). Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.3 Tenant’s Right to Make Repairs. If Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to the provision of utilities and/or services and/or repairs and/or maintenance to the Premises, and Landlord fails to provide such action as required by the terms of this Lease within thirty (30) days after receipt of such written notice (or such longer period of time if the nature of such action is such that the same cannot reasonably be completed within a thirty (30) day period, provided Landlord has diligently and continuously commenced such action within such period and thereafter diligently proceeds to complete said action as soon as possible), and such action relates to the Premises and such action (i.e., the work required) is located on any full floor of the Building leased by Tenant, then Tenant may proceed to take the required action upon delivery of an additional five (5) business days’ notice to Landlord specifying that Tenant is taking such required action, and if such action was required under the terms of this Lease to be taken by Landlord, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action plus interest at the Interest Rate during the period from the date Tenant incurs such costs and expenses until such time as payment is made by Landlord. In the event Tenant takes the action permitted above, and such work may create a Design Problem, Tenant shall use reputable contractors with experience in similar work. Further, if Landlord does not deliver a detailed written objection to Tenant, within thirty (30) days after receipt of an invoice by Tenant of its costs of taking action which Tenant claims should have been taken by Landlord, and if such invoice from Tenant sets forth a reasonably particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease, the amount set forth in such invoice together with interest at the Interest Rate. If, however, Landlord in good faith delivers to Tenant within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that specifically enumerated charges are excessive (in which case Landlord shall pay all of the charges not so enumerated, and further, with respect to the charges so enumerated, the amount it contends would not have been excessive), then Tenant shall not be entitled to such deduction from Rent, but as Tenant’s sole remedy, Tenant may proceed to claim a default by Landlord under this Lease.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant shall have the right, without Landlord’s consent but upon five (5) business days’ prior notice to Landlord, to make non-structural additions and alterations (“Non-Structural Alterations”) to the Premises that do not (i) affect the exterior appearance of the Premises or Building, (ii) affect the Building Systems or the Building Structure, (iii) cause a “Design Problem,” as that term is defined below; or (iv) require a building or construction permit. Except for Non-Structural Alterations, Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations and all plans and specifications relating thereto, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld, delayed or conditioned by Landlord. A “Design Problem” is defined as, and will be deemed to exist if such Alteration will (a) affect the exterior appearance of the Premises or Building; (b) materially adversely affect the Building Structure; (c) materially adversely affect the Building Systems; or (d) fail to comply with Applicable Laws. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and any removal and/or restoration obligations required to be performed pursuant to the terms of Section 8.6 of this Lease. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. If such Alterations will Involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord’s reasonable construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord’s design parameters and code compliance issues, In the event Tenant performs any Alterations in the Premises which are not normal, customary general office improvements, and which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises is located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to unreasonably obstruct access to the Project or any portion thereof, by any other tenant of the Project. Tenant shall at all times be required to use union subcontractors for all trades other than audio/visual, security, low voltage, IT and furniture delivery/installation. Notwithstanding the foregoing, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, subcontractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project, Building or the Common Areas and/or that otherwise results in picketing or other labor disturbances at the Project and/or on property adjacent thereto. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and as a condition precedent to the enforceability and validity of Landlord’s consent, Tenant shall deliver to the management office for the Project a reproducible copy of the “as built” and CAD drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses reasonably and actually incurred in connection with Landlord’s review of any Alterations, and no other fees shall be payable to Landlord in connection with Alterations.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant’s contractors carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.

8.5 Landlord’s Property. All Alterations, improvements, fixtures, affixed equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord upon completion of the same, except that Tenant may remove any Alterations, improvements, fixtures and/or affixed equipment which Tenant can substantiate to Landlord have not been paid for with any tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal.

8.6 Required Removables. Landlord may impose, as a condition to Landlord’s consent to any Alterations or the Tenant Improvements made at the time of Landlord’s consent to such Alterations or Tenant Improvements, or at the time of Landlord’s approval of the Tenant Improvements set forth in the “Final Construction Documents” pursuant to the terms of the Tenant Work Letter, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations or Tenant Improvements (the “Required Removables”) upon the expiration or any early termination of the Lease Term, and repair any damage to the Premises and

Building caused by such removal, If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Required Removables, then at Landlord’s option may do so and may charge the cost thereof to Tenant. Notwithstanding the foregoing, Tenant shall not be required to remove (i) normal and customary business office or creative office improvements, or cabling, or (ii) the “Stairwell,” as that term is defined in Section 2.1 of the Tenant Work Letter.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within twenty (20) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

TENANT’S INDEMNITY AND INSURANCE

10.1 Tenant’s Indemnity.

10.1.1 Indemnity. Subject to the limitations set forth in Sections 10.13 and 29.13 below, to the maximum extent permitted by law, Tenant waives any right to contribution against the “Landlord Parties,” as that term is defined in Section 10.13, below, and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature by any third party arising from or claimed to have arisen from (i) any act, omission or negligence of the “Tenant Parties,” as that term is defined in Section 10.13, below, in or on the Premises; (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Lease Commencement Date, and thereafter throughout and until the end of the Lease Term and after the end of the Lease Term for as long as Tenant or anyone acting by, through or under Tenant is in occupancy of the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Project, where such accident, injury or damage results, or is claimed to have resulted, from any negligence or willful misconduct on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant. Landlord shall provide Tenant prompt notice of any indemnifiable claim hereunder. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that a Landlord Party may have under this Lease or the common law. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to indemnify a Landlord Party for any claims to the extent that such Landlord Party’s damages in fact result from such Landlord Party’s negligence or willful misconduct.

10.1.2 Breach. In the event that Tenant breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including attorney’s fees) incurred as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant: pursuant to this section.

10.1.3 No limitation. The indemnification obligations under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

10.1.4 Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form reasonably acceptable to Landlord.

10.1.5 Survival. The terms of this Section shall survive any termination or expiration of this Lease.

10.1.6 Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for al! costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.

10.2 Tenant’s Risk. Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Project as Tenant is given the right to use by this Lease at Tenant’s own risk, except as provided herein, The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) to property that Tenant is required to insure under Section 10.4 below based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Project, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Project, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Project, or from drains, pipes or plumbing fixtures in the Building or the Project. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. Notwithstanding the foregoing, the Landlord Parties shall not be released from liability for any injury, loss, damages or liability to the extent arising from any negligence or willful misconduct of the Landlord Parties on or about the Premises; provided, however, in no event shall the Landlord Parties have any liability to a Tenant Party based on any loss with respect to or interruption in the operation of Tenant’s business. The provisions of this Section shall be applicable until the expiration or earlier termination of the Lease Term, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

10.3 Tenant’s Commercial General Liability Insurance. Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Lease Commencement Date throughout the Lease Term of this Lease, and thereafter, so long as Tenant is in occupancy of any part of the Premises, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another ISO Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limits of liability of such insurance shall be $9,000,000 per occurrence and in the aggregate on a per location basis. Limits can be obtained as a combination of General Liability and Umbrella coverage. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

10.4 Tenant’s Property Insurance. Tenant shall maintain at all times during the Lease Term, and during such earlier time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as Tenant is in occupancy of any part of the Premises, business interruption insurance and (insurance against loss or damage covered by the so-called “all risk” type insurance coverage with respect to (i) Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and (ii) the “Tenant Improvements,” as that term is defined in the Tenant Work Letter, and any other improvements which exist in the Initial Premises, Must-Take Premises 1 or Must-Take Premises 2, as the case may be, as of the applicable Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and all alterations, improvements and other modifications made by or on behalf of the Tenant in the Premises, and (iii) other property of Tenant located at the Premises (collectively “Tenant’s Property”). The business interruption insurance required by this section shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Base Rent then in effect during any Lease Year, plus any Additional Rent due and payable for the immediately preceding Lease Year. The “all risk” insurance required by this Section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this Section. In the event of loss or damage covered by the “all risk” insurance required by this Section, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article 11 of this Lease, below. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Section 11.2 of this Lease, below), the insurance proceeds shall be paid to Tenant, provided that Tenant shall pay Landlord for the unamortized amount of the Tenant Improvement Allowance (amortized on a straight line basis over the initial Lease Term). The insurance required to be maintained by Tenant pursuant to this section may be carried under blanket insurance policies covering the Premises and other properties owned or leased by Tenant or Tenant’s Affiliates, so long as such policies comply with this Lease. The coverage provided by such policies shall at all times meet the requirements of this Lease, without co-insurance.

10.5 Tenant’s Other Insurance. Throughout the Lease Term, Tenant shall obtain and maintain (1) comprehensive automobile liability insurance (covering any automobiles owned or operated by Tenant at the Project) issued on a form at least as broad as ISO Business Auto Coverage form CA 00 01 07 97 or other form providing equivalent coverage; (2) worker’s compensation insurance or participation in a monopolistic state workers’ compensation fund; and (3) employer’s liability insurance or (in a monopolistic state) Stop Gap Liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such worker’s compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Premises are located (as the same may be amended from time to time). Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee.

10.6 Requirements For Insurance. All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing, in the jurisdiction in which the Premises are located and that have a rating of at least “A” and are within a financial size category of not less than “Class X” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be acceptable in form and content to Landlord; and (2) be primary and noncontributory. Tenant shall deliver prompt written notice to Landlord in the event any such insurance is cancelled or changed so as to reduce coverage below that which is required by the terms of this Lease, and shall promptly cause the insurance carried by Tenant to comply with the terms of this Lease. No such policy shall contain any self-insured retention greater than Twenty-Five Thousand Dollars ($25,000.00), without Landlord’s prior approval. Any deductibles and such self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 10.13 of this Lease, below. Landlord reserves the right from time to time (but not more than once every five years) to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) days’ notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.7 Additional Insureds. The commercial general liability, umbrella and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 10.3 of this Lease, above, shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional insureds. Such insurance shall also waive any right of subrogation against each Additional Insured.

10.8 Certificates Of Insurance. On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Lease Commencement Date applicable to the Initial Premises, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and prior to the expiration date of each policy for which a certificate was furnished. (Acceptable forms of such certificates for liability and property insurance, respectively, are attached hereto as Exhibit F.) In jurisdictions requiring mandatory participation in a monopolistic state workers’ compensation fund, the insurance certificate requirements for the coverage required for workers’ compensation will be satisfied by a letter from the appropriate state agency confirming participation in accordance with statutory requirements. Such current participation letters required by this Section shall be provided every six (6) months for the duration of this Lease, Failure by the Tenant to provide the certificates or letters required by this Section shall not be deemed to be a waiver of the requirements in this Section. Upon request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s request.

10.9 Subtenants And Other Occupants. Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article, provided that the terms of this Section 10.9 shall not relieve Tenant of any of its obligations to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant first enters the Premises or (ii) the commencement of the sublease.

10.10 Requirements of Landlord’s Insurance Companies. Tenant shall comply with the reasonable requirements of Landlord’s insurance companies, provided that such requirements shall be consistent with the terms of this Lease and shall not add material cost or liability to Tenant.

10.11 Tenant To Pay Premium Increases. If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises) that is not consistent with the Permitted Use, the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Project or on the property and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand.

10.12 Landlord’s insurance.

10.12.1 Required Insurance. Landlord shall maintain (i) insurance against loss or damage with respect to the Building on an “all risk” type insurance form, with customary exceptions, subject to such deductibles and self-insured retentions as Landlord may determine, in an amount equal to at least the replacement value of the Building; and (ii) commercial general liability insurance with respect to the Building in an amount not less than $10,000,000 per occurrence, with deductibles and self-insured retentions as determined by Landlord. Limits can be obtained as a combination of General Liability and Umbrella coverage. The cost of such insurance shall be treated as a part of Operating Expenses. Such insurance shall be maintained with an insurance company or companies selected by Landlord. Payment for losses thereunder shall be made solely to Landlord.

10.12.2 Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Project, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by any holder of a mortgage, trust deed or other encumbrance in force against the Building or the Project or any part thereof which includes the Premises or any lessor under a ground lease or underlying lease of the Building or the Project (collectively, a “Mortgagee”). The cost of all such additional insurance shall also be part of the Operating Expenses, subject to the limitations set forth in Section 1.1.4 of Exhibit G.

10.12.3 Blanket and self-Insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.

10.12.4 No obligation. Landlord shall not be obligated to insure Tenant’s Property, including any such property or work of tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

10.13 Waiver Of Subrogation. The parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties, and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder, provided that this waiver and release shall not apply to the commercial general liability insurance Landlord is required to carry by Section 10.12.1(iii) or any commercial general liability insurance Tenant is required to carry by Section 10.3, Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, each Mortgagee, each ground lessor, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

10.14 Tenant’s Work. During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, “builders all risk” (if not carried by Tenant), automobile, workers compensation, employer’s liability insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this section shall name Landlord, Landlord’s managing agent, and such other Persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to their work or services (collectively, “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Ensured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this section.

10.15 Landlord’s Indemnity.

10.15.1 Indemnity. Subject to the limitation’s set forth in Sections 10.13 above and 29.13 below, to the maximum extent permitted by law, Landlord waives any right to contribution against the Tenant Parties and agrees to indemnify and save harmless the Tenant Parties from and against all claims of whatever nature by any third party arising from or claimed to have arisen from (i) the negligence or willful misconduct of Landlord or the Landlord Parties in connection with the Landlord Parties’ activities in the Building or the Project; or (ii) any breach of this Lease by Landlord. Landlord shall pay such indemnified amounts as they are incurred by the Tenant Parties. Tenant shall provide Landlord prompt notice of any indemnifiable claim hereunder. Landlord shall pay such indemnified amounts as they are incurred by the Tenant Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that a Tenant Party may have under this Lease or the common law. Notwithstanding anything contained herein to the contrary, Landlord shall not be obligated to indemnify a Tenant Party for any claims to the extent that such Tenant Party’s damages in fact result from such Tenant Party’s negligence or willful misconduct.

10.15.2 Breach. In the event that Landlord breaches any of its indemnity obligations hereunder or under any other contractual or common law indemnity: (i) Landlord shall pay to the Tenant Parties all liabilities, loss, cost, or expense (including attorney’s fees) incurred as a result of said breach; and (ii) the Tenant Parties may deduct and offset from any amounts due to Landlord under this Lease any amounts owed by Landlord pursuant to this section.

10.15.3 No Limitation. The indemnification obligations under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Landlord or any under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Landlord waives any immunity from or limitation on its indemnity or contribution liability to the Tenant Parties based upon such acts.

10.15.4 Survival. The terms of this Section shall survive any termination or expiration of this Lease.

10.15.5 Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Tenant Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Tenant Parties by reason of any such claim, Landlord, upon request from the Tenant Party, shall resist and defend such action or proceeding on behalf of the Tenant Party by counsel appointed by Landlord’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Tenant Party. The Tenant Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Tenant Parties.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. To the extent that Landlord does not have actual knowledge of the same, Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Building Structure, Building Systems or any Common Areas serving or providing access to the Premises shall be damaged by a fire or any other casualty (collectively, a “Casualty”), Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Building Structure, Building Systems and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the Casualty, except for modifications required by zoning and building codes and other laws, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Tenant shall promptly notify Landlord upon the occurrence of any damage to the Premises resulting from a Casualty, and Tenant shall promptly inform its insurance carrier of any such damage. Upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.4(ii) of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and the Original Improvements to their original condition as reasonably modified by Tenant; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the Casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto (which approval shall not be unreasonably withheld), and Landlord shall have the right to approve the contractors that will perform such improvement work (which approval shall not be unreasonably withheld), Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises is not occupied by Tenant as a result thereof, then during the time and to the extent the Premises is unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises, provided further if so much of the Premises is damaged so that Tenant is objectively prevented from effectively conducting its business from the entire Premises, then Rent shall be abated for the entire Premises. In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which Tenant should have completed repairs to the Premises (including a reasonable period for re-installation of Tenant’s furniture, fixtures and equipment and moving back into the damaged portion of the Premises) assuming Tenant used reasonable due diligence in connection therewith.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Building Structure, Building Systems and/or Common Areas, and instead terminate this Lease, by notifying Tenant in writing of such termination within forty-five (45) days after the date of discovery of the damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Premises, Building Structure, Building Systems and/or Common Areas shall be materially damaged by fire or other casualty or cause and one or more of the following conditions is present: (i) in the reasonable judgment of a qualified contractor, reasonably approved by Landlord and Tenant, repairs cannot reasonably be completed within fifteen (15) months after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) except for the “Landlord Contribution,” as that term is defined, below, the damage is not fully covered by Landlord’s insurance policies and Landlord elects not to commence rebuilding or reconstructing within one (1) year from the date of such damage and destruction (and provided that Tenant does not elect to pay any such shortfall); or (iii) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and either (a) in the reasonable judgment of a qualified contractor, reasonably approved by Landlord and Tenant, the repairs will require an interruption of Tenant’s use of all or a portion of the Premises for a period in excess of fifteen (15) months after the date of the discovery of the damage, or (b) the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term (as the same may be extended), then Tenant may elect, no earlier than forty-five (45) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by notice to Landlord effective as of the date specified in the notice, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days following Tenant’s delivery of such notice. At any time, from time to time, after the date occurring forty-five (45) days after the date of the damage, Tenant may request that Landlord provide Tenant with its reasonable opinion of the date of completion of the repairs, and Landlord shall respond to such request within five (5) business days. For the purposes of this Section 11.2, the “Landlord Contribution” shall initially mean $500,000.00; provided, however, that such amount shall be reduced by $5,555.55 on the first day of each month during the initial Lease Term, and further provided that the Landlord Contribution shall be reset to $500,000.00 on the first day of each Option Term and shall thereafter reduce during each applicable Option Term by $8,333.33 per month, if the Lease is terminated as a result of damage to the Premises resulting from fire or any other casualty as provided in this Section 11.2, Tenant shall assign to Landlord any insurance proceeds received by Tenant relating to the Tenant Improvements, but only to the extent of the then unamortized amount of the Tenant improvement Allowance provided by Landlord. The time periods set forth in this Section 11.2 shall not be subject to extension by reason of “Force Majeure” (as that term is defined in Section 29.16 of this Lease).

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord or payment of Rent by Tenant shall not be deemed to be a waiver of any preceding breach by Tenant or Landlord of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s or Tenant’s knowledge of such preceding breach at the time of acceptance or payment of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant or payment by Tenant to Landlord after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment, but any such paid amounts shall be credited against the sums Tenant would otherwise owe Landlord. Tenant’s payment of any Rent hereunder shall not constitute a waiver by Tenant of any breach or default by Landlord under this Lease nor shall Landlord’s payment of monies due Tenant hereunder constitute a waiver by Landlord of any breach or default by Tenant under this Lease.

ARTICLE 13

CONDEMNATION

If the whole or any material part of the Premises, Building or Common Areas required for the use of the Premises shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the material reconstruction or remodeling of any material part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If any material part of the Premises or Common Areas required for the use of the Premises (e.g., the parking facilities) is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority, Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim is payable separately to Tenant or is otherwise separately identifiable. Notwithstanding anything in this Article 13 to the contrary, Tenant shall be entitled to receive fifty percent (50%) of the “bonus value” of the leasehold estate in connection therewith, and Landlord shall be entitled to receive the remaining fifty percent (50%), which bonus value shall be equal to the difference between the Rent payable under this Lease and the sum established by the condemning authority as the award for compensation for the leasehold. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking, but nothing herein shall preclude Tenant from seeking a recovery from the condemning authority to the extent Landlord’s award is not reduced as a result thereof.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, (except as otherwise provided in Section 14.7 or Section 14.8 below), which consent shall not be unreasonably withheld, conditioned or delayed (subject to the terms of’ Section 14.2, below), assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and an executed copy of all documentation effectuating the proposed Transfer, including all operative documents to evidence such Transfer and all agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof or by a certified public accountant, and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such

Transferee’s business and proposed use of the Subject Space, and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Landlord shall approve or disapprove of the proposed Transfer within ten (10) days (the “Review Period”) after Landlord’s receipt of the applicable Transfer Notice. In the event that Landlord fails to notify Tenant in writing of such approval or disapproval within such Review Period, Tenant may send a reminder notice. If Landlord fails to respond within ten (10) additional days after such reminder, Landlord shall be deemed to have approved such Transfer. Any Transfer made without Landlord’s prior written consent or, to the extent applicable, Landlord’s deemed consent as aforesaid, shall, at Landlord’s option, be null, void and of no effect. Whether or not Landlord consents to any proposed Transfer (but other than for failure by Landlord to respond), Tenant shall within thirty (30) days after written request by Landlord, reimburse Landlord for all reasonable and actual out-of-pocket costs and expenses incurred by Landlord in connection with its review of a proposed Transfer, provided that such costs and expenses shall not exceed $3,000.00 for a Transfer in the ordinary course of business.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, delay or condition its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer only where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof or a non-profit;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5 The proposed Transfer would cause a violation of another lease for space in the Building or would give an occupant a right to cancel its lease;

14.2.6 Landlord has space available for lease in the Project of a similar size to the Subject Space, and either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating or has negotiated with Landlord to lease space in the Project during the prior 3-month period;

14.2.7 Any part of the rent payable under the proposed Transfer shall be based in whole or in part on the income or profits derived from the Subject Space or if any proposed Transfer shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within nine (9) months after Landlord’s consent, but not later than the expiration of said nine (9)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought together with monetary damages, or a separate action for monetary damages, and Tenant hereby waives any right at law or equity to terminate this Lease.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, actually received by Tenant from such Transferee; provided, however, that Tenant shall not be required to pay to Landlord any Transfer Premium until such time as Tenant has recovered all applicable “Subleasing Costs,” as that term is defined in this Section 14.3, it being understood that if in any year the gross revenues, less the deductions set forth and included in Subleasing Costs, are less than any and all costs actually paid in assigning or subletting the affected space (collectively “Transaction Costs”), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from net revenues with the procedure repeated until a Transfer Premium is achieved. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free rent reasonably provided to the Transferee, (iii) any brokerage commissions in connection with the Transfer, (iv) any lease takeover incurred by Tenant in connection with the Transfer; (v) out-of-pocket costs of advertising the space subject to the Transfer, (vi) any improvement allowance or other economic concessions paid by Tenant to the Transferee in connection with the Transfer; (vii) reasonable attorneys’ fees incurred by Tenant in connection with the Transfer; and (viii) the unamortized amount (with amortization using an interest factor of 8% per year) of the amount expended by Tenant above and beyond the amount of the Tenant Improvement Allowance in connection with the Tenant Improvements located in the Subject Space (which amounts are reflected in the “Final Costs” as defined in the Tenant Work Letter). “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4 Intentionally Omitted.

14.5 Effect of Transfer. If Landlord consents to a Transfer, then (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified; (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee; (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form and content reasonably acceptable to Landlord; (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer; and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space, and, in the event of a Transfer of Tenant’s entire interest in this Lease, the liability of Tenant and such Transferee shall be joint and several, Landlord or its authorized representatives shall have the right at all reasonable times, on reasonable prior notice, to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

14.6 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in Default under this Lease, Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in Default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person.

14.7 Non-Transfers. Notwithstanding anything to the contrary contained in this Lease, an assignment or subletting to, or use or occupancy of, all or a portion of the Premises by, (a) an affiliate of Tenant or Tenant’s parent (an entity which directly or indirectly, through one or more intermediaries, is controlled by, controls or is under common control, as such term is defined in California General Corporations Code (“CGCC”) Sections 160 and 5045, with, Tenant); (b) an entity which merges with or acquires or is acquired by, Tenant or a parent of Tenant, or a subsidiary of Tenant’s parent, (c) a transferee of all or substantially all of the assets of Tenant (each, an “Associated Entity”) or any other entity which will qualify as an “affiliate” under CGCC 150 and 5031 (a, b and c to be collectively be referred to herein as an “Affiliate”), may occur freely without restriction and without any need for any consents or approval by Landlord, shall not be deemed a Transfer under this Article 14, and no Transfer Premium shall be payable, and such transaction shall not result in such party being deemed or considered a Transferee hereunder, provided that (i) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, and (ii) such Affiliate (together with Tenant) has a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) that is sufficient to meet the obligations of Tenant under this Lease and Tenant provides reasonable evidence of the same to Landlord, For purposes of this Section 14.7: (i) a “parent” of an entity shall mean the owner of fifty percent (50%) or more of the voting power of such entity or an entity otherwise possessing the power, indirectly or directly, to direct the management or policies of such entity; and (ii) a “subsidiary” of an entity shall mean an entity of which at least fifty percent (50%) of its voting power is owned directly or indirectly through one or more subsidiaries of the specified entity. Landlord hereby agrees that, upon request by Tenant, Landlord shall be legally obligated to accept rent in an amount identified by Tenant to Landlord directly from any subtenant that is an Affiliate under this Section 14.7, provided that (i) no other obligation whatsoever shall be created between Landlord and such subtenant, either under this Lease or otherwise at law or in equity, (ii) such acceptance of rent shall in no event require Landlord to recognize such subtenant upon a termination of this Lease, and (iii) any failure by such subtenant to timely pay the designated portion of the Rent due under this Lease shall be deemed to be a breach of this Lease by Tenant (and Landlord shall have all of the rights and remedies for a failure of Tenant to pay amounts due hereunder (including, without limitation, the right to provide notice as provided In, and declare a default under, Article 19 of this Lease)). Notwithstanding anything herein to the contrary, the transfer, assignment, hypothecation or new issuance of stock (or other ownership interests) of Tenant or Tenant’s direct or indirect parent entities shall not be deemed to be a Transfer for purposes of this Article 14. In no event shall any assignment or sublease or other transaction under this Section 14.7 serve to release Tenant from its obligations under this Lease.

14.8 Allowed Subleases. Notwithstanding any contrary provision of this Article 14, Tenant shall have the right without the payment of a Transfer Premium, and without the receipt of Landlord’s consent, but on prior Notice to Landlord, to permit the occupancy of up to one (1) full floor of the Premises, to any individual(s) or entities (collectively, “Tenant’s Occupants”) on and subject to the following conditions: (i) all such individuals or entities shall be of a character and reputation consistent with the quality of the Building and Project; and (ii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Article 14. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding any such individuals or entities. Any occupancy permitted under this Section 14,8 shall not be deemed a Transfer under this Article 14. Notwithstanding the foregoing, no such occupancy shall relieve Tenant from any obligations or liability under this Lease.

14.9 Sublease Recognition. At Tenant’s written request, subject to the terms hereof, Landlord shall, concurrently with the granting of Landlord’s consent to a sublease (a “Sublease”), execute a commercially reasonable recognition agreement (the “Recognition Agreement”) in favor of a Transferee who is a subtenant of Tenant (the “Subtenant”), which provides that in the event this Lease is terminated, Landlord shall recognize the Subtenant’s right to continue to occupy the portion of the Premises which is the subject of the Sublease (the “Sublease Space”) and not disturb such Subtenant’s possession of the Sublease Space due to such termination; provided that (i) the Sublease Space consists of either (A) all of the Premises, or (B) only full floors of the Premises which is/are not located directly between two (2) full or partial floors of the Premises that are not included in Sublease Space; (ii) such recognition of the Subtenant is, subject to the terms of this Section 14.9, upon all the terms (including, without limitation, the rent) set forth in this Lease, subject to equitable modifications based on the number of rentable square feet contained in the Sublease Space; provided, however, that (a) to the extent the economic terms of the Sublease are more favorable to Landlord than those set forth in this Lease, then the economic terms of the Sublease shall be applicable, and (b) the terms and provisions of Sections 1.1.5, 1.1.6, 1.3, 2.2, 2.3, 23.5 23.6, and 29.33 and Article 22 of this Lease shall in no event be applicable to such Subtenant; (iii) Landlord shall not be liable for any act or omission of Tenant; (iv) Landlord shall not be subject to any offsets or defenses which the Subtenant might have as to Tenant or to any claims for damages against Tenant, nor shall Landlord be obligated to fund to, or for the benefit of, Subtenant, any undisbursed improvement or refurbishment allowance or other allowances or monetary concessions unless same has been granted to Tenant by Landlord and transferred by Tenant to Subtenant; (v) Landlord shall not be required or obligated to credit the Subtenant with any rent or additional rent paid by the Subtenant to Tenant; (vi) except as otherwise specifically set forth in this Section 14.9, Landlord shall not be bound by any terms of the Sublease; (vii) such recognition shall be effective upon, and Landlord shall be responsible for performance of any covenants and obligations in favor of Subtenant accruing after, the termination of this Lease; (viii) as a condition to Landlord’s obligation to enter into the Recognition Agreement, Landlord shall have the right to reasonably approve the creditworthiness and financial strength of the Subtenant, which approval shall take into account credit enhancements provided by such Subtenant (which shall be transferred by Tenant, or otherwise provided by Subtenant, to Landlord upon a termination of this Lease, in a manner acceptable to Landlord, in Landlord’s reasonable discretion), which reasonable approval shall be based upon the creditworthiness and financial strength then generally required by Landlord and landlords of the Comparable Buildings of a new tenant who is leasing space of a rentable area comparable to the rentable area of the Sublease Space for a term equal to the remaining Lease Term, who is granted concessions comparable to the concessions, if any, granted to the Subtenant, and who is assuming the monetary obligations as set forth in this Section 14.9; (ix) the Recognition Agreement shall provide that, upon a termination of this Lease, the Subtenant shall make full and complete attornment to Landlord, as lessor, pursuant to a lease executed by Landlord and the Subtenant, so as to establish direct privity of contract between Landlord and the Subtenant, upon the terms of this Section 14.9; (x) the Subtenant shall expressly agree to assume all of Tenant’s end of term restoration obligations under the Lease with respect to the Subject Space; and (xi) the Recognition Agreement shall be subject to the terms and requirements of any subordination and nondisturbance agreement in favor of any deed of trust holder relating to the Building or Project that is not inconsistent with this Section 14.9. In the event Landlord enters into a Recognition Agreement with any particular Subtenant pursuant to the terms of this Section 14.9, Tenant hereby acknowledges and agrees that, for purposes of calculating the damages due Landlord following Tenant’s breach and Landlord’s termination of this Lease, with respect to any such Sublease Space, Landlord shall be deemed to have adequately mitigated its damages in accordance with Applicable Law for the portion of the Premises covered by an applicable Recognition Agreement.

14.10 Tenant As Subtenant. To the extent that Tenant requests Landlord to consent to a sublease by Tenant, as subtenant, from a tenant of the Project (an “Other Building Tenant”), and Landlord is, in Landlord’s reasonable determination, in a position to reject such sublease by Tenant by reason of language set forth in the Other Building Tenant’s lease that provides that Landlord may reject a sublease by the Other Building Tenant based upon the identity of the subtenant as another tenant of the Building, Landlord will not reject such sublease based on the identity of Tenant as a tenant of the Building, provided that (i) such sublease is for less than a full floor of the Building, and (ii) the terms of the Sublease do not in any way require a modification of the terms of the direct lease to which such sublease is to be subject. Further, nothing contained herein shall serve to limit or modify Landlord’s right to deny consent to any sublease by an Other Building Tenant based upon factors other than Tenant’s status as a tenant of the Building; provided, however, that Landlord shall only reject a sublease to Tenant of a full floor or more based upon Tenant’s status as an occupant of the Building to the extent Landlord has space in the Building reasonably capable of satisfying the space requirement as set forth in the proposed sublease.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, casualty (subject to the terms of Article 11 of this Lease) and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its reasonable discretion, require to be removed (the notification of which may be provided to Tenant either prior to or within ten (10) business days following the expiration or earlier termination of this Lease), and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Notwithstanding the foregoing, Tenant shall have no obligation to remove any cabling from the Premises or Building.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to 125% for the first ninety (90) days and 150% thereafter of the Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises within ninety (90) days following termination or expiration of this Lease (and provided that Landlord has provided Tenant with at least thirty (30) days prior written notice that Landlord has a signed proposal or lease from a succeeding tenant to lease all or a portion of the Premises), in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord or Tenant, the recipient (the “Recipient”) shall execute, acknowledge and deliver to the requesting party (the “Requesting Party”) an estoppel certificate, which, as submitted, shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof, or any assignee or sublessee), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by the Requesting Party or Landlord’s mortgagee or prospective mortgagee or Tenant’s Transferee, as the case may be (but in no event shall such other information relate to the financial condition of Tenant). Appropriate modification shall be made to Exhibit E when Tenant is the Requesting Party. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project or by assignee or sublessee or purchaser of Tenant’s business. The Recipient shall execute and deliver whatever other instruments may be reasonably required for such purposes, subject to the conditions in this Article 17. The failure of Tenant or Landlord, as the case may be, to timely execute, acknowledge and deliver such estoppel certificate or other instruments, upon an additional five (5) business days’ notice from the Requesting Party advising the other party of the consequences of a non-response, shall constitute an acceptance of the premises stated therein and an acknowledgment by the other party that statements included in the estoppel certificate are true and correct, without exception. At any time during the Lease Term, if Tenant’s financials are not reasonably publicly available, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Prior to Tenant’s delivery of any such financial statements, Landlord shall execute a confidentiality agreement in commercially reasonable form.

ARTICLE 18

SUBORDINATION

Landlord hereby represents and warrants to Tenant that, as of the date of this Lease, there is no mortgage, trust deed, ground or underlying lease, or similar encumbrance affecting the Building or Project. This Lease shall be subject and subordinate to all future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Landlord’s delivery to Tenant of commercially reasonable non-disturbance agreement(s) (the “Nondisturbance Agreement”) in favor of Tenant from any ground lessors, mortgage holders or lien holders of Landlord who come into existence following the date hereof but prior to the expiration of the Lease Term shall be in consideration of, and a condition precedent to, Tenant’s agreement to be bound by the terms of this Article 18. Any such Nondisturbance Agreement shall (i) provide that such ground lessor, mortgage holder or lien holder shall not disturb the possession and other rights of Tenant under this Lease and accept Tenant as the tenant of the Premises under the terms and conditions of this Lease, (ii) preserve and not alter the remedies of Tenant for Landlord’s failure to perform any ongoing obligation of Landlord under the Lease, and (iii) expressly recognize Tenant’s rental offset rights, as and to the extent set forth in this Lease. Tenant covenants and agrees that in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor has executed a Nondisturbance Agreement, Landlord’s interest herein may be assigned as security at any time to any lienholder, Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Subject to Tenant’s receipt of the Nondisturbance Agreement described herein, Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant (an “Event of Default” or “Default”):

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice that the same was overdue; or

19.1.2 Except as set forth in Sections 19.1.1, 19.1.3, and 19.1.4, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 The failure by Tenant to observe or perform according to the provisions of Articles 5, 17, 18 or 21 of this Lease where such failure continues for more than seven (7) business days after notice from Landlord;

19.1.4 Abandonment or vacation of the Ground Floor Premises by Tenant.

The notice periods provided herein are in addition to, and not in lieu of, any notice periods provided by law and nothing in this Lease shall constitute a waiver by Tenant of its statutory rights of redemption. No statutory notice may be sent until the cure periods set forth in this Section 19.1 have expired without a cure being effectuated.

19.2 Remedies Upon Default. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever, except as required by Applicable Law.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof in compliance with Applicable Laws, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

19.2.1.1.1 The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

19.2.1.1.2 The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.1.3 The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.1.4 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant, in each case prorated based on the remainder of the Lease Term; and

19.2.1.1.5 At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and 19.2.1(ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or, any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases or Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, then Landlord shall have the right, at Landlord’s option in its sole discretion, (i) to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises, in which event Landlord shall have the right to repossess such affected portions of the Premises by any lawful means, or (ii) to succeed to Tenant’s interest in any or all such subleases, licenses, concessions or arrangements, in which event Landlord may require any sublessees, licensees or other parties thereunder to attorn to and recognize Landlord as its assignor, sublessor, licensor, concessionaire or transferor thereunder. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.

19.5 Landlord Default.

19.5.1 General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

19.5.2 Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date applicable to the Initial Premises and required by this Lease, which substantially interferes with Tenant’s use of or ingress to or egress from the Building or the Parking Structure; (ii) any failure by Landlord to provide services, utilities or ingress to and egress from the Building (including the Parking Structure), or Premises as required by this Lease; (iii) damage and destruction of or eminent domain proceedings in connection with the Building or the Parking Structure, or (iv) the presence of Hazardous Materials not brought on the Premises by Tenant Parties (any such set of circumstances as set forth in items (i) through (iv), above, to be known as an “Abatement Event”), then Tenant shall give Landlord Notice of such Abatement Event, and if such Abatement Event continues for three (3) consecutive business days after Landlord’s receipt of any such notice, or occurs for ten (10) non-consecutive business days in a twelve (12) month period (provided Landlord is sent a notice pursuant to Section 29.18 of this Lease of each such Abatement Event) (in either of such events, the “Eligibility Period”), then the Base Rent and Tenant’s Share of Direct Expenses and Tenant’s obligation to pay for parking (to the extent not actually utilized by Tenant) shall be abated or reduced, as the case may be, after expiration of the

Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use (“Unusable Area”), bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, the Unusable Area for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein (in Tenant’s reasonable judgment), the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole and exclusive remedy at law or in equity to abate Rent for an Abatement Event; provided, however, that (a) nothing in this Section 19.5.2, shall impair Tenant’s rights under Section 19.5.1, above, and (b) if Landlord has not cured such Abatement Event within two hundred seventy (270) days after receipt of notice from Tenant, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such 270-day period until such time as Landlord has cured the Abatement Event, which right may be exercised only by delivery of notice to Landlord (the “Abatement Event Termination Notice”) during such five (5) business-day period, and shall be effective as of a date set forth in the Abatement Event Termination Notice (the “Abatement Event Termination Date”), which Abatement Event Termination Date shall not be less than thirty (30) days, and not more than one (1) year, following the delivery of the Abatement Event Termination Notice. Notwithstanding anything contained in this Section 19.5.2 to the contrary, Tenant’s Abatement Event Termination Notice shall be null and void (but only in connection with the first notice sent by Tenant with respect to each separate Abatement Event) if Landlord cures such Abatement Event within such thirty (30) day period following receipt of the Abatement Event Termination Notice. If Tenant’s right to abatement occurs because of an eminent domain taking, condemnation and/or because of damage or destruction to the Premises and/or the Parking Structure, Tenant’s abatement period shall continue until Tenant has been given sufficient time, and sufficient ingress to, and egress from the Premises, to rebuild such portion it is required to rebuild, to install its property, furniture, fixtures, and equipment to the extent the same shall have been removed as a result of such damage or destruction or temporary taking and to move in over a weekend, To the extent Tenant is entitled to abatement because of an event covered by Articles 11 or 13 of this Lease, then the Eligibility Period shall not be applicable. If Tenant’s right to abatement occurs during any period of Base Rent Abatement, Tenant’s period of Base Rent Abatement shall be extended for the number of days that the abatement period overlapped the free Base Rent period (“Overlap Period”). Landlord shall have the right to extend the Lease Expiration Date for a period of time equal to the Overlap Period if Landlord sends a notice to Tenant of such election within ten (10) days following the end of the extended free Base Rent period. Except as provided in this Section 19.5.2 or elsewhere in this Lease, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that so long as no Event of Default exists under this Lease, Tenant shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1 Delivery of Letter of Credit. Tenant shall deliver to Landlord concurrent with Tenant’s execution of this Lease, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease, an unconditional, clean, irrevocable negotiable standby letter of credit (the “L-C”) in the amount set forth in Section 8 of the Summary (the “L-C Amount”), in the form attached hereto as, Exhibit K, payable in Los Angeles, California, San Francisco, California or Boston, Massachusetts, or which will allow presentation and drawing by facsimile or nationally recognized overnight courier, running in favor of Landlord, drawn on a bank (the “Bank”) reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Fitch of BBB or a comparable rating from Standard and Poor’s Professional Rating Service or from Moody’s Professional Rating Service (the “Credit Rating Threshold”), and otherwise conforming in all respects to the requirements of this Article 21, including, without limitation, all of the requirements of Section 21.2 below, all as set forth more particularly hereinbelow, Landlord hereby approves Silicon Valley Bank (the “Approved Bank”) as “Bank”, provided that the foregoing shall not alter or limit Landlord’s rights and Tenant’s obligations hereunder to the extent the Approved Bank shall not, at any time, satisfy the Credit Rating Threshold. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining and maintaining the L/C. In the event of an assignment by Tenant of its interest in this Lease (and irrespective of whether Landlord’s consent is required for such assignment), any such substitute L-C delivered by an assignee shall conform with all of the requirements of this Article 21.

21.2 In General. The L-C shall be “callable” at sight, permit partial draws and multiple presentations and drawings, and be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Tenant further covenants and warrants as follows:

21.2.1 Landlord Right to Transfer. The L-C shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) ail or any portion of its interest In and to the L-C to another party, person or entity, if and only if such transfer is a part of the assignment by Landlord of its rights and interests in and to this Lease, In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Landlord shall be responsible for paying the first $5,000.00 of the Bank’s transfer and processing fees in connection therewith, and Tenant shall be responsible for any such transfer and processing fees in excess of $5,000.00.

21.2.2 No Assignment by Tenant. Tenant shall neither assign nor encumber the L-C or any part thereof. Neither Landlord nor its successors or assigns will be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance by Tenant in violation of this Section.

21.2.3 Replenishment. If, as a result of any drawing by Landlord on the L-C pursuant to its rights set forth in Section 21.3 below, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) business days thereafter, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount or (ii) additional L-Cs in an amount equal to the deficiency, which additional L-Cs shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 19.1 above, the same shall constitute an incurable default by Tenant under this Lease (without the need for any additional notice and/or cure period).

21.2.4 Renewal; Replacement. If the L-C expires earlier than the date (the “LC Expiration Date”) that is thirty (30) days after the expiration of the Lease Term, Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, which new L-C shall be irrevocable and automatically renewable through the LC Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. In furtherance of the foregoing, Landlord and Tenant agree that the L-C shall contain a so-called “evergreen provision,” whereby the L-C will automatically be renewed unless at least thirty (30) days’ prior written notice of non-renewal is provided by the issuer to Landlord; provided, however, that the final expiration date identified in the L-C, beyond which the L-C shall not automatically renew, shall not be earlier than the LC Expiration Date.

21.2.5 Bank’s Financial Condition. If, at any time during the Lease Term, the Bank’s long term credit rating is reduced below the Credit Rating Threshold, or if the financial condition of the Bank changes in any other materially adverse way (either, a “Bank Credit Threat”), then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute L-C that complies in all respects with the requirements of this Article 21, and Tenant’s failure to obtain such substitute L-C within twenty (20) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord, or Landlord’s then managing agent, to immediately draw upon the then existing L-C in whole or in part, without notice to Tenant, as more specifically described in Section 21.3 below. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

21.3 Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may stiffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”) that is not dismissed within thirty (30) days, or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code that is not dismissed within thirty (30) days, (D) the Bank has notified Landlord that the L-C will not be renewed or extended through the LC Expiration Date, or (E) a Bank Credit Threat or Receivership (as such term is defined in Section 21.6.1 below) has occurred and Tenant has failed to comply with the requirements of either Section 21.2.5 above or 21.6 below, as applicable. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, or if any of the foregoing events identified in Sections 21.3(A) through (E) shall have occurred, Landlord may, but without obligation to do so, and without notice’ to Tenant, draw upon the L-C, in part or in whole, and the proceeds may be applied by Landlord (i) to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default, (ii) against any Rent payable by Tenant under this Lease that is not paid when due and/or (iii) to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

21.4 Letter of Credit not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a

“security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the L-C is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

21.5 Proceeds of Draw. In the event Landlord draws down on the L-C pursuant to Section 21.3 above, the proceeds of the L-C may be held by Landlord and applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. Any unused proceeds need not be segregated from Landlord’s other assets. Tenant hereby (i) agrees that such proceeds shall not be deemed to be or treated as a “security deposit” under the Security Deposit Laws, and (ii) waives all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws, Landlord agrees that the amount of any proceeds of the L-C received by Landlord, and not (a) applied against any Rent payable by Tenant under this Lease that was not paid when due or (b) used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease (the “Unused L-C Proceeds”), shall be paid by Landlord to Tenant (x) upon receipt by Landlord of a replacement L-C in the full L-C Amount, which replacement L-C shall comply in all respects with the requirements of this Article 21, or (y) within thirty (30) days after the LC Expiration Date; provided, however, that If prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the Unused L-C Proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.6 Bank Placed Into Receivership.

21.6.1 Bank Placed Into Receivership. In the event the Bank is placed into receivership or conservatorship (any such event, a “Receivership”) by the Federal Deposit Insurance Corporation or any successor or similar entity (the “FDIC”), then, effective as of the date such Receivership occurs, the L-C shall be deemed to not meet the requirements of this Article 21, and, within ten (10) days following Landlord’s notice to Tenant of such Receivership (the “LC Replacement Notice”), Tenant shall (1) replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21 or (ii), in the event Tenant demonstrates to Landlord that Tenant is reasonably unable to obtain a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21 within the foregoing ten (10) day period, deposit with Landlord cash in the L-C Amount (the “Interim Cash Deposit”); provided, however, that, in the case of the foregoing sub-clause (ii), Tenant shall, within sixty (60) days after the LC Replacement Notice, replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21, and upon Landlord’s receipt and acceptance of such replacement L-C, Landlord shall return to Tenant the Interim Cash Deposit, with no obligation on the part of

Landlord to pay any interest thereon. If Tenant fails to comply in any respect with the requirements of this Section 21.6.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to (a) declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day and sixty (60) day periods, (b) if applicable, retain such Interim Cash Deposit until such time as such default is cured by Tenant, which retention shall not constitute a waiver of any right or remedy available to Landlord under the terms of this Lease or at law, and (c) pursue any and all remedies available to it under this Lease and at law, including, without limitation, if Tenant has failed to provide the Interim Cash Deposit, treating any Receivership as a Bank Credit Threat and exercising Landlord’s remedies under Section 21.2.5 above, to the extent possible pursuant to then existing FDIC policy. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

21.6.2 Interim Cash Deposit. During any period that Landlord remains in possession of the Interim Cash Deposit (any such period, a “Deposit Period”), it is understood by the parties that such Interim Cash Deposit shall be held by Landlord as security for the full and faithful performance of Tenant’s covenants and obligations under this Lease. The Interim Cash Deposit shall not constitute an advance of any Rent, an advance payment of any other kind, nor a measure of Landlord’s damages in case of Tenant’s default. If, during any such Deposit Period, Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, then Landlord may but shall not be required to, from time to time, without notice to Tenant and without waiving any other remedy available to Landlord, use the interim Cash Deposit, or any portion of it, to the extent necessary to cure or remedy such default or failure or to compensate Landlord for all damages sustained by Landlord or which Landlord reasonably estimates that it will sustain resulting from Tenant’s default or failure to comply fully and timely with its obligations pursuant to this Lease. Tenant shall immediately pay to Landlord on demand any amount so applied in order to restore the Interim Cash Deposit to its original amount, and Tenant’s failure to immediately do so shall constitute a default under this Lease, In the event Landlord is in possession of the Interim Cash Deposit at the expiration or earlier termination of this Lease, and Tenant is in compliance with the covenants and obligations set forth in this Lease at the time of such expiration or termination, then Landlord shall return to Tenant the Interim Cash Deposit, less any amounts deducted by Landlord to reimburse Landlord for any sums to which Landlord is entitled under the terms of this Lease, within thirty (30) days following both such expiration or termination and Tenant’s vacation and surrender of the Premises. Landlord’s obligations with respect to the Interim Cash Deposit are those of a debtor and not a trustee. Landlord shall not be required to maintain the Interim Cash Deposit separate and apart from Landlord’s general or other funds, and Landlord may commingle the Interim Cash Deposit with any of Landlord’s general or other funds. Tenant shall not at any time be entitled to interest on the Interim Cash Deposit. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Interim Cash Deposit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Interim Cash Deposit to a new landlord. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.

21.7 Reduction of L-C Amount. Provided that Tenant is not in Default of this Lease as of the then applicable “Reduction Date,” as set forth below, the L-C Amount shall be reduced as of such Reduction Date by an amount equal to the “LC Reduction Amount”, as that term is defined, below. Such reduction of the L-C Amount, if applicable, shall be effectuated by means of an amendment to the L-C (in form and content satisfactory to Landlord, in Landlord’s reasonable discretion) implemented following the applicable Reduction Date, If Tenant is in Default of this Lease as of a Reduction Date, the L-C Amount shall not be reduced unless and until Tenant is no longer in Default of this Lease, at which time the L-C Amount shall be reduced to the amount it would have been reduced had Tenant not be in Default as of the applicable Reduction Date, subject to and in accordance with the terms of this Section 21.7. For purposes of this Lease, (i) a “Reduction Date” shall mean each of the third (3rd), fourth (4th) and fifth (5th) anniversaries of the Lease Commencement Date, and (ii) the “LC Reduction Amount” shall mean $750,000.00 in connection with the reduction of the L-C Amount on the first (1st) Reduction Date and $250,000.00 in connection with the reduction of the L-C Amount of the second (2nd) and third (3rd) Reduction Dates. Notwithstanding anything contained herein to the contrary, in no event shall the L-C Amount be less than $250,000.00.

ARTICLE 22

COMPETITOR RESTRICTIONS

Subject to existing tenants’ of the Project’s rights, so long as (i) the Original Tenant is occupying and conducting “Tenant’s Primary Business,” as that term is defined, below, from at least seventy-five percent (75%) of the rentable square footage of the Premises as then comprised (e.g., Must-Take Premises 1 shall not be a part of the Premises for such determination until the Must-Take Premises 1 Commencement Date), and (ii) the Original Tenant is not in Default of this Lease, in no event shall Landlord, following the date of this Lease, enter into a direct lease, or consent to a sublease or assignment over which Landlord has consent rights that would allow Landlord to withhold its consent, for any space in the Project to a “Competitor,” as that term is defined below. In no event shall a party succeeding to any tenant’s or subtenant’s interest in any lease or sublease as a result of a merger, acquisition, consolidation or similar transaction, be deemed to cause a violation of the terms of this Article 22. “Competitors” shall mean the following companies, along with wholly owned subsidiaries or affiliates of such companies whose primary business is directly competitive with the business being operated by Tenant in the Premises:

1. FieldEdge, LLC

2. SuccessWare, Inc.

3. HouseCall Pro (Codefied Inc.)

For purposes of this Lease, “Tenant’s Primary Business” shall mean field services software company, Tenant shall have the right upon delivery of written notice to Landlord not more than once every three (3) years, to add a new Competitor company, that is in direct competition with Tenant’s Primary Business to the same extent and in the same manner as the initial Competitors, provided that for each new Competitor added to the list, Tenant will be required to remove one (1) Competitor from the previously existing list. At any time, Landlord shall have the right, at Landlord’s sole option, to deliver notice to Tenant requesting Tenant provide an update, if desired by Tenant, to the then Competitors (subject to the limitations and requirements of this Article 22). Within ten (10) business days following receipt of such notice, Tenant may change the then Competitors (subject to the limitations and requirements of this Article 22) and, whether or not Tenant shall change the then Competitors as permitted hereunder, notwithstanding anything in this Article 22 to the contrary, Tenant shall have no right to change the Competitors for a period of twelve (12) months following the expiration of such 10-business day period.

ARTICLE 23

SIGNS

23.1 Full Floors. Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, with regard to any portion of the Premises that comprises an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2 Multi-Tenant Floors. Except with respect to the Ground Floor Premises (which is addressed in Section 23.3, below), if other tenants occupy space on the floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord, at Tenant’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s then-current Building standard signage program.

23.3 Ground Floor Premises. With respect to the Ground Floor Premises, Tenant shall be permitted, at Tenant’s sole cost and expense, to install signage (the “Ground Floor Premises Identification Signage”) generally in the location and of the size depicted on Exhibit I, attached hereto, the parties hereby agreeing that the exact location and size shall be approved by Landlord during final lobby design. Subject to the foregoing, all specifications relating to the Ground Floor Premises Identification Signage shall be subject to Landlord’s reasonable approval. Tenant shall not be entitled to any other or additional signage relating to or visible from the exterior of the Ground Floor Premises.

23.4 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Subject to the terms of Sections 23.5 and 23.6, below, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.5 Building Ton Sign. For so long as the “Building Top Sign Condition,” as that term is defined, below, shall be satisfied, subject to the terms of this Section 23.5 and Applicable Laws, the Original Tenant or an Affiliate Assignee, as the case may be, only shall have the right to have one (1) sign at the top of both the east and west sides of the Building (the “Building Top Signs”). Subject to the terms of this Section 23.5, Landlord hereby acknowledges and agrees that no other tenant, nor any third party, shall be permitted to have a sign at the top of the Building so long as Tenant maintains the right to the Building Top Signs pursuant to the terms of this Section 23.5. Notwithstanding anything, contained in this Section 23.5 to the contrary, Landlord and Tenant hereby acknowledge and agree that an existing tenant of the Building (the “Existing Tenant”) retains the right to Building top signs as of the date of this Lease (the “Existing Building Top Signage”) and that the Existing Tenant’s lease expires as of February 28, 2019 (the “Existing Lease Expiration Date”). Following the Existing Lease Expiration Date, Landlord shall use diligent efforts to have the Existing Building Top Signage removed. Notwithstanding anything in this Section 23.5 to the contrary, Tenant’s right to install the Building Top Sign shall commence thirty (30) days following the removal of the Existing Building Top Signage. Tenant shall have the right, from time to time following the Existing Lease Expiration Date, to inquire of Landlord as to the then current status of the removal of the Existing Building Top Signage and Landlord shall promptly respond to Tenant. Subject to the terms hereof, in the event the removal of the Existing Building Top Signage has not occurred on or before September 1, 2019 (the “Initial Signage Removal Deadline Date”), then (i) Tenant may deliver notice thereof to Landlord, and (ii) if removal of the Existing Building Top Signage has not occurred within thirty (30) days following receipt of such notice (the last day of such 30-day period to be referred to herein as the “Final Signage Removal Deadline Date”), then, commencing as of the Final Signage Removal Deadline Date and continuing until the date of the removal of the Existing Building Top Signage, provided that Tenant is not in Default of this Lease, as Tenant’s sole remedy, Tenant shall be entitled to a twenty percent (20%) abatement of the Base Rent due under this Lease. Notwithstanding the foregoing, the Initial Signage Removal Deadline Date and the Final Signage Removal Deadline Date shall each be extended on a day-for-day basis to the extent removal of the Existing Building Top Signage is delayed due to Force Majeure, which shall be deemed to include, without limitation, delays in obtaining permits or other governmental approvals associated with the removal of the Existing Building Top Signage. In connection with Tenant’s right to the Building Top Sign(s), Landlord and Tenant hereby acknowledge and agree that (i) the size, materials, lettering, design, content and all other specifications relating to the Building Top Sign(s) shall be subject to Landlord’s prior written consent (provided that Landlord hereby agrees that (a) the Building Top Sign(s) may include Tenant’s name and logo and Landlord hereby approves the signage set forth on Exhibit N, attached hereto), and (b) may or may not be illuminated at Tenant’s election (provided that Tenant shall be responsible for all utilities costs associated with any illumination of the Building Top Sign(s)), which consent shall not be unreasonably withheld; (iii) the Building Top Signs shall be located within the area depicted on Exhibit O, attached hereto (the “Tenant Sign Area”), and no portion of the Building Top Signs shall extend beyond or outside of the Tenant Sign Area, (iv) the Building Top Sign(s) shall comply with all Applicable Laws; (v) Tenant’s right to the Building Top Sign(s) shall be personal to the Original Tenant or an Affiliate Assignee, as the case may be (and may not be exercised by any other assignee or any sublessee or any other person or entity); and (vi) Tenant’s continuing right to the Building Top Sign(s) shall be contingent on Tenant’s actually occupying at least seventy-five percent (75%) of the rentable square footage of the Premises (and, accordingly, Tenant’s rights hereunder shall terminate at such time, if applicable, as Tenant shall fail to actually occupy at least seventy-five percent (75%) of the rentable square footage of the Premises). For purposes of the foregoing, Tenant shall be deemed to be in occupancy of space so long as Tenant has not subleased, licensed or otherwise granted third party occupancy rights with respect to space. In no event shall the Building Top Sign(s) include a name or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the first class quality of the Project, or which would reasonably offend a landlord of the Comparable Buildings, or which includes the name of a foreign country, provided that Landlord hereby approves Tenant’s name and logo as set forth on Exhibit N, attached hereto. Tenant shall be responsible for obtaining any applicable permits or other governmental approval(s) applicable to or required for the Building Top Sign(s) (and acknowledges that such permits or approvals shall not be a condition to the effectiveness of this Lease). Further, Tenant shall be responsible for all costs incurred in connection with the design, construction, installation, maintenance and repair, compliance with law and removal of the Building Top Sign(s). Upon the expiration or earlier termination of this Lease (or upon any earlier termination of Tenant’s right the Building Top Sign(s) pursuant to the terms hereof), Tenant shall, at Tenant’s sole cost and expense, remove the Building Top Sign(s) from the Building, repair all damage resulting from the installation, use and removal of the Building Top Sign(s), and restore all affected areas to the condition existing prior to Tenants installation of the Building Top Sign(s), reasonable wear and tear excepted. For purposes of this Section 23.5, the “Building Top Sign Condition” shall mean Tenant is obligated to lease from Landlord at least 120,000 rentable square feet in the Building for a term that continues to the Lease Expiration Date (as the same may be extended), provided that Landlord and Tenant hereby acknowledge and agree that (a) Must-Take Premises 1 and Must-Take Premises 2 shall be deemed to be leased by Tenant for purposes of this Section 23.5 as of the Lease Commencement Date applicable to the Initial Premises, and (b) the Temporary Premises shall not be considered for purposes of determining the number of floors leased by Tenant under this Section 23.4.

23.6 Monument Sign. In the event that Landlord, in Landlord’s sole and absolute discretion, shall construct a multi-tenant monument in front of the Building facing Brand Boulevard, subject to the terms of this Section 23.6 and Applicable Laws, the Original Tenant or an Affiliate Assignee, as the case may be, only shall have the non-exclusive right to have a sign (“Tenant’s Sign”) on one (1) strip of the Monument (the “Monument”). Landlord and Tenant hereby acknowledge and agree that the Monument is not intended to refer to, nor shall Tenant have any rights with respect to, the existing monument located at the southwest corner of the Project. If applicable, Tenant’s Sign on the Monument shall be in the top tenant slot on such Monument and Landlord hereby agrees that no other tenant shall be entitled to an area the Monument that is larger than the area made available to Tenant on the Monument. In connection with the foregoing right to Tenant’s Sign, Landlord and Tenant hereby acknowledge and agree that (i) the size, materials, lettering, design, content and all other specifications relating to Tenant’s Sign shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld; (iii) Tenant’s Sign shall comply with all Applicable Laws; (iv) Tenant’s right to Tenant’s Sign shall be personal to the Original Tenant or an Affiliate Assignee, as the case may be (and may not he exercised by any other assignee or any sublessee or any other person or entity); and (v) Tenant’s continuing right to Tenant’s Sign shall be contingent on Tenant’s actually occupying at least seventy-five percent (75%) of the rentable square footage of the Premises (and, accordingly, Tenant’s rights hereunder shall terminate at such time, if applicable, as Tenant shall fail to actually occupy at least seventy-five percent (75%) of the rentable square footage of the Premises). For purposes of the foregoing, Tenant shall be deemed to be in occupancy of space so long as Tenant has not subleased, licensed or otherwise granted third party occupancy rights with respect to space. in no event shall the Tenant’s Sign include a name or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the first class quality of the Project, or which would reasonably offend a landlord of the

Comparable Buildings, or which includes the name of a foreign country, provided that Landlord hereby approves Tenant’s name and logo as set forth on Exhibit N, attached hereto. Tenant shall be responsible for obtaining any applicable permits or other governmental approval(s) applicable to or required for Tenant’s Sign (and acknowledges that such permits or approvals shall not be a condition to the effectiveness of this Lease). Further, Tenant shall be responsible for all costs incurred in connection with the design, construction, installation, maintenance and repair, compliance with law and removal of Tenant’s Sign. Upon the expiration or earlier termination of this Lease (or upon any earlier termination of Tenant’s right Tenant’s Sign pursuant to the terms hereof), Tenant shall, at Tenant’s sole cost and expense, remove the Tenant’s Sign from the Monument, repair all damage resulting from the installation, use and removal of the Tenant’s Sign, and restore all affected areas to the condition existing prior to Tenant’s installation of Tenant’s Sign, reasonable wear and tear excepted.

ARTICLE 24

COMPLIANCE WITH LAW

24.1 In General. Landlord shall comply with all Applicable Laws (including, without limitation, laws relating to hazardous materials (as defined by Applicable Laws)) relating to the Building Structure, Building Systems, and Common Areas, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining a building permit, obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Exhibit G attached hereto. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated, including, without limitation, any such governmental regulations related to disabled access (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all Applicable Laws (including the making of any alterations to the Premises required by Applicable Laws) which relate to (i) Tenant’s use of the Premises, (ii) the Alterations or the Tenant Improvements in the Premises, or (iii) the Building Structure and Building Systems, but, as to the Building Structure and Building Systems, only to the extent such obligations are triggered by Tenant’s non-typical general office or non-typical general office Alterations or Tenant Improvements, or use of the Premises for non-typical general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations as they relate to the Premises. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

24.2 CASp Disclosure. As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, notwithstanding anything in this Article 24 to the contrary, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, and only in accordance with Landlord’s reasonable rules and requirements; and (b) Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises (other than typical general office use and improvement of the Premises) shall require repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after written notice that said amount was not paid when due, then Tenant shall pay to Landlord a late charge equal to three percent (3%) of the overdue amount. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies In any manner, In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within thirty (30) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (x) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release publication 1-1.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (y) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, which failure will likely cause material harm to persons or property, or subject Landlord to any potential liability, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, upon an additional three (3) days notice to Tenant, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any Default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor, sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s Defaults pursuant to the provisions of Section 26.1. If Tenant does not deliver a detailed written objection to Landlord within thirty (30) days after receipt of an invoice from Landlord, then Tenant shall pay Landlord the amount set forth in such invoice. If, however, Tenant delivers to Landlord, within thirty (30) days after receipt of Landlord’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Tenant’s reasons for its claim that such action did not have to be taken by Tenant pursuant to the terms of this Lease or that the charges are excessive (in which case Tenant shall pay the amount it contends would not have been excessive), then Landlord shall not then be entitled to reimbursement; provided that Landlord shall not be deemed to have waived any rights and may proceed to claim a default by Tenant. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant (except in the case of an “Emergency,” as that term is defined, below) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the Iasi twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) make repairs to the Premises (to the extent permitted pursuant to the terms of this Lease), or to make repairs or improvements the Building or the Building’s systems and equipment. All such visitors under item (ii), above (including, without limitation, prospective tenants) shall be required to execute Tenant’s standard, commercially reasonable confidentiality agreement, provided that in the event of an Emergency such visitors shall be required to execute Tenant’s standard confidentiality agreement if reasonably possible. At Tenant’s option, Tenant may require that an employee of Tenant accompany any such visitors (provided that Tenant makes such employee available to at the time of the required entry). Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Any such entries shall be performed by Landlord as expeditiously as reasonably possible and in a manner so as to minimize any interference with the conduct of Tenant’s business. Landlord may make any such entries, and may take such reasonable steps as required to accomplish the stated purposes. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. No provision of this

Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein. Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such secured areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Building Structure and/or the Building Systems; (ii) as required by Applicable Law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval. For purposes of this Lease, an “Emergency” shall mean a situation that threatens imminent material harm to persons or property.

ARTICLE 28

NOTICES

All notices, demands, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 9 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made. Any Notice given by (a) an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective (b) an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

c/o Beacon Capital Partners, LLC

One Sansome Street, Suite 710

San Francisco, CA 94104

Attention: Mr. McClure Kelly

and

c/o Beacon Capital Partners, LLC

200 State Street, 5t1, Floor

Boston, Massachusetts 02109

Attention: General Counsel

and

Allen Matkins Leck Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: Anton N. Natsis, Esq.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Light, Air or View Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Intentionally Deleted.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease not accrued as of the date of transfer (to the extent that such obligations are assumed by the transferee) and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord which first arise or accrue after the date of transfer, and subject to the terms of Article 18 of this Lease, including the return of any Security Deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the panics hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Whenever in the Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words “immediately,” “promptly,” and/or “on demand,” or their equivalent, are used to specify when such payment is due, then such payment shall be due thirty (30) days after the date that the party which is entitled to such payment sends notice to the other party demanding such payment.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. in executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project, including any rentals, sales, condemnation or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Other than Landlord, none of the Landlord Parties shall have any personal liability for Landlord’s obligations under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Other than Tenant, including any assignee of Tenant’s obligations under this Lease, none of the Tenant Parties shall have any personal liability for Tenant’s obligations under this Lease, and Landlord hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Landlord. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, (i) neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring; and (ii) neither Tenant nor the Tenant Parties shall be liable under any circumstances for injury or damage to, or interference with, Landlord’s business, including but not limited to, loss of profits, loss of rents or other revenues (except as due and owing pursuant to this Lease, and except as may be owing in connection with a holdover by Tenant as provided in Article 16, above), loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Subject to the terms of Article 22, above, Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17 Landlord Lien Waiver. Landlord agrees that Tenant shall have the right to pledge Tenant’s furniture, fixtures, equipment or other personal property owned by Tenant and located in the Premises (the “Collateral”) as security for Tenant’s credit lines or other financing. Landlord will agree to waive any lien rights with respect to such Collateral, and to execute commercially reasonable lien waiver agreements evidencing such waiver of Landlord’s rights.

29.18 Tenant Parking.

29.18.1 In General. Tenant shall have the right to rent from Landlord, commencing on the Lease Commencement Date applicable to the Initial Premises, the entire amount of parking passes set forth in Section 13 of the Summary based upon the rentable square footage of the Initial Premises, Must-Take Premises 1 and Must-Take Premises 2, on a monthly basis throughout the Lease Term, which parking passes shall pertain to the Project parking facility. Subject to the maximum number or parking passes to which Tenant is entitled, Tenant may increase or decrease the number of parking passes rented by Tenant upon not less than thirty (30) days’ notice to Landlord. Tenant shall pay to Landlord for automobile parking passes on a monthly basis an amount (the “Parking Charge”) equal to the prevailing rate charged from time to time at the location of such parking passes (which are currently $94.50 per month for unreserved parking passes and $130.00 per month for reserved parking passes); provided, however, that in no event shall the Parking Charge increase in any year following the calendar year in which the Lease Commencement Date applicable to the Initial Premises occurs by an amount in excess of four percent (4%) of the amount charged by Landlord during the preceding calendar year, calculated on a cumulative and compounded basis. In addition to the Parking Charge, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant shall abide by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the Project’s parking facilities), and shall cooperate in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Without limitation of the foregoing, Landlord shall have the right, at Landlord’s sole option, to implement a valet or similar type of parking system to service the Project’s parking facilities and to require that some or all of Tenant’s parking passes be converted to passes for use in such system at no additional cost to Tenant. Tenant’s use of the Project parking facility shall be at Tenant’s sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant’s, its employees’ and/or visitors’ use of the parking facilities. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease (subject to the terms of Section 19.5, above), from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements, provided that Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s parking rights hereunder. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this

Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

29.18.2 Additional Parking Rights. In addition to the parking passes to which Tenant is entitled pursuant to Section 13 of the Summary, Tenant shall have the right, during the Lease Term, subject to availability as determined by Landlord, upon not less than thirty (30) days’ notice to Landlord, to lease additional unreserved parking passes on a month-to-month basis (the “Month-to-Month Passes”), upon and subject to the terms of this Article 28, including, without limitation, Tenant’s obligations to pay the Parking Charge, plus any applicable parking taxes, In connection with the foregoing, notwithstanding anything contained herein to the contrary, Tenant hereby acknowledges and agrees that Landlord shall have the right, at any time upon not less than thirty (30) days’ notice to Tenant, to terminate Tenant’s right to lease one or more Month-to-Month Passes, in which event Tenant shall have no further rights with respect to such terminated passes.

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. Each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after written request from Landlord, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California. Each individual executing this Lease on behalf of Landlord hereby represents and warrants that Landlord is a duly formed and existing entity qualified to do business in California and that Landlord has full right and authority to execute and deliver this Lease and that each person signing on behalf of Landlord is authorized to do so. In such event, Landlord shall, within ten (10) days after written request by Tenant, deliver to Tenant satisfactory evidence of such authority and, if a corporation, upon demand by Tenant, also deliver to Tenant satisfactory evidence of (i) good standing in Landlord’s state of incorporation and (ii) qualification to do business in California.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY

CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with arty real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord shall pay all fees due the Brokers pursuant to separate written agreements between Landlord and the Brokers.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26 Protect or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Intentionally Deleted.

29.29 Development of the Project.

29.29.1 Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.29.2 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements (provided that the same is consistent with the terms and conditions set forth in this Lease) to provide (i) for reciprocal rights of access and/or use of the Project and the Other improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease, provided that the same is consistent with the terms and conditions set forth in this Lease.

29.29.3 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, odor, obstruction of access, etc. which are in excess of that present in a fully constructed project. Except as expressly set forth in Section 19.5.2, above, Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use of and access to the Premises in connection with any such construction activities.

29.30 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except as provided in Section 19.5.2, above, provided that in connection with any such Renovations, Landlord shall use commercially reasonable efforts to minimize interference with the conduct by Tenant of its business from the Building. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations.

29.31 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.32 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any electrical, communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving solely the Premises, provided that (i) Tenant shall (a) obtain Landlord’s prior written consent, (b) use an experienced and qualified contractor approved in writing by Landlord, (c) retain Landlord’s designated riser management company to oversee installation of the Lines (and shall comply with such management company’s reasonable requirements with respect to Tenant’s Lines), and (d) comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.33 Storage Premises.

29.33.1 In General. Subject to the terms hereof, Tenant shall have the one-time right, upon notice to Landlord delivered within sixty (60) days following the date of this Lease (a “Tenant’s Storage Notice”), to lease from Landlord up to an aggregate of 3,000 square feet of storage space located on the basement level of the Building, if delivered by Tenant, Tenant’s Storage Notice shall include the square footage of storage space Tenant desires to lease (which shall in no event exceed 3,000 square feet). Within ten (10) business days following receipt of a Tenant’s Storage Notice, Landlord shall deliver notice to Tenant (“Landlord’s Storage Notice”) indicating the location and square footage of the storage space Landlord shall lease to Tenant

(which shall be not less than 90% nor more than 110% of the square footage requested in Tenant’s Storage Notice. The space set forth in Landlord’s Storage Notice shall be the “Storage Premises” for purposes of this Section 29.33, and shall thereafter be leased by Tenant upon and subject to the terms of this Section 29.33. The term of Tenant’s lease of the Storage Premises pursuant to the terms hereof, if applicable (the “Storage Term”), shall commence upon the Lease Commencement Date applicable to the Initial Premises and shall expire upon the expiration or earlier termination of this Lease; provided, however, that Tenant shall have the option to terminate Tenant’s lease of the Storage Premises upon notice delivered to Landlord not less than thirty (30) days prior to the effective date of such termination ; provided further that in no event shall Tenant terminate its lease of the Storage Premises prior to the first anniversary of the Lease Commencement Date applicable to the Initial Premises.

29.33.2 Storage Rent. During the Storage Term, Tenant shall pay, as Additional Rent, monthly rent for the Storage Premises (“Storage Rent”) in an amount equal to $1.50 per square foot, which amount shall increase on each anniversary of the Lease Commencement Date applicable to the Initial Premises by 3%. Storage Rent shall be paid at the same time and in the same manner as Base Rent. If Tenant leases the Storage Premises during the Option Term, Tenant shall pay the prevailing rate charged by Landlord for comparable storage space in the Building.

29.33.3 Condition of Storage Premises. The Storage Premises shall be leased by Tenant in its existing, “as-is” condition. Tenant shall maintain the Storage Premises in good condition and shall be fully responsible for repairing any damage to the Storage Premises resulting from or relating to Tenant’s use thereof. Tenant shall give prompt notice to Landlord in case of fire or accidents in or about the Storage Premises or of defects therein or in the fixtures or equipment related thereto. Tenant acknowledges and agrees that Landlord shall have no obligation to provide any security for the Storage Premises.

29.34 Other Terms. Tenant shall comply with Landlord’s reasonable rules and regulations from time to time promulgated with respect to the use of the Storage Premises. Tenant shall use the Storage Premises for storage of Tenant’s personal property related to Tenant’s office use within the Premises only and in no event shall Tenant maintain any hazardous or perishable materials in the Storage Premises. Further, Tenant’s use of the Storage Premises shall at all times be consistent with the first class nature of the Building. Except to the extent resulting from Landlord negligence or willful misconduct, Tenant shall indemnify, defend protect and hold Landlord harmless from and against any and all claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of or in connection with Tenant’s use of the Storage Premises. In addition, Tenant’s insurance obligations under the Lease shall pertain to Tenant’s use of the Storage Premises. Upon not less than thirty (30) days’ notice to Tenant, Landlord shall have the right to relocate the Storage Premises to reasonably comparably sized storage space, at Landlord’s cost.

29.35 Transit Incentive Program. Tenant acknowledges and agrees to be bound by any governmentally mandated transportation management requirements.

[Signatures on next page.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

BCSP 800 NORTH BRAND PROPERTY LLC, a Delaware limited liability company

By:	/s/ William McClure Kelly
William McClure Kelly, Managing Director

Date: 1/11/2019

The date of this Lease shall be and remain as set forth in Section 1 of the Summary. The date below the Landlord’s signature is merely intended to reflect the date of Landlord’s execution of this Lease.

“Tenant”:

SERVICETITAN, INC., a Delaware corporation

By:	/s/ Vahe Kuzoyan
Name:	Vahe Kuzoyan
Title:	President

By:	/s/ David Burt
Name:	David Burt
Title:	CFO

[LANDLORD REQUESTS THE STATUTORY COMBINATION OF SIGNATURES EXECUTE THE LEASE OR, IN THE ALTERNATIVE, THAT TENANT SUPPLY A BOARD RESOLUTION INDICATING THE AUTHORITY OF TENANT’S SIGNATORY(IES)]

EXHBIIT A

800 NORTH BRAND BOULEVARD

OUTLINE OF INITIAL PREMISES

EXHIBIT A

EXHIBIT A

EXHIBIT A

EXHBIIT A-1

OUTLINE OF MUST-TAKE PREMISES 1

GROUND FLOOR PREMISES

EXHIBIT A-1

POTENTIAL BASEMENT AREA

EXHIBIT A-1

NESTLE SPACE

EXHIBIT A-1

PATIO SPACE

EXHIBIT A-1

EXHBIIT A-2

OUTLINE OF MUST-TAKE PREMISES 2

EXHIBIT A-2

EXHBIIT A-3

OUTLINE OF TEMPORARY PREMISES

EXHIBIT A-3

EXHBIIT A-4

OUTLINE OF ADDITIONAL TEMPORARY PREMISES

EXHIBIT A-4

EXHIBIT B

800 NORTH BRAND BOULEVARD

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the “Premises.” Since the Initial Premises, Must-Take Premises 1 and Must-Take Premises 2 shall be improved at different times, this Tenant Work Letter shall apply independently to each of the Initial Premises, Must-Take Premises 1 and Must-Take Premises 2. Accordingly, references herein to the “Premises” shall, in connection with the design and construction of the Initial Premises, mean the Initial Premises, in connection with the design and construction of Must-Take Premises 1, mean the Must-Take Premises 1, and in connection with the design and construction of Must-Take Premises 2, mean Must-Take Premises 2. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of Articles 1 through 29 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of Sections 1 through 5 of this Tenant Work Letter.

SECTION 1

DELIVERY OF THE PREMISES

1.1 Condition of Premises. Subject to the terms of this Section 1, below, Tenant shall accept the Premises from Landlord in their existing, “as-is” condition as of the date of Landlord’s delivery thereof.

1.2 Delivery Condition. Upon Landlord’s delivery of the Initial Premises, Must-Take Premises 1 and Must-Take Premises 2, as the case may be, to Tenant, Landlord shall cause the Base Building with respect to the then applicable portion of the Premises to contain the items set forth on Schedule 3 attached to this Exhibit B in good working order and structurally sound condition, and shall cause the subject space to be free of personal property, all at Landlord’s sole cost and expense (the “Delivery Condition”).

1.3 Demising Work.

1.3.1 Ground Floor Premises. Landlord, at Landlord’s sole cost and expense, prior to Landlord’s delivery of the Ground Floor Premises, (i) shall construct full-height demising partitions with sound attenuating insulation, acoustically lined return air boots (the “Ground Floor Demising Walls”) and seal all penetrations, and (ii) shall separate all systems on a commercially reasonable basis such that the Ground Floor Premises shall operate independently from other space on the ground floor not leased by Tenant (collectively, the “Ground Floor Demising Work”). The Ground Floor Demising Walls shall be framed, drywalled, and level 4 finish taped on the interior, Ground Floor Premises side thereof. Subject to the express terms of this Section 1.3.1, the Ground Floor Demising Work shall be consistent with Building standards. Except as otherwise specifically set forth herein, the Ground Floor Demising Work shall be a part of the “Delivery Condition” required in connection with the Ground Floor Premises.

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1.3.2 Basement Premises. Except as otherwise specifically set forth herein below, Landlord, at Landlord’s sole cost and expense, prior to Landlord’s delivery of the Basement Premises (i) shall construct full-height demising partitions with insulation (the “Basement Demising Walls”), and (ii) separate all systems on a commercially reasonable basis such that the Basement Premises shall operate independently from other space in the basement not leased by Tenant (collectively, the “Basement Demising Work”). The Basement Demising Walls shall be framed, drywalled, and level 4 finish toped on the interior, Basement Premises side thereof. Subject to the express terms of this Section 1.3.2, the Basement Demising Work shall be consistent with Building standards. Except as otherwise specifically set forth herein, the Basement Demising Work shall be a part of the “Delivery Condition” required in connection with the Basement Premises, Notwithstanding anything in this Section 1.3.2 to the contrary, in no event shall the Basement Demising Work require Landlord to perform Basement Demising Work with respect to any Initial Premises Basement Premises (or to otherwise construct walls or separate any Initial Premises Basement Premises for Tenant), Tenant hereby agreeing that (a) Tenant shall be responsible for any such work (and any other desired improvements in the Initial Premises Basement Premises), subject to and in accordance with the terms of this Tenant Work Letter, and (b) no work shall be required under this Section 1.3.2 to satisfy Landlord’s obligation with respect to the Delivery Condition for any Initial Premises Basement Premises.

1.4 Demo Work. Except as otherwise specifically set forth herein below, Landlord shall, at Landlord’s sole cost and expense, and as a requirement of the Delivery Condition applicable to the Ground Floor Premises and the Basement Premises, perform the “Demo Work,” as that term is defined, below, in the Ground Floor Premises and the Basement Premises. For purposes of this Tenant Work Letter, the “Demo Work” shall mean all demolition work necessary to allow commencement of construction of the Tenant Improvements from a “shell” condition, including, without limitation, demolition of all tenant improvements, interior walls, ceiling systems, lighting and cabling; provided, however, that Tenant shall have the right, by notice to Landlord within sixty (60) days following the date of this Lease, to specifically identify components of the Basement Premises that Tenant desires not be demo’d (the “Proposed Retained Improvements”), in which event, subject to the terms hereof, the Proposed Retained Improvements shall be excluded from Landlord’s obligations hereunder. Notwithstanding the foregoing, Landlord shall include the Proposed Retained Improvements in the Demo Work to the extent that removing the same from the Demo Work would delay completion by Landlord of the Demo Work or increase the cost of the Demo Work (unless, in such later case, Tenant shall pay such increased cost). Notwithstanding anything in this Section 1.4 to the contrary, in no event shall the Demo Work require Landlord to perform any Demo Work in any Initial Premises Basement Premises, Tenant hereby agreeing that (i) Tenant shall be responsible for any such work, subject to and in accordance with the terms of this Tenant Work Letter , and (ii) no work shall be required under this Section 1.4 to satisfy Landlord’s obligation with respect to the Delivery Condition for any Initial Premises Basement Premises.

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SECTION 2

IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance in the amount of the applicable “Tenant Improvement Allowance,” as that term is defined, below, for the costs relating to the initial design and construction of the improvements, which are permanently affixed to the applicable Premises (the “Tenant Improvements”). For purposes of this Tenant Work Letter, the “Tenant Improvement Allowance” shall mean (a) with respect to the Initial Premises, $80.00 for each rentable square foot of the Initial Premises, (b) with respect to Must-Take Premises 1, $70.00 for each rentable square foot of Must-Take Premises 1 (provided that the rentable square footage of the No Rent Patio Space shall be excluded from the Must-Take Premises 1 rentable square footage for purposes of determining the Tenant Improvement Allowance applicable to Must-Take Premises 1), and (c) with respect to the Must-Take Premises 2, $60.00 for each rentable square foot of Must-Take Premises 2. In addition, Landlord shall provide a one-time allowance (in connection with Tenant’s construction of the Tenant improvements in Must-Take Premises 1 only) for the costs of creating a stairwell opening that connects the Ground Floor Premises and Basement Premises (the “Stairwell Opening”) and the installation of stairs to be installed by Tenant in the Stairwell Opening (the “Stairwell”) in an aggregate amount equal to $275,000.00 (the “Stairwell Allowance”). The Stairwell Allowance shall be available for the Stairwell Opening and the Stairwell only (and for no other purposes) and shall be disbursed by Landlord in the same manner as the Tenant Improvement Allowance, and shall otherwise be subject to the same terms and conditions as the Tenant Improvement Allowance. Tenant specifically acknowledges and agrees that all plans and specifications relating to the Stairwell Opening (including the location thereof) and the Stairwell shall be subject to Landlord’s approval, which shall not be unreasonably withheld. Landlord hereby acknowledges and agrees that Tenant shall have no obligation to construct a Stairwell Opening and to install a Stairwell; provided, however, that Tenant acknowledges and agrees in connection therewith that the Stairwell Allowance shall only be available to Tenant for such purposes. In addition, Landlord shall provide a one-time allowance (the “Electrical Allowance”) in an amount equal to $15,000.00 for each full floor of the Premises for costs reasonably incurred by Tenant for electrical upgrades to the extent required to achieve the electrical capabilities contemplated by Section 6.1.2 of this Lease (“Electrical Upgrades”). In no event shall any Electrical Allowance shall be available in connection with any portion of Must-Take Premises 1. The Electrical Allowance shall be available for the Electrical Upgrades only (and for no other purposes) and shall be disbursed by Landlord in the same manner as the Tenant improvement Allowance, and shall otherwise be subject to the same terms and conditions as the Tenant Improvement Allowance. Tenant specifically acknowledges and agrees that all plans and specifications relating to the Electrical Upgrades shall be subject to Landlord’s approval, which shall not be unreasonably withheld. Landlord hereby acknowledges and agrees that Tenant shall have no obligation to perform Electrical Upgrades; provided, however, that Tenant acknowledges and agrees in connection therewith that the Electrical Allowance shall only be available to Tenant for such purposes. In addition, Landlord shall provide a one-time allowance (the “Restroom Allowance”) in an amount equal to $25,000.00 for each full floor of the Premises for costs reasonably incurred by Tenant for modifications to the base building restrooms servicing the Premises to the extent required to comply with Applicable Laws and/or for the construction of a gender neutral restroom on the subject full floor of the

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Premises (in either event, “Restroom Upgrades”). In no event shall any Restroom Allowance shall be available in connection with any portion of Must-Take Premises 1. The Restroom Allowance shall be available for the Restroom Upgrades only (and for no other purposes) and shall be disbursed by Landlord in the same manner as the Tenant Improvement Allowance, and shall otherwise be subject to the same terms and conditions as the Tenant improvement Allowance, Tenant specifically acknowledges and agrees that all plans and specifications relating to the Restroom Upgrades shall be subject to Landlord’s approval, which shall not be unreasonably withheld. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the sum of the Tenant Improvement Allowance, the Stairwell Allowance, the Electrical Allowance and the Restroom Allowance. Notwithstanding the foregoing or any contrary provision of this Lease, all Tenant Improvements (including the Stairwell, the Electrical Upgrades and the Restroom Upgrades) shall be deemed Landlord’s property under the terms of this Lease. Any unused portion of the Tenant improvement Allowance, Stairwell Allowance and/or Electrical Allowance and/or Restroom Allowance remaining as of the date that is twelve (12) months after the applicable “Lease Commencement Date” shall remain with Landlord and Tenant shall have no further right thereto. For purposes of this Tenant Work Letter, the “Lease Commencement Date” shall mean (a) with respect to the Initial Premises, the Lease Commencement Date applicable to the Initial Premises, (b) with respect to Must-Take Premises 1, the Lease Commencement Date applicable to Must-Take Premises 1, and (c) with respect to the Must-Take Premises 2, the Lease Commencement Date applicable to Must-Take Premises 2.

2.2 Disbursement attic Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s reasonable disbursement process, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and fees of Tenant’s consultants for project management, plan check expeditor, and other engineers and/or consultants for lighting, HVAC, or other systems to be installed in the Premises; and the out-of-pocket costs incurred by Landlord, if any, in connection with Landlord’s review of the “Construction Documents,” as that term is defined in Section 3.1, below, but Tenant shall only be responsible for such out-of-pockets costs of Landlord to the extent the Tenant Improvements consist of other than typical general office tenant improvements;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The cost of construction of the Tenant Improvements, inclusive of supplemental HVAC equipment, and including, without limitation, testing and inspection costs, after-hours charges, freight elevator costs (after Building Hours), hoisting and trash removal costs, and contractors’ fees and general conditions;

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2.2.1.4 The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including the Base Building Upgrades), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.6 The cost of Tenant’s permanently affixed security installations;

2.2.1.7 Sales and use taxes and Title 24 fees;

2.2.1.8 Costs of affixed, “built-in” furniture;

2.2.1.9 The “Coordination Fee,” as that term is defined in Section 4.2.2 of this Tenant Work Letter; and

2.2.1.10 All other costs which are approved by Tenant in writing and which are to be expended by Landlord in connection with the construction of the Tenant Improvements.

In no event shall the Tenant Improvement Allowance be disbursed by Landlord for any non-affixed (i.e. “built-in”) furniture, fixtures or equipment.

2.2.2 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items and shall authorize the release of monies as follows.

2.2.2.1 Monthly Disbursements. On or before the tenth (10th) day of each calendar month during the construction of the Tenant Improvements, Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant and the “Architect”, in an industry standard form, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) paid invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises and evidence that the previous invoices have been paid; (iii) executed conditional and/or unconditional mechanic’s lien releases, as applicable, from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138 (with respect to sums that are the subject of the current disbursement request, conditional mechanic’s lien releases shall be acceptable, provided that Tenant also submits unconditional mechanic’s lien releases for all sums previously paid in connection with any and all prior disbursement requests) (the “Releases”); and (iv) all other information relating to the construction of the Tenant Improvements as is reasonably requested by Landlord. Thereafter, within thirty (30) days after receipt of such items, Landlord shall deliver a check to Tenant made payable to Tenant (or to Contractor or such other of Tenant’s Agents as requested by Tenant) in payment of the lesser

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of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant (or such of Tenant’s Agents as requested by Tenant) shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed Releases, (ii) Landlord has determined that there are no substandard conditions, or material deviations from the Approved Working Drawings, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, (iv) Tenant delivers to Landlord the “Record Set” of documents as defined in Section 4.3 below, and (v) Tenant delivers to Landlord one (1) copy (in both paper form and electronic form) of the close dose-out package containing the applicable items outlined in Schedule 2 attached hereto.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of this Lease.

2.3 Offset Rights. To the extent that Landlord fails to pay from the Tenant Improvement Allowance amounts due to Contractor, Architects, Engineers and Tenant’s Agents in accordance with the terms hereof, and such amounts remain unpaid for thirty (30) days after notice from Tenant, then without limiting Tenant’s other remedies under the Lease, Tenant may, after Landlord’s failure to pay such amounts within five (5) business days after Tenant’s delivery of a second notice from Tenant delivered after the expiration of such 30-day period, pay same and deduct the amount thereof from the Rent next due and owning under the Lease, including interest at the Interest Rate from the due date until the date of the Rent offset. Notwithstanding the foregoing, if during either the 30-day or 5-day period set forth above, Landlord (i) delivers notice to Tenant that it reasonably and in good faith disputes any portion of the amounts claimed to be due (the “Allowance Dispute Notice”), and (ii) pays any amounts not in dispute, Tenant shall have no right to offset any amounts against rent, but may institute legal action to recover such amounts from Landlord. Notwithstanding of the foregoing, in the event Tenant institutes legal action as provided herein and is adjudged the prevailing party in such action, Landlord shall pay the amount of such award, including interest at the Interest Rate, and if Landlord fails to pay, Tenant shall be entitled, automatically, to offset the amount of such award against the Base Rent next coming due under the Lease, including interest at the Interest Rate from the due date until the date of the Rent offset. Further, in the event Tenant is adjudged the prevailing party, any delay actually caused to Tenant as a result of Landlord’s failure to pay the disputed amount shall be deemed to be a “Landlord Caused Delay” under Section 5 of this Tenant Work Letter.

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2.4 Standard Locking Systems. Tenant shall cause its locking systems servicing the Premises to be consistent with the “Building Standard Locking Systems,” as that term is defined in Section 1 of Exhibit D of this Lease.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably approved in advance by Landlord (the “Architect”) to prepare the “Construction Documents,” as that term is defined in this Section 3.1. 1HED is hereby approved as Architect if one of these firms is selected by Tenant. Tenant shall retain engineering consultants reasonably approved by Landlord (the “Engineers”) to prepare all engineering construction documents and specifications relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. Landlord hereby agrees that the Engineers or other consultants listed on Schedule 1 attached hereto are approved if selected by Tenant. Notwithstanding the foregoing, in the event that Tenant shall not retain Landlord’s designated mechanical, electrical and plumbing engineer (Nabih Youssef) and/or Landlord’s designated structural engineer (Engineered Spaces, Inc.), then Tenant shall be responsible for the reasonable, out-of-pocket cost of review of the applicable plans by Landlord’s designated mechanical, electrical and plumbing engineer and/or Landlord’s designated structural engineer, as applicable. Landlord hereby approves VVA, LLC, as project manager if selected by Tenant. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Documents.” All Construction Documents shall comply with reasonable industry standard drawing formats and specifications, and shall be subject to Landlord’s reasonable approval (as set forth below), which shall not be unreasonably withheld, conditioned or delayed. Landlord’s review of the Construction Documents as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Documents are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Documents except as expressly set forth herein.

3.2 Final Space Plan, Tenant shall send to Landlord via electronic mail in accordance with the terms of Section 6.2 of this Tenant Work Letter, one (1) pdf electronic copy signed by Tenant, of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant’s design intent, for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, Landlord shall not withhold its consent to the Final Space Plan except in the case of a Design Problem. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within seven (7) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same Is incomplete in any material respect or if a Design

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Problem exists, provided that Landlord’s approval thereof shall not be unreasonably withheld, conditioned or delayed. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to be complete and to eliminate any Design Problem. If Landlord fails to respond to the Final Space Plan within the seven (7) business day period set forth above, Tenant may send Landlord a notice setting forth such failure and warning that a continuing failure to respond may result in a “deemed approval” (the “Space Plan Reminder Notice”), If Landlord fails to respond to the Final Space Plan within two (2) business days after receipt of the Space Plan Reminder Notice, such portion of the Final Space Plan shall be deemed approved by Landlord.

3.3 Final Construction Documents. Tenant shall supply the Engineers with a complete listing (to the best of Tenant’s knowledge at the time) of standard and non-standard equipment and specifications, as may be requested by the Engineers, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers arid the Architect to complete the “Final Construction Documents” (as that term is defined below) in the manner as set forth below. Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering documents for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Construction Documents”), and shall submit the same to Landlord for Landlord’s approval, which shall not be withheld except In the case of a Design Problem and which approval shall also contain Landlord’s designation of Required Removables as provided for in Section 8.6 of the Lease (and subject to the last sentence of Section 8.6 of the Lease), Tenant shall send to Landlord via electronic mail in accordance with the terms of Section 6.2 of this Tenant Work Letter, one (1) pdf electronic copy signed by Tenant, of such Final Construction Documents. Landlord shall advise Tenant within twelve (12) business days after Landlord’s receipt of the Final Construction Documents for the Premises if the same is incomplete in any material respect or if a Design Problem exists. If Tenant is so advised, Tenant shall immediately revise the Final Construction Documents to cause them to be complete and to eliminate any Design Problem. If Landlord fails to respond to the Final Construction Documents within the twelve (12) business day period set forth above, Tenant may send Landlord a notice setting forth such failure and warning that a continuing failure to respond may result in a “deemed approval” (the “Final Construction Documents Reminder Notice”). If Landlord fails to respond to the Final Construction Documents within five (5) business days after receipt of the Final Construction Documents Reminder Notice, such portion of the Final Construction Documents shall be deemed approved by Landlord.

3.4 Approved Working, Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits, provided that Tenant shall have the right to submit to the City of Glendale a coordinated set of drawings, complete to the extent required to commence the plan check, the first phase in the permitting process (the “Permit Set”), prior to approval of the Final Construction Documents by Landlord (and Tenant acknowledges that Landlord shall not be responsible for any delays or costs incurred by Tenant in the event that Landlord requires revisions to the Final Working Drawings after the date of such submission of plans to the City of Glendale by Tenant). Tenant shall keep

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Landlord reasonably informed with respect to the timing and schedule of Tenant’s permit submittals and responses from the City of Glendale, and will promptly respond to any requests for information by Landlord with respect thereto. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. Tenant shall not commence construction until all required governmental permits are obtained. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be withheld unless a Design Problem exists.

3.5 Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, Landlord may, in Landlord’s sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Tenant Work Letter via electronic mail to Tenant’s representative identified in Section 5.1 of this Tenant Work Letter, or by any of the other means identified in Section 29.18 of this Lease.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant and reasonably approved by Landlord.

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed, provided that (i) Tenant shall be required to retain Landlord’s designated subcontractors with regard to hvac controls and fire/life safety (provided that such vendors shall provide services at commercially reasonable rates) and Tenant shall further be required to retain Landlord’s designated riser management company as provided for in Section 29.32 of this Lease (so long as, in each event, the same are reasonably competitively priced), and (ii) all subcontractors retained in connection with the Tenant improvements shall be union for all trades other than audio/visual, security, low voltage, IT and furniture delivery/installation. Landlord hereby acknowledges and agrees that Tenant shall be entitled to retain locksmith and access control subcontractors selected by Tenant (subject to Landlord’s approval as provided for hereinabove); provided, however, that (i) all keys/locks shall be compatible with the Building standard locking system, and (ii) all costs incurred in connection therewith shall be Tenant’s responsibility (provided that any unused Tenant Improvement Allowance may be utilized thereof, subject to and in accordance with the terms of this Tenant Work Letter). Landlord shall respond to any approval request hereunder within live (5) business days, provided that the entities listed on Schedule 1 attached hereto are approved if selected by Tenant. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.

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4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Tenant shall engage the applicable Contractor under a commercially reasonable construction contract (the “Contract”), provided that such Contract has insurance and indemnification provisions in a form reasonably acceptable to Landlord. Tenant shall submit a copy of the Contract to Landlord for Landlord’s records. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). For purposes hereof, the “Over-Allowance Amount” shall be equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). Tenant shall pay, within five (5) business days of written notice from Landlord, a percentage of each amount disbursed by Landlord to the Contractor or otherwise disbursed under this Tenant Work Letter, which percentage shall be equal to the amount of the Over-Allowance Amount divided by the amount of the Final Costs, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any amounts of the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant on a prorata basis with Landlord consistent with the manner in which the initial Over-Allowance Amount is paid. In no event shall Landlord disburse an amount in excess of the Tenant Improvement Allowance under this Tenant Work Letter, Tenant shall provide Landlord with updated construction schedules and budgets on a regular basis during the course of construction of the Tenant Improvements, and in any event within fifteen (15) days after request by Landlord.

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in material accordance with the Approved Construction Documents, as modified by approved change orders; (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant Improvements to Landlord and Landlord shall inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule, and (iii) Tenant shall abide by all reasonable rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, any required shutdown of utilities (including lifesafety systems), storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. Tenant shall pay a logistical coordination fee (the “Coordination

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Fee”) to Landlord in an amount equal to $45,000.00 in connection with the construction of the Tenant Improvements in the Initial Premises, $20,000.00 in connection with the construction of Tenant Improvements in Must-Take Premises 1, and $10,000.00 in connection with the construction of Tenant Improvements in Must-Take Premises 2.

4.2.2.2 Indemnity. The indemnities of each of the parties that are set forth in Section 10 of the Lease shall apply to the activities of the parties under this Tenant Work Letter.

4.2.2.3 Requirements of Tenant’s Agents. The Contractor and subcontractors Working on the construction of the Tenant Improvements shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Contractor and such subcontractors shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Lease Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties, and any other guarantees or warranties that Tenant procures in connection with the construction of the Tenant improvements and installations of equipment in the Premises, shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 Insurance Requirements. In connection with the construction of the Tenant Improvements, Tenant shall comply with the insurance requirements set forth in the Lease.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; and (ii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times during the course of construction of the Tenant Improvements, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same, Should Landlord disapprove any portion of the Tenant improvements because a Design Problem exists, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord; provided however, that in the event Landlord determines that a defect or

EXHIBIT B

deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, following written notice to Tenant, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter.

4.2.5 Meetings. During the design and construction of the Tenant Improvements, Tenant shall hold meetings every week at a reasonable time, with the Architect and the Contractor regarding the progress of the design and construction of the Tenant Improvements. Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord promptly following such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor, or other applicable Tenant’s Agents, to prepare and submit the “Record Set” of Documents as specified on Schedule 2 attached hereto, that will consist of 2 sets of architectural and engineered documents including all revisions (which documents shall also be submitted on a CADD disk formatted per the building standards), (ii) Tenant shall deliver to Landlord the original permit set of drawings and signed-off permit card, (iii) Tenant shall deliver to Landlord all warranties and maintenance manuals, (iv) Tenant shall deliver to Landlord air balance reports, (v) Tenant shall deliver to Landlord all unconditional lien releases from general contractor, subcontractors and suppliers, The “Record Set” of documents shall be submitted to the Landlord sixty days following Tenant’s occupancy. If the “Record Set” of documents is not received within the timeframe noted, Landlord may, at Tenant’s sole cost and expense, engage the Architect and Contractor to produce the “Record Set” of documents as listed in this Section 4.3.

SECTION 5

LEASE COMMENCEMENT DATE DELAYS

5.1 Lease Commencement Date Delays. The Lease Commencement Date shall occur as provided in Section 2.1 of this Lease and Section 3.2 of the Summary, provided that the Outside Initial Premises Lease Commencement Date, Outside Must-Take Premises 1 Lease Commencement Date or Outside Must-Take Premises 2 Lease Commencement Date, as the case may be, shall be extended by the number of days of actual delay of the Substantial Completion of the Tenant Improvements in the subject Premises to the extent caused by a “Commencement Date Delay,” as that term is defined, below, but only to the extent such Commencement Date Delay

EXHIBIT B

causes the Substantial Completion of the Tenant Improvements to occur after the Outside Initial Premises Lease Commencement Date, Outside Must-Take Premises 1 Lease Commencement Date or Outside Must-Take Premises 2 Lease Commencement Date, as the case may be. As used herein, the term “Commencement Date Delay” shall mean only a “Force Majeure Delay” or a “Landlord Caused Delay,” as those terms are defined below. As used herein, the term “Force Majeure Delay” shall mean only an actual delay resulting from strikes, fire, wind, damage or destruction to the Building, explosion, casualty, flood, hurricane, tornado, the elements, acts of God or the public enemy, sabotage, war, invasion, insurrection, rebellion, terrorist acts, civil unrest, riots, or earthquakes. As used in this Tenant Work Letter, “Landlord Caused Delay” shall mean actual delays to the extent resulting from the acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely approve or disapprove any Construction Drawings in the time periods specified in this Tenant Work Letter (except to the extent Landlord is deemed to have approved the same); (ii) material and unreasonable interference by Landlord, its agents or Landlord Parties (except as otherwise allowed under this Tenant Work Letter) with the Substantial Completion of the Tenant improvements which objectively precludes or delays the construction of tenant improvements in the Building by any person, including interference which relates to access by Tenant, or Tenant’s Agents to the Building or any Building facilities (including loading docks and freight elevators) or service (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; and (iii) delays due to the acts or failures to act of Landlord with respect to payment of the Tenant Improvement Allowance (except as otherwise allowed under this Tenant Work Letter).

5.2 Determination of Lease Commencement Date Delay. If Tenant contends that a Lease Commencement Date Delay has occurred, Tenant shall notify Landlord in writing of (i) the event which constitutes such Lease Commencement Date Delay and (ii) the date upon which such Lease Commencement Date Delay is anticipated to end. If such actions, inaction or circumstance described in the Notice set forth in (i) above of this Section 5.2 of this Tenant Work Letter (the “Delay Notice”) are not cured by Landlord within one (1) business day of Landlord’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Lease Commencement Date Delay, then a Lease Commencement Date Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the date such circumstances are cured by Landlord, provided that no cure period shall be required to the extent the delay is not subject to cure by Landlord.

5.3 Definition of Substantial Completion of the Tenant Improvements. For purposes of this Section 5, “Substantial Completion of the Tenant Improvements” shall mean completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Construction Drawings, with the exception of any punch list items, and Tenant’s receipt of a certificate of occupancy or its legal equivalent allowing legal occupancy of the Premises.

SECTION 6

MISCELLANEOUS

6.1 “Tenant’s Representatives. Tenant has designated Kristine Nguyen (email address; [***]), Robert Udo (email address: [***]), and Christopher Petryshin ([***]) as its sole representatives with respect to the matters set forth in this Tenant Work Letter, and each of whom, independently, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

EXHIBIT B

6.2 Landlord’s Representative. Landlord has designated Mr. Jonathan Haghani as its sole representative with respect to the matters set forth in this Tenant Work Letter and who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter. Notwithstanding the foregoing, in connection with Tenant’s submission by Tenant of the Final Space Plan and Final Construction Drawings to Landlord, Tenant shall be required to email the same to [***] and to [***] (and/or such other email address(es) as Landlord may from time to time designate by notice to Tenant).

6.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of Default, after expiration of any applicable notice or cure period, as described in the Lease or this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance until such time as such Default is cured, and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such Default is cured or waived pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).

6.5 No Miscellaneous Charges. Landlord shall provide, and neither Tenant nor Tenant’s Agents shall be charged for parking, freight elevators (during Building Hours), hoists or lifts, access to loading docks, FIVAC (during Building Hours) or other utilities to the extent utilized in connection with the design and construction of the Tenant Improvements and Tenant’s move into the Premises prior to the Lease Commencement Date.

6.6 Hazardous Materials Costs. Landlord agrees, separate and apart from the Tenant Improvement Allowance, to bear any Increased costs in the construction of the Tenant Improvements resulting from the presence of any Hazardous Materials in the Premises (provided such Hazardous Materials are not introduced by Tenant or Tenant’s Agents). Further, subject to the terms of Section 5, above, any delays in the Substantial Completion of the Tenant Improvements resulting from the presence of Hazardous Materials in the Premises (provided such Hazardous Materials are not introduced by Tenant or Tenant’s Agents) shall be a Landlord Caused Delay for purposes of this Tenant Work Letter.

EXHIBIT B

6.7 Labor Harmony. Notwithstanding anything contained herein to the contrary, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, subcontractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project, Building or the Common Areas and/or that otherwise results in picketing or other labor disturbances at the Project and/or on property adjacent thereto.

EXHIBIT B

SCHEDULE I TO EXHIBIT B

APPROVED ENGINEER

L&K Engineering

SCHEDULE 1 TO

EXHIBIT B

SCHEDULE 2 TO EXHIBIT B

REQUIRED CLOSE OUT DOCUMENTS

SCHEDULE 2 TO

EXHIBIT B

SCHEDULE 3 TO EXHIBIT B

DELIVERY CONDITION

Separate arid apart from the Tenant Improvement Allowance, Landlord, at its sole cost and expense, shall cause the Building to be in a condition which complies with all applicable governmental building codes (including, but not limited to, handicapped access codes) sufficient that Tenant can obtain a certificate of occupancy, or its legal equivalent, for typical general office use and improvement of the Premises; provided, however, that in no event shall Landlord be responsible for any Tenant Improvements (including, without limitation, distribution within the Premises of fire/life safety or otherwise systems), whether code required or otherwise. In addition, Landlord shall cause the following base building items to be in good working order.

1)	all structural elements of the Building; and

2)	all Base Building Systems, including:

a. Base Building HVAC (including insulated main duct on the floor on which the Premises are located).

b. Base Building plumbing system, and

c. elevators.

Life safety infrastructure including panels and power sources “as is”. Landlord to provide adequate capacity within the Building’s fire alarm system to provide for Tenant’s fire life safety requirements on each floor of the Premises (to the extent required for typical general office use and improvement).

Base building electrical system will provided “as is”.

Concrete slab floors will be delivered “as is”.

Restrooms to be provided “as is”.

Existing exterior window coverings delivered “as is”, but in good working condition.

SCHEDULE 3 TO

EXHIBIT B

EXHIBIT C

800 NORTH BRAND BOULEVARD

NOTICE OF LEASE TERM DATES

To:	_____________________
_____________________
_____________________

_____________________

Re: Office Lease dated ________________, 20___ between __________________, a __________________ (“Landlord”), and __________________, a __________________ (“Tenant”) concerning Suite _____ on floor(s) ________ of the office building located at ___________________, Glendale, California.

Ladies and Gentlemen:

In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on for a term of ________________ ending on ________________.

2.

Rent commenced to accrue on __________, in the amount of ____________. Base Rent shall be paid following the Lease Commencement Date as follows: ____________________ [BASE RENT SCHEDULE, WITH CALENDAR DATES, TO BE INSERTED]

3.

If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to __________ at _____________.

“Landlord”:

__________________________________, a__________________________________

By: ________________________________
Its:_________________________

EXHIBIT C

Agreed to and Accepted as of ___________, 20__.

“Tenant”:

__________________________, a__________________________

By:__________________________
Its:__________________________

EXHIBIT C

EXHIBIT D

800 NORTH BRAND BOULEVARD

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project, provided that Landlord shall enforce the Rules and Regulations throughout the Project in a reasonably non-discriminatory manner. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall supply its own keys with respect to the Premises, provided that any such keys shall be compatible with the Building standard locking systems (“Building Standard Locking Systems”), Tenant shall bear the cost of any lock changes or repairs required by Tenant. Upon the termination of this Lease, Tenant shall provide Landlord with all keys to the Premises.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises (except that the foregoing rule shall not be applicable to the Ground Floor Premises).

3. Subject to Tenant’s access rights as provided for in the Lease, Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents shall use commercially reasonable efforts to be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish, at Tenant’s sole cost and expense, passes to persons for whom Tenant requests same in writing. Tenant shall be charged Landlord’s standard fee for the replacement of lost access cards. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error. with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. Tenant’s use of the loading dock servicing the Building shall be subject to reasonable advance scheduling and Landlord’s reasonable rules and regulations. No furniture, freight or equipment (other than handheld equipment) of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be

EXHIBIT D

scheduled with Landlord and done only in such manner as Landlord reasonably designates and at approved times. Landlord shall have the right to approve the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or properly in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

5. Packages, supplies, and merchandise will be carried up or down in elevators designated by Landlord.

6. The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

7. Except as specifically set forth in the Lease, no sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises (to the extent visible from the exterior thereof) or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.

8. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

9. Tenant shall not overload the floor of the Premises beyond the structural load for which they are designed. Except in connection with normal office decorations, Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or drywall without Landlord’s prior written consent. Tenant shall not deface the Premises.

10. Intentionally Deleted.

11. Except as specifically permitted pursuant to the terms of the Lease, Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline or other inflammable or combustible fluid, chemical, substance or material that is considered hazardous.

12. Except as specifically permitted pursuant to the terms of the Lease, Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.

EXHIBIT D

13. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner that unreasonably interferes with the use and occupancy of other occupants of the Project by reason of noise, odors, or vibrations, or unreasonably interfere with other tenants or those having business in the Project, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.

14. Except as set forth in Section 5.4 of this Lease, Tenant shall not, without Landlord’s consent, bring into or keep within the Project, the Building or the Premises any animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.

15. Except in areas of the Premises that are appropriately constructed for such purposes (which construction shall be subject to Landlord’s approval and all Applicable Laws), no cooking shall be done or permitted on the Premises. Premises be used for lodging.

16. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord.

17. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

18. Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products.

19. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.

20. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Project is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

21. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

22. Any persons employed by Tenant to do janitorial work shall be union members, and shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.

EXHIBIT D

23. No awnings or other projection shall he attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord approved window coverings. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord.

24. Intentionally Deleted.

25. Tenant must comply with reasonable requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

26. Tenant must comply with the State of California “No-Smoking” law set forth in California Labor Code Section 6404.5, and any local “No-Smoking” ordinance which may be in effect from time to time and which is not superseded by such State law.

27. Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project; provided that the foregoing shall not serve to limit or alter Landlord’s obligations pursuant to the terms of Section 6.1.5 of the Lease. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide (provided that the foregoing shall not serve to limit or alter Landlord’s obligations pursuant to the terms of Section 6.1.5 of the Lease) may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

28. To the extent reasonably required by Landlord, equipment shall be placed by Tenant in the Premises in settings that absorb or prevent any vibration, noise and annoyance.

29. Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards or as otherwise approved by Landlord, in Landlord’s reasonable discretion.

30. No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

31. No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to lime be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation

EXHIBIT D

of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project.

EXHIBIT D

IN WITNESS WHEREOF, the parties have entered into this Fifth Amendment as of the date first set forth above.

“LANDLORD”: BCSP 800 NORTH BRAND PROPERTY LLC, a Delaware limited liability company

By:	/s/ William McClure Kelly
William McClure Kelly,
Managing Director

Date:	2/5/2020
The date of this Fifth Amendment shall be and remain as set forth in the first paragraph of this Fifth Amendment. The date below the Landlord’s signature is merely intended to reflect the date of Landlord’s execution of this Fifth Amendment.

“TENANT”: SERVICETITAN, INC., a Delaware corporation

By:	/s/ Vahe Kuzoyan
Name: Vahe Kuzoyan
Title: President

By:	/s/ David Burt

Name:	David Burt
Title:	CFO

EXHIBIT A

OUTLINE OF EXPANSION PREMISES

EXHIBIT A

EXHIBIT A

EXHIBIT A

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Expansion Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Expansion Premises, in sequence, as such issues will arise during the actual construction of the Expansion Premises.

SECTION 1

CONDITION OF EXPANSION PREMISES: DELIVERY OF THE 0[1]’ FLOOR EXPANSION PREMISES

1.1 Condition of Expansion Premises. Subject to the terms of this Section 1, below, Tenant shall accept the Expansion Premises from Landlord in their existing, “as-is” condition as of the date of Landlord’s delivery thereof.

1.2 Delivery Condition. Upon Landlord’s delivery of the 6th Floor Expansion Premises to Tenant, Landlord shall cause the Base Building with respect to the 6th Floor Expansion Premises to contain the items set forth on Schedule 3 attached to this Exhibit B in good working order and structurally sound condition, and shall cause the 6th Floor Expansion Premises to be free of personal property, all at Landlord’s sole cost and expense (the “Delivery Condition”).

SECTION 2

IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance in the amount of the “Tenant Improvement Allowance,” as that term is defined, below, for the costs relating to the initial design and construction of the improvements, which are permanently affixed to the applicable Expansion Premises (the “Tenant Improvements”). For purposes of this Tenant Work Letter, the “Tenant Improvement Allowance” shall mean the product of (i) $80.00, (ii) the rentable square footage of the Expansion Premises (i.e., 80,046), and (iii) the Expansion Proration Fraction. In addition, Landlord shall provide a one-time allowance (the “Electrical Allowance”) in an amount equal to $15,000.00 for each full floor of the Expansion Premises for costs reasonably incurred by Tenant for electrical upgrades to the subject full floor of the Expansion Premises to the extent required to achieve the electrical capabilities contemplated by Section 6.1.2 of the Original Lease (“Electrical Upgrades”). The Electrical Allowance shall be available for the Electrical Upgrades only (and for no other purposes) and shall be disbursed by Landlord in the same manner as the Tenant Improvement Allowance, and shall otherwise be subject to the same terms and conditions as the Tenant Improvement Allowance. No portion of any Electrical Allowance attributable to a particular floor of the Expansion Premises shall be available for any purpose (including Electrical Upgrades) on any other floor. Tenant specifically acknowledges and agrees that all plans and specifications relating to the Electrical Upgrades shall be subject to Landlord’s approval, which shall not be unreasonably withheld. Landlord hereby acknowledges and agrees that Tenant shall

EXHIBIT B

have no obligation to perform Electrical Upgrades; provided, however, that Tenant acknowledges and agrees in connection therewith that the Electrical Allowance shall only be available to Tenant for such purposes. In addition, Landlord shall provide a one-time allowance (the “Restroom Allowance”) in an amount equal to $25,000.00 for each full floor of the Expansion Premises for costs reasonably incurred by Tenant for modifications to the base building restrooms servicing the subject floor of the Expansion Premises to the extent required to comply with Applicable Laws and/or for the construction of a gender neutral restroom on the subject full floor of the Expansion Premises (in either event, “Restroom Upgrades”). The Restroom Allowance shall be available for the Restroom Upgrades only (and for no other purposes) and shall be disbursed by Landlord in the same manner as the Tenant Improvement Allowance, and shall otherwise be subject to the same terms and conditions as the Tenant Improvement Allowance. No portion of any Restroom Allowance attributable to a particular floor of the Expansion Premises shall be available for any purpose (including Restroom Upgrades) on any other floor. Tenant specifically acknowledges and agrees that all plans and specifications relating to the Restroom Upgrades shall be subject to Landlord’s approval, which shall not be unreasonably withheld. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the sum of the Tenant Improvement Allowance, the Electrical Allowance and the Restroom Allowance. Notwithstanding the foregoing or any contrary provision of the Lease, as amended hereby, all Tenant Improvements (including the Electrical Upgrades and the Restroom Upgrades) shall be deemed Landlord’s property under the terms of the Lease, as amended hereby. Any unused portion of the Tenant Improvement Allowance and/or Electrical Allowance and/or Restroom Allowance remaining as of the date (the “Expansion Allowance Outside Date”) that is twelve (12) months after the Expansion Premises Commencement Date shall remain with Landlord and Tenant shall have no further right thereto. Landlord and Tenant hereby acknowledge and agree that, notwithstanding anything in the Original Lease to the contrary, Tenant shall have the right to use the Electrical Allowance and Restroom Allowance applicable to the 9th floor portion of the Initial Premises (subject to the terms of the Tenant Work Letter attached to the Original Lease) at any time prior to the Expansion Premises Allowance Outside Date (failing which any unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto).

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s reasonable disbursement process, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and fees of Tenant’s consultants for project management, plan check expeditor, and other engineers and/or consultants for lighting, HVAC, or other systems to be installed in the Expansion Premises; and the out-of-pocket costs incurred by Landlord, if any, in connection with Landlord’s review of the “Construction Documents,” as that term is defined in Section 3.1, below, but Tenant shall only be responsible for such out-of-pockets costs of Landlord to the extent the Tenant Improvements consist of other than typical general office tenant improvements;

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2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The cost of construction of the Tenant Improvements, inclusive of supplemental HVAC equipment, and including, without limitation, testing and inspection costs, after-hours charges, freight elevator costs (after Building Hours), hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.1.4 The cost of any changes in the Base Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.6 The cost of Tenant’s permanently affixed security installations;

2.2.1.7 Sales and use taxes and Title 24 fees;

2.2.1.8 Costs of affixed, “built-in” furniture;

2.2.1.9 The “Coordination Fee,” as that term is defined in Section 4.2.2 of this Tenant Work Letter; and

2.2.1.10 All other costs which are approved by Tenant in writing and which are to be expended by Landlord in connection with the construction of the Tenant Improvements.

In no event shall the Tenant Improvement Allowance be disbursed by Landlord for any non-affixed (i.e., not “built-in”) furniture, fixtures or equipment.

2.2.2 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items and shall authorize the release of monies as follows.

2.2.2.1 Monthly Disbursements. On or before the tenth (101h) day of each calendar month during the construction of the Tenant Improvements, Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant and the “Architect”, in an industry standard form, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Expansion Premises, detailing the portion of the work completed and the portion not completed; (ii) paid invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Expansion Premises and evidence that the previous invoices have been paid; (iii) executed conditional and/or unconditional

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mechanic’s lien releases, as applicable, from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138 (with respect to sums that are the subject of the current disbursement request, conditional mechanic’s lien releases shall be acceptable, provided that Tenant also submits unconditional mechanic’s lien releases for all sums previously paid in connection with any and all prior disbursement requests) (the “Releases”); and (iv) all other information relating to the construction of the Tenant Improvements as is reasonably requested by Landlord. Thereafter, within thirty (30) days after receipt of such items, Landlord shall deliver a check to Tenant made payable to Tenant (or to Contractor or such other of Tenant’s Agents as requested by Tenant) in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant (or such of Tenant’s Agents as requested by Tenant) shall be delivered by Landlord to Tenant following the completion of construction of the Expansion Premises, provided that (i) Tenant delivers to Landlord properly executed Releases, (ii) Landlord has determined that there are no substandard conditions, or material deviations from the Approved Working Drawings, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Expansion Premises has been substantially completed, (iv) Tenant delivers to Landlord the “Record Set” of documents as defined in Section 4.3 below, and (v) Tenant delivers to Landlord one (1) copy (in both paper form and electronic form) of the close-out package containing the applicable items outlined in Schedule 2 attached hereto.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease, as amended hereby.

2.3 Offset Rights. To the extent that Landlord fails to pay from the Tenant Improvement Allowance amounts due to Contractor, Architects, Engineers and Tenant’s Agents in accordance with the terms hereof; and such amounts remain unpaid for thirty (30) days after notice from Tenant, then without limiting Tenant’s other remedies under the Lease, as amended hereby, Tenant may, after Landlord’s failure to pay such amounts within five (5) business days after Tenant’s delivery of a second notice from Tenant delivered after the expiration of such 30-day period, pay same and deduct the amount thereof from the Rent next due and owning under the Lease, as amended hereby, including interest at the Interest Rate from the due date until the date of the Rent offset. Notwithstanding the foregoing, if during either the 30-day or 5-day period set forth above, Landlord (i) delivers notice to Tenant that it reasonably and in good faith disputes any portion of the amounts claimed to be due (the “Allowance Dispute Notice”), and (ii) pays any amounts not in dispute, Tenant shall have no right to offset any amounts against rent, but may institute legal action to recover such amounts from Landlord. Notwithstanding of the foregoing in

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the event Tenant institutes legal action as provided herein and is adjudged the prevailing party in such action, Landlord shall pay the amount of such award, including interest at the Interest Rate, and if Landlord fails to pay, Tenant shall be entitled, automatically, to offset the amount of such award against the Base Rent next coming due under the Lease, as amended hereby, including interest at the Interest Rate from the due date until the date of the Rent offset. Further, in the event Tenant is adjudged the prevailing party, any delay actually caused to Tenant as a result of Landlord’s failure to pay the disputed amount shall be deemed to be a “Landlord Caused Delay” under Section 5 of this Tenant Work Letter.

2.4 Standard Locking Systems. Tenant shall cause its locking systems servicing the Expansion Premises to be consistent with the “Building Standard Locking Systems,” as that term is defined in Section 1 of Exhibit D of the Original Lease.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably approved in advance by Landlord (the “Architect”) to prepare the “Construction Documents,” as that term is defined in this Section 3.1. Tenant shall retain engineering consultants reasonably approved by Landlord (the “Engineers”) to prepare all engineering construction documents and specifications relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Expansion Premises, which work is not part of the Base Building. Landlord hereby agrees that the Engineers or other consultants listed on Schedule 1 attached hereto are approved if selected by Tenant. Notwithstanding the foregoing, in the event that Tenant shall not retain Landlord’s designated mechanical, electrical and plumbing engineer (Engineered Spaces, Inc.) and/or Landlord’s designated structural engineer (Nabih Youssef), then Tenant shall be responsible for the reasonable, out-of-pocket cost of review of the applicable plans by Landlord’s designated mechanical, electrical and plumbing engineer and/or Landlord’s designated structural engineer, as applicable. In addition, in the event that Tenant shall not retain Landlord’s designated consultant (Jensen Hughes) as its smoke control consultant, then Tenant shall be responsible for the reasonable, out-of-pocket costs of review of the applicable plans by Landlord’s designated smoke control consultant. Landlord hereby approves Newmark Knight Frank, as project manager if selected by Tenant. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Documents.” All Construction Documents shall comply with reasonable industry standard drawing formats and specifications, and shall be subject to Landlord’s reasonable approval (as set forth below), which shall not be unreasonably withheld, conditioned or delayed. Landlord’s review of the Construction Documents as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Documents are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Documents except as expressly set forth herein.

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3.2 Final Space Plan. Tenant shall send to Landlord via electronic mail in accordance with the terms of Section 6.2 of this Tenant Work Letter, one (1) pdf electronic copy signed by Tenant, of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant’s design intent, for the Expansion Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord shall not withhold its consent to the Final Space Plan except in the case of a Design Problem. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within seven (7) business days after Landlord’s receipt of the Final Space Plan for the Expansion Premises if the same is incomplete in any material respect or if a Design Problem exists, provided that Landlord’s approval thereof shall not be unreasonably withheld, conditioned or delayed. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to be complete and to eliminate any Design Problem. If Landlord fails to respond to the Final Space Plan within the seven (7) business day period set forth above, Tenant may send Landlord a notice setting forth such failure and warning that a continuing failure to respond may result in a “deemed approval” (the “Space Plan Reminder Notice”). If Landlord fails to respond to the Final Space Plan within two (2) business days after receipt of the Space Plan Reminder Notice, such portion of the Final Space Plan shall be deemed approved by Landlord.

3.3 Final Construction Documents. Tenant shall supply the Engineers with a complete listing (to the best of Tenant’s knowledge at the time) of standard and non-standard equipment and specifications, as may be requested by the Engineers, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Expansion Premises, to enable the Engineers and the Architect to complete the “Final Construction Documents” (as that term is defined below) in the manner as set forth below. Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering documents for the Expansion Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Construction Documents”), and shall submit the same to Landlord for Landlord’s approval, which shall not be withheld except in the case of a Design Problem and which approval shall also contain Landlord’s designation of Required Removables as provided for in Section 8.6 of the Original Lease (and subject to the last sentence of Section 8.6 of the Original Lease). Tenant shall send to Landlord via electronic mail in accordance with the terms of Section 6.2 of this Tenant Work Letter, one (1) pdf electronic copy signed by Tenant, of such Final Construction Documents. Landlord shall advise Tenant within twelve (12) business days after Landlord’s receipt of the Final Construction Documents for the Expansion Premises if the same is incomplete in any material respect or if a Design Problem exists. If Tenant is so advised, Tenant shall immediately revise the Final Construction Documents to cause them to be complete and to eliminate any Design Problem. If Landlord fails to respond to the Final Construction Documents within the twelve (12) business day period set forth above, Tenant may send Landlord a notice setting forth such failure and warning that a continuing failure to respond may result in a “deemed approval” (the “Final Construction Documents Reminder Notice”). If Landlord fails to respond to the Final Construction Documents within five (5) business days after receipt of the Final Construction Documents Reminder Notice, such portion of the Final Construction Documents shall be deemed approved by Landlord.

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3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Expansion Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits, provided that Tenant shall have the right to submit to the City of Glendale a coordinated set of drawings, complete to the extent required to commence the plan check, the first phase in the permitting process (the “Permit Set”), prior to approval of the Final Construction Documents by Landlord (and Tenant acknowledges that Landlord shall not be responsible for any delays or costs incurred by Tenant in the event that Landlord requires revisions to the Final Working Drawings after the date of such submission of plans to the City of Glendale by Tenant). Tenant shall keep Landlord reasonably informed with respect to the timing and schedule of Tenant’s permit submittals and responses from the City of Glendale, and will promptly respond to any requests for information by Landlord with respect thereto. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. Tenant shall not commence construction until all required governmental permits are obtained. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be withheld unless a Design Problem exists.

3.5 Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease, as amended hereby, or this Tenant Work Letter, Landlord may, in Landlord’s sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Tenant Work Letter via electronic mail to Tenant’s representative identified in Section 6.1 of this Tenant Work Letter, or by any of the other means identified in Section 29.18 of the Original Lease.

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant and reasonably approved by Landlord.

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed, provided that (i) Tenant shall be required to retain Landlord’s designated subcontractors with regard to hvac controls and fire/life safety (provided that such vendors shall provide services at commercially reasonable rates) and Tenant

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shall further be required to retain Landlord’s designated riser management company as provided for in Section 29.32 of the Original Lease (so long as, in each event, the same are reasonably competitively priced), and (ii) all subcontractors retained in connection with the Tenant Improvements shall be union for all trades other than audio/visual, security, low voltage, IT and furniture delivery/installation. Landlord hereby acknowledges and agrees that Tenant shall be entitled to retain locksmith and access control subcontractors selected by Tenant (subject to Landlord’s approval as provided for hereinabove); provided, however, that (i) all keys/locks shall be compatible with the Building standard locking system, and (ii) all costs incurred in connection therewith shall be Tenant’s responsibility (provided that any unused Tenant Improvement Allowance may be utilized thereof, subject to and in accordance with the terms of this Tenant Work Letter). Landlord shall respond to any approval request hereunder within five (5) business days, provided that the entities listed on Schedule 1 attached hereto are approved if selected by Tenant. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract: Cost Budget. Tenant shall engage the applicable Contractor under a commercially reasonable construction contract (the “Contract”), provided that such Contract has insurance and indemnification provisions in a form reasonably acceptable to Landlord. Tenant shall submit a copy of the Contract to Landlord for Landlord’s records. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). For purposes hereof, the “Over-Allowance Amount” shall be equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements). Tenant shall pay, within five (5) business days of written notice from Landlord, a percentage of each amount disbursed by Landlord to the Contractor or otherwise disbursed under this Tenant Work Letter, which percentage shall be equal to the amount of the Over-Allowance Amount divided by the amount of the Final Costs, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any amounts of the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant on a prorata basis with Landlord consistent with the manner in which the initial Over-Allowance Amount is paid. In no event shall Landlord disburse an amount in excess of the Tenant Improvement Allowance under this Tenant Work Letter. Tenant shall provide Landlord with updated construction schedules and budgets on a regular basis during the course of construction of the Tenant Improvements, and in any event within fifteen (15) days after request by Landlord.

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4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in material accordance with the Approved Construction Documents, as modified by approved change orders; (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant Improvements to Landlord and Landlord shall inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule, and (iii) Tenant shall abide by all reasonable rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, any required shutdown of utilities (including lifesafety systems), storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to $45,000.00 in connection with the construction of the Tenant Improvements in the Expansion Premises.

4.2.2.2 Indemnity. The indemnities of each of the parties that are set forth in Section 10 of the Original Lease shall apply to the activities of the parties under this Tenant Work Letter.

4.2.2.3 Requirements of Tenant’s Agents. The Contractor and subcontractors working on the construction of the Tenant Improvements shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Contractor and such subcontractors shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Expansion Premises Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties, and any other guarantees or warranties that Tenant procures in connection with the construction of the Tenant Improvements and installations of equipment in the Expansion Premises, shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 Insurance Requirements. In connection with the construction of the Tenant Improvements, Tenant shall comply with the insurance requirements set forth in the Original Lease.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; and (ii) building material manufacturer’s specifications.

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4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times during the course of construction of the Tenant Improvements, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements because a Design Problem exists, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord; provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, following written notice to Tenant, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter.

4.2.5 Meetings. During the design and construction of the Tenant Improvements, Tenant shall hold meetings every week at a reasonable time, with the Architect and the Contractor regarding the progress of the design and construction of the Tenant Improvements. Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord promptly following such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor, or other applicable Tenant’s Agents, to prepare and submit the “Record Set” of Documents as specified on Schedule 2 attached hereto, that will consist of 2 sets of architectural and engineered documents including all revisions (which documents shall also be submitted on a CADD disk formatted per the building standards), (ii) Tenant shall deliver to Landlord the original permit set of drawings and signed-off permit card, (iii) Tenant shall deliver to Landlord all warranties and maintenance manuals, (iv) Tenant shall deliver to Landlord air balance reports, (v) Tenant shall deliver to Landlord all unconditional lien releases from general contractor, subcontractors and suppliers. The “Record Set” of documents shall be submitted to the Landlord sixty days following Tenant’s occupancy. If the “Record Set” of documents is not received within the timeframe noted, Landlord may, at Tenant’s sole cost and expense, engage the Architect and Contractor to produce the “Record Set” of documents as listed in this Section 4.3.

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SECTION 5

EXPANSION PREMISES COMMENCEMENT DATE DELAYS

5.1 Expansion Premises Commencement Date Delays. The Expansion Premises Commencement Date shall occur as provided in this Fifth Amendment, provided that the Expansion Premises Commencement Date shall be extended by the number of days of actual delay of the Substantial Completion of the Tenant Improvements in the subject Expansion Premises to the extent caused by an “Expansion Premises Commencement Date Delay,” as that term is defined, below, but only to the extent such Expansion Premises Commencement Date Delay causes the Substantial Completion of the Tenant Improvements to occur after February 1, 2021. As used herein, the term “Expansion Premises Commencement Date Delay” shall mean only a “Force Majeure Delay” or a “Landlord Caused Delay,” as those terms are defined below. As used herein, the term “Force Majeure Delay” shall mean only an actual delay resulting from strikes, fire, wind, damage or destruction to the Building, explosion, casualty, flood, hurricane, tornado, the elements, acts of God or the public enemy, sabotage, war, invasion, insurrection, rebellion, terrorist acts, civil unrest, riots, or earthquakes. As used in this Tenant Work Letter, “Landlord Caused Delay” shall mean actual delays to the extent resulting from the acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely approve or disapprove any Construction Drawings in the time periods specified in this Tenant Work Letter (except to the extent Landlord is deemed to have approved the same); (ii) material and unreasonable interference by Landlord, its agents or Landlord Parties (except as otherwise allowed under this Tenant Work Letter) with the Substantial Completion of the Tenant Improvements which objectively precludes or delays the construction of tenant improvements in the Building by any person, including interference which relates to access by Tenant, or Tenant’s Agents to the Building or any Building facilities (including loading docks and freight elevators) or service (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; (iii) delays due to the acts or failures to act of Landlord with respect to payment of the Tenant Improvement Allowance (except as otherwise allowed under this Tenant Work Letter), and (iv) failure by Landlord to deliver the 6111 Floor Expansion Premises in the Delivery Condition by August 1, 2020.

5.2 Determination of Expansion Premises Commencement Date Delay. If Tenant contends that an Expansion Premises Commencement Date Delay has occurred, Tenant shall notify Landlord in writing of (i) the event which constitutes such Expansion Premises Commencement Date Delay and (ii) the date upon which such Expansion Premises Commencement Date Delay is anticipated to end. If such actions, inaction or circumstance described in the Notice set forth in (i) above of this Section 5.2 of this Tenant Work Letter (the “Delay Notice”) are not cured by Landlord within one (1) business day of Landlord’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Expansion Premises Commencement Date Delay, then an Expansion Premises Commencement Date Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the date such circumstances are cured by Landlord, provided that no cure period shall be required to the extent the delay is not subject to cure by Landlord.

EXHIBIT B

5.3 Definition of Substantial Completion of the Tenant Improvements. For purposes of this Section 5, “Substantial Completion of the Tenant Improvements” shall mean completion of construction of the Tenant Improvements in the Expansion Premises pursuant to the Approved Construction Drawings, with the exception of any punch list items, and Tenant’s receipt of a certificate of occupancy or its legal equivalent allowing legal occupancy of the Expansion Premises.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Representatives. Tenant has designated Kristine Nguyen (email address: [***]), Gillian Sutton (email address: [***]), and Jeffrey York ([***]) as its sole representatives with respect to the matters set forth in this Tenant Work Letter, and each of whom, independently, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2 Landlord’s Representative. Landlord has designated Mr. Jonathan Haghani as its sole representative with respect to the matters set forth in this Tenant Work Letter and who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter. Notwithstanding the foregoing, in connection with Tenant’s submission by Tenant of the Final Space Plan and Final Construction Drawings to Landlord, Tenant shall be required to email the same to [***] and to [***] (and/or such other email address(es) as Landlord may from time to time designate by notice to Tenant).

6.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, as amended hereby, if an event of Default, after expiration of any applicable notice or cure period, as described in the Lease, as amended hereby, or this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Expansion Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as amended hereby, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance until such time as such Default is cured, and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such Default is cured or waived pursuant to the terms of the Lease, as amended hereby (in which case, Tenant shall be responsible for any delay in the substantial completion of the Expansion Premises caused by such inaction by Landlord).

6.5 No Miscellaneous Charges. Landlord shall provide, and neither Tenant nor Tenant’s Agents shall be charged for parking, freight elevators (during Building Hours), hoists or lifts, access to loading docks, HVAC (during Building Hours) or other utilities to the extent utilized in connection with the design and construction of the Tenant Improvements and Tenant’s move into the Expansion Premises prior to the Expansion Premises Commencement Date.

EXHIBIT B

6.6 Hazardous Materials Costs. Landlord agrees, separate and apart from the Tenant Improvement Allowance, to bear any increased costs in the construction of the Tenant Improvements resulting from the presence of any Hazardous Materials in the Expansion Premises (provided such Hazardous Materials are not introduced by Tenant or Tenant’s Agents). Further, subject to the terms of Section 5, above, any delays in the Substantial Completion of the Tenant Improvements resulting from the presence of Hazardous Materials in the Expansion Premises (provided such Hazardous Materials are not introduced by Tenant or Tenant’s Agents) shall be a Landlord Caused Delay for purposes of this Tenant Work Letter.

6.7 Labor Harmony. Notwithstanding anything contained herein to the contrary, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, subcontractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project, Building or the Common Areas and/or that otherwise results in picketing or other labor disturbances at the Project and/or on property adjacent thereto.

EXHIBIT B

SCHEDULE 1 TO EXHIBIT B

APPROVED ENGINEER

L&K Engineering

SCHEDULE 1 TO

EXHIBIT B

SCHEDULE 3 TO EXHIBIT B

DELIVERY CONDITION*

Separate and apart from the Tenant Improvement Allowance, Landlord, at its sole cost and expense, shall cause the Building to be in a condition which complies with all applicable governmental building codes (including, but not limited to, handicapped access codes) sufficient that Tenant can obtain a certificate of occupancy, or its legal equivalent, for typical general office use and improvement of the Expansion Premises; provided, however, that in no event shall Landlord be responsible for any Tenant Improvements (including, without limitation, distribution within the Expansion Premises of fire/life safety or otherwise systems), whether code required or otherwise. In addition, Landlord shall cause the following base building items to be in good working order.

1)	all structural elements of the Building; and

2)	all Base Building Systems, including:

a. Base Building HVAC (including insulated main duct on the floor on which the Expansion Premises are located),

b. Base Building plumbing system, and

c. elevators.

Life safety infrastructure including panels and power sources “as is”. Landlord to provide adequate capacity within the Building’s fire alarm system to provide for Tenant’s fire life safety requirements on each floor of the Expansion Premises (to the extent required for typical general office use and improvement).

Base building electrical system will provided “as is”.

Concrete slab floors will be delivered “as is”.

Restrooms to be provided “as is”.

Existing exterior window coverings delivered “as is”, but in good working condition.

*

Landlord and Tenant hereby acknowledge and agree that references in this Schedule 3 to the “Expansion Premises” shall mean only the 6111 Floor Expansion Premises. Accordingly, notwithstanding the use of the term “Expansion Premises” under this Schedule 3, this Schedule 3 shall have no applicability to the 7th Floor Expansion Premises or the 8th Floor Expansion Premises.

SCHEDULE 3 TO

EXHIBIT B

EXHIBIT C

FORM OF LETTER OF CREDIT AMENDMENT

OUR STANDBY L/C NO. SVBSF013484 [AMENDMENT DRAFT]

DATE:    , 2020

ADVICE OF AMENDMENT NUMBER: 2 ISSUING BANK:

SILICON VALLEY BANK

3003 TASMAN DRIVE

SANTA CLARA, CA 95054 BENEFICIARY:

BCSP BOO NORTH BRAND PROPERTY LLC

C/O BEACON CAPITAL PARTNERS

200 STATE STREET, 5TH FLOOR

BOSTON, MA 02109

ATTENTION: KATHLEEN LAUBENTHAL

ACCOUNT OF:

SERVICETITAN, INC.

801 N. BRAND BLVD., SUITE 700

GLENDALE, CA 91203

LADIES AND GENTLEMEN,

WE AMEND THE ABOVE REFERENCED LETTER OF CREDIT AS FOLLOWS:

AMOUNT OF LC IS INCREASED BY USD1,000,000.00 TO USD2,500,000.00.

ALL OTHER TERMS AND CONDITIONS REMAIN UNCHANGED.

THIS AMENDMENT IS AN INTEGRAL PART OF THE ORIGINAL LETTER OF

CREDIT AND MUST BE ATTACHED THERETO.

SILICON VALLEY BANK,

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

EXHIBIT C

SIXTH AMENDMENT TO OFFICE LEASE

This Sixth Amendment to Office Lease (this “Sixth Amendment”) is made and entered into as of April 5, 2021, by and between BCSP 800 NORTH BRAND PROPERTY LLC, a Delaware limited liability company (“Landlord”), and SERVICETITAN, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Office Lease, dated January 10, 2019 (the “Original Lease”), as amended by (i) that certain First Amendment to Office Lease, dated April 24, 2019, (ii) that certain Second Amendment to Office Lease, dated October 18, 2019 (the “Second Amendment”), (iii) that certain Third Amendment to Office Lease, dated January 1, 2020 (the “Third Amendment”), (iv) that certain Fourth Amendment to Office Lease, dated January 7, 2020 (the “Fourth Amendment”), and (v) that certain Fifth Amendment to Office Lease, dated January 22, 2020 (the “Fifth Amendment”) (collectively, the “Lease”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord certain space (the “Premises”) in the building located at 800 North Brand Boulevard, Glendale, California (the “Building”).

B. Tenant desires to expand the Premises to include that certain space consisting of 776 rentable square feet of space located on the basement level of the Building (the “Additional Basement Premises”), as more particularly set forth on Exhibit A attached hereto, and to make certain other modifications to the Lease, all as hereinafter provided. The rentable square footage of the Additional Basement Premises shall be as set forth herein and shall not be subject to re-measurement or modification.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Defined Terms. Except as explicitly set forth in this Sixth Amendment, each initially capitalized term when used herein shall have the same respective meaning as is set forth in the Lease.

2. Premises.

2.1 Condition of Additional Basement Premises and Building. Tenant hereby acknowledges and agrees that, except as expressly provided for in this Sixth Amendment (including Exhibit B, attached hereto), Tenant shall accept the Additional Basement Premises in its presently existing, “as is” condition, and Landlord shall not be obligated to provide or pay for any improvements or alterations to the Additional Basement Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of either the Additional Basement Premises or the Building, or with respect to the suitability of the foregoing for the conduct of Tenant’s business.

2.2 Lease of Additional Basement Premises. Effective as of the “Additional Basement Premises Commencement Date,” as that term is defined in Section 3.1, below, (i) Tenant shall lease from Landlord, and Landlord shall lease to Tenant, the Additional Basement Premises, and (ii) the Additional Basement Premises shall be included in the “Premises” for purposes of the Lease, as amended hereby. In addition, for purposes of Section 2.2.1 of the Original Lease, the Additional Basement Premises shall be deemed to be a part of the “Basement Premises”.

3. Additional Basement Premises Term; Early Occupancy; Additional Basement Premises Commencement Confirmation Notice.

3.1 In General. The term of Tenant’s lease of the Additional Basement Premises shall commence on November 1, 2021 (the “Additional Basement Premises Commencement Date”) and shall continue through and include Lease Expiration Date (which Landlord and Tenant hereby acknowledge agree shall occur on April 30, 2027), unless the Lease, as amended by this Sixth Amendment, is sooner terminated or extended as provided in the Lease, as amended hereby. Landlord shall use commercially reasonable efforts (without any obligation to incur increased or additional costs), to deliver the Additional Basement Premises to Tenant in the “Delivery Condition,” as that term is defined in Exhibit B, attached hereto, prior to June 1, 2021 [THE FOREGOING IS ACCEPTABLE SO LONG AS THIS AMENDMENT IS FULLY EXECUTED BY APRIL 15]. In addition, in the event that Landlord fails to deliver the Additional Basement Premises to Tenant in the Delivery Condition on or before June 1, 2021 (the “Additional Basement Premises Outside Delivery Date”), for each day that elapses following the Additional Basement Premises Outside Delivery Date until Landlord delivers the Additional Basement Premises to Tenant in the Delivery Condition, the Additional Basement Premises Commencement Date, as set forth hereinabove, shall be extended by one (1) day. The term of Tenant’s lease of the Additional Basement Premises commencing as of the Additional Basement Premises Commencement Date and continuing through and including the Lease Expiration Date is referred to herein as the “Additional Basement Premises Term”. For purposes hereof, Landlord shall be deemed to have delivered the Additional Basement Premises to Tenant at such time as Landlord shall provide Tenant access to the Additional Basement Premises in the Delivery Condition, and no action by Tenant shall be required therefor.

3.2 Terms Applicable Prior to Additional Basement Premises Commencement Date. Notwithstanding the Additional Basement Premises Commencement Date, Tenant shall have the right to occupy the Additional Basement Premises (for the purposes of constructing improvements therein and/or the conduct of Tenant’s business) following Landlord’s tendering of possession thereof in the Delivery Condition and prior to the Additional Basement Premises Commencement Date, and, in such event, all of the terms of the Lease, as amended hereby, shall apply to the Additional Basement Premises as of the first day that Tenant occupies the Additional Basement Premises, or any portion thereof, other than Tenant’s obligation to pay Base Rent and Direct Expenses for the Additional Basement Premises, as though the Additional Basement Premises Commencement Date had occurred (although the Additional Basement Premises Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of this Sixth Amendment).

3.3 Additional Basement Premises Commencement Confirmation Notice. At any time following the Additional Basement Premises Commencement Date, Landlord may deliver to Tenant a commercially reasonable notice (the “Additional Basement Premises Commencement Confirmation Notice”), which Additional Basement Premises Commencement Confirmation Notice shall confirm the date of the occurrence of the Additional Basement Premises Commencement Date and the corresponding Base Rent schedule for the Additional Basement Premises (consistent with the terms of Section 4.1, below). Tenant shall execute and return such notice to Landlord within fifteen (15) business days of receipt thereof (provided that if the Additional Basement Premises Commencement Confirmation Notice is not factually correct, then Tenant shall make such changes as are necessary to make the notice factually correct and shall thereafter execute and return such notice to Landlord within such fifteen (15) business day period). Such modified Additional Basement Premises Commencement Confirmation Notice shall not be binding unless Landlord countersigns the notice with Tenant’s changes. If Landlord does not so countersign the notice, Landlord and Tenant shall work together in good faith to agree upon and mutually execute an acceptable notice.

4. Additional Basement Premises Rent.

4.1 Base Rent.

4.1.1 In General. During the Additional Basement Premises Term, Tenant shall pay monthly installments of Base Rent for the Additional Basement Premises at the same rate per rentable square foot payable by Tenant from time to time by Tenant for the Must-Take Premises 1 Basement Premises (specifically disregarding the Base Rent abatement applicable to the Must-Take Premises 1 Basement Premises as set forth in the Lease, the parties agreeing that Tenant’s Base Rent abatement for the Additional Basement Premises shall be exclusively as provided for in Section 4.1.2, below).

4.1.2 Abated Base Rent. Notwithstanding the terms of Section 4.1.1, above, provided that Tenant is not in monetary or material non-monetary Default of the Lease, as amended hereby, Tenant shall not be obligated to pay monthly Base Rent for the Additional Basement Premises commencing as of the Additional Basement Premises Commencement Date and continuing through and including the date that is 5.6 (five and six/tenths) months following the Additional Basement Premises Commencement Date.

4.2 Tenant’s Share of Direct Expenses for Additional Basement Premises. Commencing as of the Additional Basement Premises Commencement Date and continuing throughout the Additional Basement Premises Term, Tenant shall pay Tenant’s Share of Direct Expenses for the Additional Basement Premises in accordance with the terms of the Lease; provided, however, that with respect to the Additional Basement Premises, (i) Tenant’s Share shall equal .15%, and (ii) the Base Year shall be the calendar year 2021. Based upon the foregoing and notwithstanding anything in the Lease to the contrary, Tenant’s obligation to pay Direct Expenses for the Additional Basement Premises shall commence as of January 1, 2022.

5. Improvement of Additional Basement Premises.

5.1 Improvement Allowance. Subject to the terms of this Section 5, Tenant shall be entitled to a one-time allowance for the purchase and installation of improvements which are permanently affixed to the Additional Basement Premises (the “Improvements”) in an amount equal to $19,400.00 (the “Improvement Allowance”). The construction and installation of the Improvements shall be made in accordance with the terms of the Office Lease, including, without limitation, Article 8. Landlord shall, within thirty (30) days following receipt of invoices marked as paid, unconditional mechanics’ lien releases and such other information as Landlord may reasonably request with respect to the Improvements, reimburse Tenant for the cost of the Improvements. Landlord shall not be entitled to any construction management or supervision fee in connection with the construction of the Improvements hereunder.

5.2 Other Terms; Allowances Deadline Date. Notwithstanding anything contained herein to the contrary, in no event shall the aggregate of Landlord’s disbursements for Improvements hereunder exceed the Improvement Allowance. In the event that the Improvement Allowance, or any portion thereof, is not utilized by Tenant (as evidenced by all documentation required hereunder having been delivered to Landlord), on or before November 30, 2022 (the “Allowances Deadline Date”), then such unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto.

6. Extension of Right to Use All Allowances Until Allowances Deadline Date. Landlord hereby acknowledges and agrees that, notwithstanding anything in the Lease to the contrary, Tenant shall have the right to use the allowances previously granted to Tenant pursuant to Exhibit B to the Original Lease and Exhibit B to the Fifth Amendment (for the purposes permitted under the terms of the applicable exhibit and subject to the other terms of the applicable exhibit) at any time on or before the Allowances Deadline Date set forth in Section 5.2, above (failing which any unused allowance amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto). For purposes of this Section 6, Tenant shall be deemed to have “used” an allowance, of any applicable portion thereof, if Tenant shall have delivered to Landlord all notices and other documentation required pursuant to the terms of the Lease for disbursement thereof.

7. Building Food Service.

7.1 Project Upgrade Defined. Landlord and Tenant hereby acknowledge and agree that the provision of food service shall not be a “Project Upgrade” for purposes of the Lease and, accordingly, that Section 1.1.6.1(iii) of the Office Lease shall be deemed to be deleted and shall be of no further force or effect.

7.2 Food Service.

7.2.1 Food Service Commencement Notice. Notwithstanding the terms of Section 7.1, above, Landlord and Tenant hereby agree that Landlord shall provide food service at the Building (which, at a minimum, shall include breakfast and lunch service Monday through Friday) (“Food Service”) during the Lease Term, upon and subject to the terms of this Section 7.2. Notwithstanding the foregoing, Landlord and Tenant hereby further acknowledge and agree that Landlord shall not be obligated to provide Food Service until such time as Tenant shall deliver the “Food Service Commencement Notice,” as that term is defined, below, following which Landlord shall provide Food Service upon and subject to the terms of this Section 7.2. Tenant shall deliver notice to Landlord (the “Food Service Commencement Notice”) not less than ninety (90) days prior to the first day (the “Food Service Commencement Date”) of the first calendar month in which Tenant desires Landlord to commence Food Service. Landlord hereby agrees that the foregoing right of Tenant to deliver a Food Service Commencement Notice shall be applicable at any time Landlord is not providing Food Service at the Building. Following Landlord’s receipt of a Food Service Commencement Notice as provided for herein, Landlord shall commence providing Food Service no later than the Food Service Commencement Date; provided, however, that the Food Service Commencement Date shall be delayed to the extent that commencement of Food Service is delayed by reasons beyond the reasonable control of Landlord, including, without limitation, delays in obtaining health department or other permits required to commence providing Food Service.

7.2.2 Tenant Obligation to Pay Tenant Food Service Subsidy. Following Tenant’s delivery of a Food Service Commencement Notice, Landlord and Tenant hereby acknowledge and agrees that Tenant shall be obligated to pay, if applicable, any “Tenant Food Service Subsidy,” as that term is defined, below, in accordance with the terms hereof. During any period in which Landlord is required to provide Food Service based upon Tenant’s delivery of a Food Service Commencement Notice, Landlord shall deliver to Tenant an annual statement indicating the gross sales generated by the operator of the Food Service for the preceding twelve (12) month period (“Gross Sales”), and, to the extent that Gross Sales for the one year period covered by the annual statement provided by Landlord are less than $1,067,000 (the “Threshold Sales Amount”), Tenant shall pay to Landlord the underage (the “Tenant Food Service Subsidy”), as Additional Rent, within thirty (30) days following receipt of the subject annual statement. To the extent that Landlord provides Food Service hereunder for less than a one year period (e.g., due to a termination by Tenant under Section 7.2.3, below), Landlord shall deliver a statement covering the subject less than one year period, and Tenant shall pay the Tenant Food Service Subsidy (provided that in such case, the Threshold Sales Amount shall be proportionately reduced to reflect the period covered by the subject statement of Gross Sales).

7.2.3 Tenant Food Service Termination Notice. At any time following Tenant’s delivery of a Food Service Commencement Notice, Tenant shall have the right to deliver not less than ninety (90) days’ notice to Landlord (a “Tenant Food Service Termination Notice”) indicating Tenant’s election to no longer require Landlord to provide Food Service, in which case, notwithstanding anything contained in this Section 7 to the contrary, upon the expiration of such ninety (90) day period, (i) Landlord shall have no obligation to provide Food Service (but Landlord shall retain the right to provide Food Service), (ii) Landlord shall have no further obligation to deliver the annual Gross Sales statements to Tenant under Section 7.2.2, above, and (iii) Tenant shall have no obligation to pay the Tenant Food Service Subsidy with regard to the period following the expiration of the period in which Landlord is obligated to provide Food Service (except to the extent Tenant shall subsequently deliver a Food Service Commencement Notice hereunder).

7.2.4 Landlord Food Service Termination Notice. At Landlord’s sole option, Landlord shall have the right to provide Food Service notwithstanding that Landlord is not obligated to provide Food Service hereunder, provided that in such event (i) Landlord may at any time upon not less than ninety (90) days’ notice to Tenant (a “Food Service Termination Notice”), cease providing Food Service, in which case Tenant may thereafter deliver a Food Service Commencement Notice and all the terms hereof (including Tenant’s obligation with respect to the payment of the Tenant Food Service Subsidy as provided for herein) shall be applicable.

8. Project Upgrades. Tenant hereby acknowledges and agrees that (i) all Project Upgrades under the Lease, as amended hereby, have been completed as of the date of this Sixth Amendment, and (ii) Section 1.1.6.2 of the Original Lease shall be deemed to be deleted and shall be of no further force or effect.

9. CASp Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises (including the Additional Basement Premises) have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, notwithstanding anything in Article 24 of the Original Lease to the contrary, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, and only in accordance with Landlord’s reasonable rules and requirements; and (b) Tenant, at its cost, is responsible for making any repairs within the Premises (including the Additional Basement Premises) to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises (including the Additional Basement Premises), other than typical general office use and improvement of the Premises (including the Additional Basement Premises), shall require repairs to the Building or Project (outside the Premises (including the Additional Basement Premises)) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.

10. Broker. Landlord and Tenant hereby warrant to each other that, other than Jones Lang LaSalle and Cushman & Wakefield (collectively, “Brokers”), they have had no dealings with any real estate broker or agent in connection with the negotiation of this Sixth Amendment and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Sixth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than Brokers. The terms of this Section 10 shall survive the expiration or earlier termination of the Lease, as hereby amended. Landlord shall pay the commission due to Brokers in connection with this Sixth Amendment pursuant to separate written agreements with Brokers.

11. No Other Modifications. Except as otherwise provided herein, all other terms and provisions of the Lease shall remain in full force and effect, unmodified by this Sixth Amendment.

12. Counterparts; Manner of Execution. This Sixth Amendment may be executed in counterparts and/or via facsimile, pdf or electronic signature (e.g., via Docusign), and Landlord and Tenant hereby acknowledge and agree that the same shall be fully effective in the same manner as if both parties hereto had executed the same document in original counterparts by hand. If applicable, both counterparts shall be construed together and shall constitute a single, original document.

13. Conflict. In the event of any conflict between the Lease and this Sixth Amendment, this Sixth Amendment shall prevail.

IN WITNESS WHEREOF, the parties have entered into this Sixth Amendment as of the date first set forth above.

“LANDLORD”:

BCSP 800 NORTH BRAND PROPERTY LLC, a Delaware limited liability company

By:	/s/ William McClure Kelly
William McClure Kelly,
Senior Managing Director

Date:	4/16/2021

The date of this Sixth Amendment shall be and remain as set forth in the first paragraph of this Sixth Amendment. The date below the Landlord’s signature is merely intended to reflect the date of Landlord’s execution of this Sixth Amendment.

“TENANT”:

SERVICETITAN, INC., a Delaware corporation

By:	/s/ David Burt
Name: David Burt
Title: CFO

By:	/s/ Vahe Kuzoyan
Name: Vahe Kuzoyan
Title: President

EXHIBIT A

OUTLINE OF ADDITIONAL BASEMENT PREMISES

Occupant Area
USF: 11,509.9455
Occupant Area
USF: 9,551.8573
PRELIMINARY

11.9.20

Floor

B

Nestle Building

600 North Brand Boulevard
Glendale, CA 91203

Report © 5

Vacant

Suite 3 - Preliminary Tenant

ID	Suite USF	Corr. Ext	Total USF	RSF	Leased RSF	LED
B-21	676.50	24.59	701.09	775.94		

Stevenson Systems

EXHIBIT A

EXHIBIT B

DELIVERY CONDITION APPLICABLE TO ADDITIONAL BASEMENT PREMISES

Landlord shall, at Landlord’s sole cost and expense, perform the work set forth below in the Additional Basement Premises, prior to delivery of the Additional Basement Premises to Tenant. The condition required pursuant to this Exhibit B is referred to in this Sixth Amendment as the “Delivery Condition” (and the “Delivery Condition,” as defined in the Lease, shall have no applicability under the terms of this Sixth Amendment).

•

Demolition work necessary to allow commencement of construction of the Improvements from a “shell” condition, including, without limitation, demolition of all tenant improvements, interior walls, ceiling systems, lighting and cabling;

•	Patch and prime interior of demising walls;

•	Upright existing sprinkler heads;

•	Level/set rehang existing exit signs and FLS devices or add new as needed for code compliant cold shell space; and

•	Install Building standard lighting as needed for code compliant foot candle cold shell space.

Tenant hereby acknowledges and agrees that Landlord shall have no obligation to remove (nor shall Tenant have any right to remove) the existing ramp and platform adjacent to the Additional Basement Premises.

EXHIBIT B

SEVENTH AMENDMENT TO OFFICE LEASE

This Seventh Amendment to Office Lease (this “Seventh Amendment”) is made and entered into as of September 9, 2021, by and between BCSP 800 NORTH BRAND PROPERTY LLC, a Delaware limited liability company (“Landlord”), and SERVICETITAN, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant are parties to that certain Office Lease, dated January 10, 2019 (the “Original Lease”), as amended by (i) that certain First Amendment to Office Lease, dated April 24, 2019, (ii) that certain Second Amendment to Office Lease, dated October 18, 2019 (the “Second Amendment”), (iii) that certain Third Amendment to Office Lease, dated January 1, 2020 (the “Third Amendment”), (iv) that certain Fourth Amendment to Office Lease, dated January 17, 2020, (v) that certain Fifth Amendment to Office Lease, dated January 22, 2020, and (vi) that certain Sixth Amendment to Office Lease, dated April 5, 2021 (collectively, the “Lease”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord certain space (the “Premises”) in the building located at 800 North Brand Boulevard, Glendale, California (the “Building”).

B. Tenant desires to expand the Premises to include that certain space consisting of 6,522 rentable square feet of space located on the basement level of the Building (the “Second Additional Basement Premises”), as more particularly set forth on Exhibit A attached hereto, and to make other modifications to the Lease, as hereinafter provided. The rentable square footage of the Second Additional Basement Premises shall be as set forth herein and shall not be subject to re-measurement or modification.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Defined Terms. Except as explicitly set forth in this Seventh Amendment, each initially capitalized term when used herein shall have the same respective meaning as is set forth in the Lease.

2. Second Additional Basement Premises.

2.1 Condition of Second Additional Basement Premises and Building. Tenant hereby acknowledges and agrees that, except as expressly provided for in this Seventh Amendment (including the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”)), Tenant shall accept the Second Additional Basement Premises in its then existing, “as is” condition, and Landlord shall not be obligated to provide or pay for any improvements or alterations to the Second Additional Basement Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of either the Second Additional Basement Premises or the Building, or with respect to the suitability of the foregoing for the conduct of Tenant’s business.

2.2 Lease of Second Additional Basement Premises. Effective as of the “Second Additional Basement Premises Commencement Date,” as that term is defined in Section 3.1, below, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Second Additional Basement Premises, and the Second Additional Basement Premises shall be included in the “Premises” for purposes of the Lease, as amended hereby. In addition, for purposes of Section 2.2.1 of the Original Lease, the Second Additional Basement Premises shall be deemed to be a part of the “Basement Premises”.

3. Second Additional Basement Premises Term; Completed Expansion Floors; Early Occupancy; Expansion Commencement Confirmation Notice.

3.1 In General. The term of Tenant’s lease of the Second Additional Basement Premises shall commence on May 1, 2022 (the “Second Additional Basement Premises Commencement Date”) and shall continue through and include Lease Expiration Date (which Landlord and Tenant hereby acknowledge agree shall occur on April 30, 2027), unless the Lease, as amended by this Seventh Amendment, is sooner terminated or extended as provided in the Lease, as amended hereby. The term of Tenant’s lease of the Second Additional Basement Premises commencing as of the Second Additional Basement Premises Commencement Date and continuing through and including the Lease Expiration Date is referred to herein as the “Second Additional Basement Premises Term”. Landlord and Tenant hereby acknowledge and agree that (i) Landlord shall tender possession of the Second Additional Basement Premises to Tenant in the “Delivery Condition,” as that term is defined in Section 1 of the Tenant Work Letter, no later than November 1, 2021 (the “Outside Delivery Date”), and (ii) Landlord shall be deemed to have tendered possession of the Second Additional Basement Premises to Tenant upon the date that Landlord provides Tenant with a key or access card to the Second Additional Basement Premises, and no action by Tenant shall be required therefor.

3.2 Terms Applicable Prior to Second Additional Basement Premises Commencement Date. Notwithstanding the Second Additional Basement Premises Commencement Date, Tenant shall have the right to occupy the Second Additional Basement Premises (for the purposes of constructing improvements therein and/or the conduct of Tenant’s business) following Landlord’s tendering of possession thereof and prior to the Second Additional Basement Premises Commencement Date, and, in such event, all of the terms of the Lease, as amended hereby, shall apply to the Second Additional Basement Premises as of the first day that Tenant occupies the Second Additional Basement Premises, or any portion thereof, other than Tenant’s obligation to pay Base Rent and Direct Expenses for the Second Additional Basement Premises, as though the Second Additional Basement Premises Commencement Date had occurred (although the Second Additional Basement Premises Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of this Seventh Amendment).

3.3 Expansion Commencement Confirmation Notice. At any time following the Second Additional Basement Premises Commencement Date, Landlord may deliver to Tenant a commercially reasonable notice (the “Expansion Commencement Confirmation Notice”), which Expansion Commencement Confirmation Notice shall confirm the date of the occurrence of the Second Additional Basement Premises Commencement Date and the corresponding Base Rent schedule for the Second Additional Basement Premises (consistent with the terms of this Seventh Amendment). Tenant shall execute and return such notice to Landlord within fifteen (15)

business days of receipt thereof (provided that if the Expansion Commencement Confirmation Notice hereunder is not factually correct, then Tenant shall make such changes as are necessary to make the notice factually correct and shall thereafter execute and return such notice to Landlord within such fifteen (15) business day period). Such modified Expansion Commencement Confirmation Notice shall not be binding unless Landlord countersigns the notice with Tenant’s changes. If Landlord does not so countersign the notice, Landlord and Tenant shall work together in good faith to agree upon and mutually execute an acceptable notice.

4. Second Additional Basement Premises Rent.

4.1 Base Rent.

4.1.1 In General. During the Second Additional Basement Premises Term, Tenant shall pay monthly installments of Base Rent for the Second Additional Basement Premises at the same rate per rentable square foot payable by Tenant from time to time by Tenant for the Must-Take Premises 1 Basement Premises (specifically disregarding the Base Rent abatement applicable to the Must-Take Premises 1 Basement Premises as set forth in the Lease, the parties agreeing that Tenant’s Base Rent abatement for the Second Additional Basement Premises shall be exclusively as provided for in Section 4.1.2, below).

4.1.2 Abated Base Rent. Notwithstanding the terms of Section 4.1.1, above, provided that Tenant is not in monetary or material non-monetary Default of the Lease, as amended hereby, Tenant shall not be obligated to pay monthly Base Rent for the Second Additional Basement Premises commencing as of the Second Additional Basement Premises Commencement Date and continuing through and including the date that is five (5) months following the Second Additional Basement Premises Commencement Date (the “Second Additional Basement Premises Abatement Period”).

4.2 Tenant’s Share of Direct Expenses for Second Additional Basement Premises. Commencing as of the Second Additional Basement Premises Commencement Date and continuing throughout the Second Additional Basement Premises Term, Tenant shall pay Tenant’s Share of Direct Expenses for the Second Additional Basement Premises in accordance with the terms of the Lease; provided, however, that with respect to the Second Additional Basement Premises, (i) Tenant’s Share shall equal 1.2253%, (ii) the Base Year shall be the calendar year 2022, and (iii) Tenant shall have no obligation to pay any Direct Expenses for the Second Additional Basement Premises during the Second Additional Basement Premises Abatement Period. The last sentence of Section 4.1 of the Original Lease shall not be applicable with respect to the Second Additional Basement Premises.

5. Supplemental HVAC System Located in Second Additional Basement Premises. Tenant hereby acknowledges and agrees that (i) as of the date of this Seventh Amendment, Landlord maintains a supplemental HVAC system above the ceiling in “Suite C” of the Second Additional Basement Premises (“Landlord’s Supplemental HVAC Unit”), which Landlord’s Supplemental HVAC Unit services the IDF room adjacent to the Second Additional Basement Premises, (ii) Landlord shall have the right at all times (including during the term of Tenant’s lease of the Second Additional Basement Premises) to continue to maintain and utilize Landlord’s Supplemental HVAC Unit and Landlord shall have no obligation to remove or relocate the same, (iii) Tenant shall have no right to access, remove, alter, use, move or otherwise interfere with Landlord’s use of Landlord’s Supplemental HVAC Unit, and (iv) Landlord shall have the right to access Landlord’s Supplemental HVAC Unit through the Second Additional Basement Premises for all reasonable purposes (including, without limitation, for repairs, maintenance and replacements) in accordance with the terms of Article 27 of the Original Lease (including the requirement that Landlord provide Tenant with reasonable notice prior to entry into the Premises (except in the case of an Emergency)). Landlord shall be responsible for the repair of damage to the Premises (a) caused by the HVAC Unit (e.g., if there is a leak resulting in damage) or (b) resulting from Landlord’s repair, maintenance or replacement of the HVAC Unit, and Tenant shall be responsible for the cost of any damage to the HVAC Unit to the extent caused by Tenant or any Tenant Parties.

6. Parking. In connection with Tenant’s lease of the Second Additional Basement Premises pursuant to the terms of this Seventh Amendment, notwithstanding anything in the Lease to the contrary (including, without limitation, Section 13 of the Summary of Basic Lease Information in the Original Lease), the number of unreserved parking passes to which Tenant is entitled shall increase, as of the Second Additional Basement Premises Commencement Date, by ten (10) unreserved parking passes (the “Second Additional Basement Premises Parking Passes”). Except as set forth herein, Tenant’s rights and obligations with regard to the leasing of the Second Additional Basement Premises Parking Passes shall be in accordance with the terms of the Lease.

7. CASp Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises (including the Second Additional Basement Premises) have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, notwithstanding anything in Article 24 of the Original Lease to the contrary, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, and only in accordance with Landlord’s reasonable rules and requirements; and (b) Tenant, at its cost, is responsible for making any repairs within the Premises (including the Second Additional Basement Premises) to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises (including the Second Additional Basement Premises) (other than typical general office use and improvement of the Premises (including the Second Additional Basement Premises)) shall require repairs to the Building or Project (outside the Premises (including the Second Additional Basement Premises)) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.

8. Broker. Landlord and Tenant hereby warrant to each other that, other than Jones Lang LaSalle and Cushman & Wakefield (collectively, “Brokers”), they have had no dealings with any real estate broker or agent in connection with the negotiation of this Seventh Amendment and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Seventh Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than Brokers. The terms of this Section 8 shall survive the expiration or earlier termination of the Lease, as hereby amended. Landlord shall pay the commission due to Brokers in connection with this Seventh Amendment pursuant to separate written agreements with Brokers.

9. No Other Modifications. Except as otherwise provided herein, all other terms and provisions of the Lease shall remain in full force and effect, unmodified by this Seventh Amendment.

10. Counterparts; Manner of Execution. This Seventh Amendment may be executed in counterparts and/or via facsimile, pdf or electronic signature (e.g., via Docusign), and Landlord and Tenant hereby acknowledge and agree that the same shall be fully effective in the same manner as if both parties hereto had executed the same document in original counterparts by hand. If applicable, both counterparts shall be construed together and shall constitute a single, original document.

11. Conflict. In the event of any conflict between the Lease and this Seventh Amendment, this Seventh Amendment shall prevail.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have entered into this Seventh Amendment as of the date first set forth above.

“LANDLORD”:

BCSP 800 NORTH BRAND PROPERTY LLC, a Delaware limited liability company

By:	/s/ William McClure Kelly
William McClure Kelly,
Senior Managing Director

Date: 9/15/2021

The date of this Seventh Amendment shall be and remain as set forth in the first paragraph of this Seventh Amendment. The date below Landlord’s signature is merely intended to reflect the date of Landlord’s execution of this Seventh Amendment.

“TENANT”

SERVICETITAN, INC., a Delaware corporation

By:	/s/ Vahe Kuzoyan
Name: Vahe Kuzoyan
Title: President

By:	/s/ David Burt
Name: David Burt
Title: CFO

EXHIBIT A

OUTLINE OF SECOND ADDITIONAL BASEMENT PREMISES

EXHIBIT A

PRELIMINARY

7.14.21

Floor

B

Nestle Building

800 North Brand Boulevard
Glendale, CA 91203

Report ID 8

Service Titan, Inc. - Corridor

Suite B0 - Final Tenant

ID	Suite USF	Corr. Ext	Total USF	RSF	Leased RSF	LED
B-40	227.63	0.00	227.63	255.39		4/30/27

Stevenson Systems

EXHIBIT A

PRELIMINARY
100%

7.14.21

Floor

B

Nestle Building

500 North Brand Boulevard
Glendale, CA 91203

Report ID 8

Service Titan, Inc.

Suite C - Final Tenant

ID	Suite USF	Corr. Ext	Total USF	RSF	Leased RSF	LED
B-35	3,550.04	53.23	3,603.27	4,045.97	389.30	4/30/27

Stevenson Systems

EXHIBIT A

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Second Additional Basement Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Second Additional Basement Premises, in sequence, as such issues will arise during the actual construction of the Second Additional Basement Premises.

SECTION 1

CONDITION OF SECOND ADDITIONAL BASEMENT PREMISES

Tenant shall accept the Second Additional Basement Premises from Landlord in their existing, “as-is” condition as of the date of Landlord’s delivery thereof, provided that upon Landlord’s delivery of the Second Additional Basement Premises to Tenant, Landlord shall cause the Base Building with respect to Suites B and BC of the Second Additional Basement Premises to be in good working order and in a structurally sound condition (but Landlord shall not have such obligations as to Suite C of the Second Additional Basement Premises), and shall cause the Second Additional Basement Premises to be free of personal property (specifically excluding Landlord’s Supplemental HVAC Unit”), all at Landlord’s sole cost and expense (the “Delivery Condition”).

SECTION 2

IMPROVEMENTS

2.1 Tenant Improvement Allowance.

2.1.1 In General. Tenant shall be entitled to a one-time improvement allowance in the amount of the “Tenant Improvement Allowance,” as that term is defined, below, for the costs relating to the initial design and construction of the improvements, which are permanently affixed to the applicable Second Additional Basement Premises (the “Tenant Improvements”). For purposes of this Tenant Work Letter, the “Tenant Improvement Allowance” shall mean $283,054.80.

2.2.2 Tenant’s Right to Perform Basement Level Restroom Renovation Additional Use of Tenant Improvement Allowance. Landlord and Tenant hereby acknowledge and agree that, subject to the terms of this Section 2.2.2 and this Tenant Work Letter, Tenant shall have the right to improve and expand the Common Area base building restrooms located on the basement level of the Building (the “Basement Level Restrooms,” and such improvement/expansion thereof, the “Basement Level Restroom Renovation”), notwithstanding that the same are not a part of the Second Additional Basement Premises (or any other space leased by Tenant). In connection with the foregoing, Landlord and Tenant further acknowledge and agree that (i) Tenant may utilize any used portion of the Tenant Improvement Allowance for the Basement Level Restroom Renovation or Tenant may self-fund the same (Tenant hereby agreeing that in no

EXHIBIT B

event shall Landlord be obligated to pay for any portion of the Basement Level Restroom Renovation), (ii) the Basement Level Restrooms shall at all times be and remain a part of the Common Areas, (iii) in no event shall Tenant’s expansion of the Basement Level Restrooms extend beyond the area depicted on Schedule 3 to this Tenant Work Letter, (iv) notwithstanding anything in this Tenant Work Letter to the contrary, all improvements, including the exact nature of the expansion, of the Basement Level Restroom Renovation shall be subject to Landlord’s approval, which shall not be unreasonably withheld (and Landlord’s approval shall specifically not be limited to a Design Problem, the parties agreeing that references in this Tenant Work Letter to approval or disapproval being limited to a Design Problem, shall, with regard to the Basement Level Restroom Renovation, be deemed to mean Landlord’s reasonable approval or disapproval), (v) once commenced, the Basement Level Restroom Renovation shall be diligently prosecuted to completion by Tenant, (vi) the Basement Level Restroom Renovation shall be completed prior to the “Second Additional Basement Premises Allowance Outside Date,” as that term is defined in Section 2.2.3, below (subject to delays in the completion thereof to the extent resulting from Force Majeure, provided that Tenant promptly notifies Landlord of the occurrence thereof), and (vii) except as specifically set forth in this Section 2.1, all of the terms of this Tenant Work Letter shall be applicable to the Basement Level Restroom Renovation in the same manner as such terms are applicable to the Tenant Improvements (i.e., as if the Basement Level Restroom Renovation constituted Tenant Improvements under this Tenant Work Letter). Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be obligated to restore the Basement Level Restrooms to their original condition at the expiration or earlier termination of the Lease, as amended hereby.

2.2.3 Other Terms. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the sum of the Tenant Improvement Allowance. Notwithstanding the foregoing or any contrary provision of the Lease, as amended hereby, all Tenant Improvements (and the Basement Level Restroom Renovation) shall be deemed Landlord’s property under the terms of the Lease, as amended hereby. Any unused portion of the Tenant Improvement Allowance remaining as of the date (the “Second Additional Basement Premises Allowance Outside Date”) that is twelve (12) months after the Second Additional Basement Premises Commencement Date shall remain with Landlord and Tenant shall have no further right thereto. The “Additional Basement Premises Allowance Outside Date” shall be subject to extension to the extent of any delays in Tenant’s use of the Tenant Improvement Allowance resulting from Force Majeure, provided that Tenant promptly notifies Landlord of the occurrence thereof.

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s reasonable disbursement process, including, without limitation, Landlord’s receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):

2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and fees of Tenant’s consultants for project management, plan check expeditor, and other engineers and/or consultants for lighting, HVAC, or other systems to be installed in the Second Additional Basement Premises; and the out-of-pocket costs incurred by Landlord, if any, in connection with Landlord’s review of the “Construction Documents,” as that term is defined in Section 3.1, below, but Tenant shall only be responsible for such out-of-pockets costs of Landlord to the extent the Tenant Improvements consist of other than typical general office tenant improvements;

EXHIBIT B

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The cost of construction of the Tenant Improvements, inclusive of supplemental HVAC equipment, and including, without limitation, testing and inspection costs, after-hours charges, freight elevator costs (after Building Hours), hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.1.4 The cost of any changes in the Base Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”);

2.2.1.6 The cost of Tenant’s permanently affixed security installations;

2.2.1.7 Sales and use taxes and Title 24 fees;

2.2.1.8 Costs of affixed, “built-in” furniture for the Second Additional Basement Premises;

2.2.1.9 The “Coordination Fee,” as that term is defined in Section 4.2.2 of this Tenant Work Letter; and

2.2.1.10 All other costs which are approved by Tenant in writing and which are to be expended by Landlord in connection with the construction of the Tenant Improvements.

In no event shall the Tenant Improvement Allowance be disbursed by Landlord for any non-affixed (i.e., not “built-in”) furniture, fixtures or equipment.

2.2.2 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items and shall authorize the release of monies as follows.

EXHIBIT B

2.2.2.1 Monthly Disbursements. On or before the tenth (10th) day of each calendar month during the construction of the Tenant Improvements, Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant and the “Architect”, in an industry standard form, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Second Additional Basement Premises, detailing the portion of the work completed and the portion not completed; (ii) paid invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Second Additional Basement Premises and evidence that the previous invoices have been paid; executed conditional and/or unconditional mechanic’s lien releases, as applicable, from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138 (with respect to sums that are the subject of the current disbursement request, conditional mechanic’s lien releases shall be acceptable, provided that Tenant also submits unconditional mechanic’s lien releases for all sums previously paid in connection with any and all prior disbursement requests) (the “Releases”); and all other information relating to the construction of the Tenant Improvements as is reasonably requested by Landlord. Thereafter, within thirty (30) days after receipt of such items, Landlord shall deliver a check to Tenant made payable to Tenant (or to Contractor or such other of Tenant’s Agents as requested by Tenant) in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention). Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable to Tenant (or such of Tenant’s Agents as requested by Tenant) shall be delivered by Landlord to Tenant following the completion of construction of the Second Additional Basement Premises, provided that (i) Tenant delivers to Landlord properly executed Releases, (ii) Landlord has determined that there are no substandard conditions, or material deviations from the Approved Working Drawings, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Second Additional Basement Premises has been substantially completed, (iv) Tenant delivers to Landlord the “Record Set” of documents as defined in Section 4.3 below, and (v) Tenant delivers to Landlord one (1) copy (in both paper form and electronic form) of the close close-out package containing the applicable items outlined in Schedule 2 attached hereto.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease, as amended hereby.

EXHIBIT B

2.3 Offset Rights. To the extent that Landlord fails to pay from the Tenant Improvement Allowance amounts due to Contractor, Architects, Engineers and Tenant’s Agents in accordance with the terms hereof, and such amounts remain unpaid for thirty (30) days after notice from Tenant, then without limiting Tenant’s other remedies under the Lease, as amended hereby, Tenant may, after Landlord’s failure to pay such amounts within five (5) business days after Tenant’s delivery of a second notice from Tenant delivered after the expiration of such 30-day period, pay same and deduct the amount thereof from the Rent next due and owning under the Lease, as amended hereby, including interest at the Interest Rate from the due date until the date of the Rent offset. Notwithstanding the foregoing, if during either the 30-day or 5-day period set forth above, Landlord (i) delivers notice to Tenant that it reasonably and in good faith disputes any portion of the amounts claimed to be due (the “Allowance Dispute Notice”), and (ii) pays any amounts not in dispute, Tenant shall have no right to offset any amounts against rent, but may institute legal action to recover such amounts from Landlord. Notwithstanding of the foregoing, in the event Tenant institutes legal action as provided herein and is adjudged the prevailing party in such action, Landlord shall pay the amount of such award, including interest at the Interest Rate, and if Landlord fails to pay, Tenant shall be entitled, automatically, to offset the amount of such award against the Base Rent next coming due under the Lease, as amended hereby, including interest at the Interest Rate from the due date until the date of the Rent offset. Further, in the event Tenant is adjudged the prevailing party, any delay actually caused to Tenant as a result of Landlord’s failure to pay the disputed amount shall be deemed to be a “Landlord Caused Delay” under Section 5 of this Tenant Work Letter.

2.4 Standard Locking Systems. Tenant shall cause its locking systems servicing the Second Additional Basement Premises to be consistent with the “Building Standard Locking Systems,” as that term is defined in Section 1 of Exhibit D of the Original Lease.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain an architect/space planner reasonably approved in advance by Landlord (the “Architect”) to prepare the “Construction Documents,” as that term is defined in this Section 3.1. Tenant shall retain engineering consultants reasonably approved by Landlord (the “Engineers”) to prepare all engineering construction documents and specifications relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Second Additional Basement Premises, which work is not part of the Base Building. Landlord hereby agrees that the Engineers or other consultants listed on Schedule 1 attached hereto are approved if selected by Tenant. Notwithstanding the foregoing, in the event that Tenant shall not retain Landlord’s designated mechanical, electrical and plumbing engineer (Engineered Spaces, Inc.) and/or Landlord’s designated structural engineer (Nabih Youssef), then Tenant shall be responsible for the reasonable, out-of-pocket cost of review of the applicable plans by Landlord’s designated mechanical, electrical and plumbing engineer and/or Landlord’s designated structural engineer, as applicable. In addition, in the event that Tenant shall not retain Landlord’s designated consultant (Jensen Hughes) as its smoke control consultant, then Tenant shall be responsible for the reasonable, out-of-pocket costs of review of the applicable plans by Landlord’s designated smoke control consultant. Landlord hereby approves Newmark Knight Frank, as project manager if selected by Tenant. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as

EXHIBIT B

the “Construction Documents.” All Construction Documents shall comply with reasonable industry standard drawing formats and specifications, and shall be subject to Landlord’s reasonable approval (as set forth below), which shall not be unreasonably withheld, conditioned or delayed. Landlord’s review of the Construction Documents as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Documents are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Documents except as expressly set forth herein.

3.2 Final Space Plan. Tenant shall send to Landlord via electronic mail in accordance with the terms of Section 6.2 of this Tenant Work Letter, one (1) pdf electronic copy signed by Tenant, of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant’s design intent, for the Second Additional Basement Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord shall not withhold its consent to the Final Space Plan except in the case of a Design Problem. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within seven (7) business days after Landlord’s receipt of the Final Space Plan for the Second Additional Basement Premises if the same is incomplete in any material respect or if a Design Problem exists, provided that Landlord’s approval thereof shall not be unreasonably withheld, conditioned or delayed. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to be complete and to eliminate any Design Problem. If Landlord fails to respond to the Final Space Plan within the seven (7) business day period set forth above, Tenant may send Landlord a notice setting forth such failure and warning that a continuing failure to respond may result in a “deemed approval” (the “Space Plan Reminder Notice”). If Landlord fails to respond to the Final Space Plan within two (2) business days after receipt of the Space Plan Reminder Notice, such portion of the Final Space Plan shall be deemed approved by Landlord.

3.3 Final Construction Documents. Tenant shall supply the Engineers with a complete listing (to the best of Tenant’s knowledge at the time) of standard and non-standard equipment and specifications, as may be requested by the Engineers, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Second Additional Basement Premises, to enable the Engineers and the Architect to complete the “Final Construction Documents” (as that term is defined below) in the manner as set forth below. Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering documents for the Second Additional Basement Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Construction Documents”), and shall submit the same to Landlord for Landlord’s approval, which shall not be withheld except in the case of a Design Problem and which approval shall also contain Landlord’s designation of Required Removables as provided for

EXHIBIT B

in Section 8.6 of the Original Lease (and subject to the last sentence of Section 8.6 of the Original Lease). Tenant shall send to Landlord via electronic mail in accordance with the terms of Section 6.2 of this Tenant Work Letter, one (1) pdf electronic copy signed by Tenant, of such Final Construction Documents. Landlord shall advise Tenant within twelve (12) business days after Landlord’s receipt of the Final Construction Documents for the Second Additional Basement Premises if the same is incomplete in any material respect or if a Design Problem exists. If Tenant is so advised, Tenant shall immediately revise the Final Construction Documents to cause them to be complete and to eliminate any Design Problem. If Landlord fails to respond to the Final Construction Documents within the twelve (12) business day period set forth above, Tenant may send Landlord a notice setting forth such failure and warning that a continuing failure to respond may result in a “deemed approval” (the “Final Construction Documents Reminder Notice”). If Landlord fails to respond to the Final Construction Documents within five (5) business days after receipt of the Final Construction Documents Reminder Notice, such portion of the Final Construction Documents shall be deemed approved by Landlord.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Second Additional Basement Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits, provided that Tenant shall have the right to submit to the City of Glendale a coordinated set of drawings, complete to the extent required to commence the plan check, the first phase in the permitting process (the “Permit Set”), prior to approval of the Final Construction Documents by Landlord (and Tenant acknowledges that Landlord shall not be responsible for any delays or costs incurred by Tenant in the event that Landlord requires revisions to the Final Working Drawings after the date of such submission of plans to the City of Glendale by Tenant). Tenant shall keep Landlord reasonably informed with respect to the timing and schedule of Tenant’s permit submittals and responses from the City of Glendale, and will promptly respond to any requests for information by Landlord with respect thereto. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Second Additional Basement Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. Tenant shall not commence construction until all required governmental permits are obtained. No material changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be withheld unless a Design Problem exists.

3.5 Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease, as amended hereby, or this Tenant Work Letter, Landlord may, in Landlord’s sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Tenant Work Letter via electronic mail to Tenant’s representative identified in Section 6.1 of this Tenant Work Letter, or by any of the other means identified in Section 29.18 of the Original Lease.

EXHIBIT B

SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS

4.1 Tenant’s Selection of Contractors.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant and reasonably approved by Landlord.

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed, provided that (i) Tenant shall be required to retain Landlord’s designated subcontractors with regard to hvac controls and fire/life safety (provided that such vendors shall provide services at commercially reasonable rates) and Tenant shall further be required to retain Landlord’s designated riser management company as provided for in Section 29.32 of the Original Lease (so long as, in each event, the same are reasonably competitively priced), and (ii) all subcontractors retained in connection with the Tenant Improvements shall be union for all trades other than audio/visual, security, low voltage, IT and furniture delivery/installation. Landlord hereby acknowledges and agrees that Tenant shall be entitled to retain locksmith and access control subcontractors selected by Tenant (subject to Landlord’s approval as provided for hereinabove); provided, however, that (i) all keys/locks shall be compatible with the Building standard locking system, and (ii) all costs incurred in connection therewith shall be Tenant’s responsibility (provided that any unused Tenant Improvement Allowance may be utilized thereof, subject to and in accordance with the terms of this Tenant Work Letter). Landlord shall respond to any approval request hereunder within five (5) business days, provided that the entities listed on Schedule 1 attached hereto are approved if selected by Tenant. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Tenant shall engage the applicable Contractor under a commercially reasonable construction contract (the “Contract”), provided that such Contract has insurance and indemnification provisions in a form reasonably acceptable to Landlord. Tenant shall submit a copy of the Contract to Landlord for Landlord’s records. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). For purposes hereof, the “Over-Allowance Amount” shall be equal to the difference between the amount of the Final Costs and the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or

EXHIBIT B

before the commencement of construction of the Tenant Improvements). Tenant shall pay, within five (5) business days of written notice from Landlord, a percentage of each amount disbursed by Landlord to the Contractor or otherwise disbursed under this Tenant Work Letter, which percentage shall be equal to the amount of the Over-Allowance Amount divided by the amount of the Final Costs, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any amounts of the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant on a prorata basis with Landlord consistent with the manner in which the initial Over-Allowance Amount is paid. In no event shall Landlord disburse an amount in excess of the Tenant Improvement Allowance under this Tenant Work Letter. Tenant shall provide Landlord with updated construction schedules and budgets on a regular basis during the course of construction of the Tenant Improvements, and in any event within fifteen (15) days after request by Landlord.

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in material accordance with the Approved Construction Documents, as modified by approved change orders; (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant Improvements to Landlord and Landlord shall inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule, and (iii) Tenant shall abide by all reasonable rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, any required shutdown of utilities (including lifesafety systems), storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to two percent (2%) of the Tenant Improvement Allowance.

4.2.2.2 Indemnity. The indemnities of each of the parties that are set forth in Section 10 of the Original Lease shall apply to the activities of the parties under this Tenant Work Letter.

4.2.2.3 Requirements of Tenant’s Agents. The Contractor and subcontractors working on the construction of the Tenant Improvements shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Contractor and such subcontractors shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Second Additional Basement Premises Commencement Date. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or

EXHIBIT B

the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties, and any other guarantees or warranties that Tenant procures in connection with the construction of the Tenant Improvements and installations of equipment in the Second Additional Basement Premises, shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.4 Insurance Requirements. In connection with the construction of the Tenant Improvements, Tenant shall comply with the insurance requirements set forth in the Original Lease.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; and (ii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times during the course of construction of the Tenant Improvements, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements because a Design Problem exists, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord; provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, following written notice to Tenant, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter.

4.2.5 Meetings. During the design and construction of the Tenant Improvements, Tenant shall hold meetings every week at a reasonable time, with the Architect and the Contractor regarding the progress of the design and construction of the Tenant Improvements. Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

EXHIBIT B

4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord promptly following such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor, or other applicable Tenant’s Agents, to prepare and submit the “Record Set” of Documents as specified on Schedule 2 attached hereto, that will consist of 2 sets of architectural and engineered documents including all revisions (which documents shall also be submitted on a CADD disk formatted per the building standards), Tenant shall deliver to Landlord the original permit set of drawings and signed-off permit card, Tenant shall deliver to Landlord all warranties and maintenance manuals, (iv) Tenant shall deliver to Landlord air balance reports, (v) Tenant shall deliver to Landlord all unconditional lien releases from general contractor, subcontractors and suppliers. The “Record Set” of documents shall be submitted to the Landlord sixty days following Tenant’s occupancy. If the “Record Set” of documents is not received within the timeframe noted, Landlord may, at Tenant’s sole cost and expense, engage the Architect and Contractor to produce the “Record Set” of documents as listed in this Section 4.3.

SECTION 5

SECOND ADDITIONAL BASEMENT PREMISES COMMENCEMENT DATE DELAYS

5.1 Second Additional Basement Premises Commencement Date Delays. The Second Additional Basement Premises Commencement Date shall occur as provided in this Seventh Amendment, provided that the Second Additional Basement Premises Commencement Date shall be extended by the number of days of actual delay of the Substantial Completion of the Tenant Improvements in the Second Additional Basement Premises to the extent caused by an “Second Additional Basement Premises Commencement Date Delay,” as that term is defined, below, but only to the extent such Second Additional Basement Premises Commencement Date Delay causes the Substantial Completion of the Tenant Improvements to occur after May 1, 2022. As used herein, the term “Second Additional Basement Premises Commencement Date Delay” shall mean only a “Force Majeure Delay” or a “Landlord Caused Delay,” as those terms are defined below. As used herein, the term “Force Majeure Delay” shall mean only an actual delay resulting from “Health Emergency Delay”, as that term is defined, below, strikes, fire, wind, damage or destruction to the Building, explosion, casualty, flood, hurricane, tornado, the elements, acts of God or the public enemy, sabotage, war, invasion, insurrection, rebellion, terrorist acts, civil unrest, riots, or earthquakes. For purposes of the foregoing, a “Health Emergency Delay” shall mean a prevention or delay in construction of the Tenant Improvements resulting from any law, ordinance or other governmental action in response to a pandemic or other public health crisis. As used in this Tenant Work Letter, “Landlord Caused Delay” shall mean actual delays to the extent resulting from the acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely approve or disapprove any Construction Drawings in the time periods specified in this Tenant Work Letter (except to the extent Landlord is deemed to have approved the same); (ii) material and unreasonable interference by Landlord, its agents or Landlord Parties (except as otherwise allowed under this Tenant Work Letter) with the Substantial Completion of the Tenant Improvements which objectively precludes or delays the construction of tenant improvements in the Building by any person, including interference which relates to access by Tenant, or Tenant’s Agents to the Building or any Building facilities (including loading docks and freight elevators)

EXHIBIT B

or service (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; (iii) delays due to the acts or failures to act of Landlord with respect to payment of the Tenant Improvement Allowance (except as otherwise allowed under this Tenant Work Letter), and (iv) failure by Landlord to deliver the Second Additional Basement Premises in the Delivery Condition on or before the Outside Delivery Date.

5.2 Determination of Second Additional Basement Premises Commencement Date Delay. If Tenant contends that an Second Additional Basement Premises Commencement Date Delay has occurred, Tenant shall notify Landlord in writing of (i) the event which constitutes such Second Additional Basement Premises Commencement Date Delay and (ii) the date upon which such Second Additional Basement Premises Commencement Date Delay is anticipated to end. If such actions, inaction or circumstance described in the Notice set forth in (i) above of this Section 5.2 of this Tenant Work Letter (the “Delay Notice”) are not cured by Landlord within one (1) business day of Landlord’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Second Additional Basement Premises Commencement Date Delay, then an Second Additional Basement Premises Commencement Date Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Delay Notice and ending as of the date such circumstances are cured by Landlord, provided that no cure period shall be required to the extent the delay is not subject to cure by Landlord.

5.3 Definition of Substantial Completion of the Tenant Improvements. For purposes of this Section 5, “Substantial Completion of the Tenant Improvements” shall mean completion of construction of the Tenant Improvements in the Second Additional Basement Premises pursuant to the Approved Construction Drawings, with the exception of any punch list items, and Tenant’s receipt of a certificate of occupancy or its legal equivalent allowing legal occupancy of the Second Additional Basement Premises.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Representatives. Tenant has designated Kristine Nguyen (email address: [***]), Gillian Sutton (email address: [***]), and Jeffrey York ([***]) as its sole representatives with respect to the matters set forth in this Tenant Work Letter, and each of whom, independently, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2 Landlord’s Representative. Landlord has designated Mr. Jonathan Haghani as its sole representative with respect to the matters set forth in this Tenant Work Letter and who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter. Notwithstanding the foregoing, in connection with Tenant’s submission by Tenant of the Final Space Plan and Final Construction Drawings to Landlord, Tenant shall be required to email the same to [***] and to [***] (and/or such other email address(es) as Landlord may from time to time designate by notice to Tenant).

EXHIBIT B

6.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, as amended hereby, if an event of Default, after expiration of any applicable notice or cure period, as described in the Lease, as amended hereby, or this Tenant Work Letter has occurred at any time on or before the Substantial Completion of the Second Additional Basement Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as amended hereby, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance until such time as such Default is cured, and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such Default is cured or waived pursuant to the terms of the Lease, as amended hereby (in which case, Tenant shall be responsible for any delay in the substantial completion of the Second Additional Basement Premises caused by such inaction by Landlord).

6.5 No Miscellaneous Charges. Landlord shall provide, and neither Tenant nor Tenant’s Agents shall be charged for parking, freight elevators (during Building Hours), hoists or lifts, access to loading docks, HVAC (during Building Hours) or other utilities to the extent utilized in connection with the design and construction of the Tenant Improvements and Tenant’s move into the Second Additional Basement Premises prior to the Second Additional Basement Premises Commencement Date.

6.6 Hazardous Materials Costs. Landlord agrees, separate and apart from the Tenant Improvement Allowance, to bear any increased costs in the construction of the Tenant Improvements resulting from the presence of any Hazardous Materials in the Second Additional Basement Premises (provided such Hazardous Materials are not introduced by Tenant or Tenant’s Agents). Further, subject to the terms of Section 5, above, any delays in the Substantial Completion of the Tenant Improvements resulting from the presence of Hazardous Materials in the Second Additional Basement Premises (provided such Hazardous Materials are not introduced by Tenant or Tenant’s Agents) shall be a Landlord Caused Delay for purposes of this Tenant Work Letter.

6.7 Labor Harmony. Notwithstanding anything contained herein to the contrary, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, subcontractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Project, Building or the Common Areas and/or that otherwise results in picketing or other labor disturbances at the Project and/or on property adjacent thereto.

EXHIBIT B

SCHEDULE 1 TO EXHIBIT B

APPROVED ENGINEERS

L&K Engineering

Alpha Tech

SCHEDULE 1 TO

EXHIBIT B

SCHEDULE 2 TO EXHIBIT B

REQUIRED CLOSE OUT DOCUMENTS

PROJECT NAME:	BLDG/STE:	DATE REVIEWED BY CM:
GC:	ARCHITECT	EGINEER:

CONTRACTOR TO REVIEW CLOSE OUT PACKAGE WITH BOSTON PROPERTIES CONSTRUCTION MANAGER. ALL ELECTRONIC COPIES ARE TO BE SUBMITTED ON CD OR USB DRIVE

DOCUMENT:	HARD COPY (ORIGINAL)	ELECTRONIC COPY (.PDF)

☐ Job Cards (ORIGINALS)	☐ ORIGINAL SIGNED-OFF COPY	☐ .PDF VERSION OF SIGNED CARD

☐ Compete Subcontractor list		☐ .PDF VERSION ONLY

☐ O &M Manuals		☐ .PDF VERSION ONLY

☐ Guarantees/Warranties		☐ .PDF VERSION ONLY

☐ Submittal Log		☐ .PDF VERSION ONLY

☐ Lighting Schedule		☐ .PDF VERSION ONLY

☐ Finish Schedule (TO INCLUDE ALL FINISHES)		☐ .PDF VERSION ONLY

☐ Air Balance Report (Signed Off by Glumac and Building Engineer)		☐ .PDF VERSION ONLY

☐ Punch List Signed by Architect & Tenant		☐ .PDF VERSION ONLY

☐ Elec. Panel Labeling Legend	☐ HARD COPY LEFT IN PANEL	☐ .PDF VERSION

☐ Permit Drawings (1 Set)	☐ ORIGINAL SET	☐ .PDF VERSION

☐ *MEP RED-LINES AS-BUILTS for Engineer of Record	☐ HARD COPIES	☐ .PDF VERSION ☐ .CAD VERSION

☐ *Fire Protection Drawings	☐ AS BUILT SET	☐ .PDF VERSION

☐ Structural Drawings (plus any other consultant’s drawings)		☐ .PDF VERSION

☐ *Architectural AS-BUILTS		☐ .PDF VERSION ONLY

☐ *Life-Safety Drawings	☐ ORIGINAL AS -BUILT SET	☐ .PDF VERSION

☐ Conditional FINAL Lien Waivers		☐ .PDF VERSION ONLY

SCHEDULE 2 TO

EXHIBIT B

☐ Unconditional FINAL Lien Waivers (.PDF version to be submitted after final payment)	☐ INCLUDED	☐ UNDER SEPARATE COVER	☒ .PDF VERSION ONLY

Drawings are to be named as such: Building Code – Floor/Suite – Tenant – Type of Drawing – Date of Drawing (most recent version) – Sheet # of drawing, Example: EMB02 – 600- O’Melveny – Construction Plan – 10,1,08 – A02,06,06

SCHEDULE 2 TO

EXHIBIT B

SCHEDULE 3 TO EXHIBIT B

DEPICTION OF MAXIMUM AREA FOR BASEMENT LEVEL RESTROOM

RENOVATION

SCHEDULE 3 TO

EXHIBIT B

EIGHTH AMENDMENT TO OFFICE LEASE

This Eighth Amendment to Office Lease (this “Eighth Amendment”) is made and entered into as of December 20, 2021, by and between BCSP 800 NORTH BRAND PROPERTY LLC, a Delaware limited liability company (“Landlord”), and SERVICETITAN, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Office Lease, dated January 10, 2019 (the “Original Lease”), as amended by (i) that certain First Amendment to Office Lease, dated April 24, 2019, (ii) that certain Second Amendment to Office Lease, dated October 18, 2019 (the “Second Amendment”), (iii) that certain Third Amendment to Office Lease, dated January 1, 2020 (the “Third Amendment”), (iv) that certain Fourth Amendment to Office Lease, dated January 17, 2020, (v) that certain Fifth Amendment to Office Lease, dated January 22, 2020, (vi) that certain Sixth Amendment to Office Lease, dated April 5, 2021, and (vii) that certain Seventh Amendment to Office Lease, dated September 9, 2021 (collectively, the “Lease”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord certain 215,647 rentable square feet of space (the “Premises”) in the building located at 800 North Brand Boulevard, Glendale, California (the “Building”).

B. The “Premises” is comprised of (i) 196,657 rentable square feet of space located on floors 6, 7, 8, 9, 14, 15 and 21 (the “Office Space”), (ii) 14,125 rentable square feet of space located on the basement level (the “Basement Office Space”), (iii) 1,842 rentable square feet of space located on the basement level (the “Basement Storage Space”), and (iv) 3,023 rentable square feet of space located adjacent to Tenant’s “Ground Floor Premises,” as defined in the Original Lease (the “Patio Space”).

C. Landlord and Tenant desires to amend the Lease, upon and subject to the terms set forth in this Eighth Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Defined Terms. Except as explicitly set forth in this Eighth Amendment, each initially capitalized term when used herein shall have the same respective meaning as is set forth in the Lease.

2. Condition of Premises, Building and Project. Tenant hereby acknowledges and agrees that (i) Tenant currently has possession of the Premises pursuant to the terms of the Lease, and (ii) during the “Extended Term,” as that term is defined in Section 3.1, below, Tenant shall continue to accept the Premises in its currently existing, “as is” condition, and, except as specifically set forth in this Eighth Amendment, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, provided that the foregoing shall not serve to limit Landlord’s repair and maintenance or other obligations expressly set forth in the Lease. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, Building or Project or with respect to the suitability of the Premises, Building or Project for the conduct of Tenant’s business.

3. Lease Term.

3.1 Extended Term. The expiration date of the Lease, as amended hereby, is hereby extended from April 30, 2027 (the “Scheduled Expiration Date”) to July 31, 2030 (the “Extended Expiration Date”), and shall expire on the Extended Expiration Date, unless the Lease, as amended by this Eighth Amendment, is sooner terminated or extended as provided in the Lease, as amended hereby. The term of the Lease, as amended hereby, commencing as of May 1, 2027 (the “Extended Term Commencement Date”) and continuing through and including the Extended Expiration Date is referred to herein as the “Extended Term”.

3.2 Option Terms. Landlord and Tenant hereby acknowledge and agree that Tenant shall continue to retain the two (2) options to extend the Lease Term, upon and subject to the terms set forth in Section 2.2 of the Original Lease.

3.3 One Floor Termination Right. Tenant shall continue to have the right to terminate a “Designated Full Floor,” as that term is defined in Section 2.3 of the Original Lease, upon and subject to the terms of Section 2.3 of the Lease, as previously amended and as further amended as provided for in Sections 3.3.1 through 3.3.3, below. In connection with the foregoing right to terminate the Designated Full Floor, Landlord and Tenant hereby acknowledge and agree that the One Floor Termination Date is and shall remain April 30, 2025.

3.3.1 Termination Fee. The second to last sentence of Section 2.3 of the Original Lease (which begins with the words “For purposes of this Lease, the ‘Termination Fee’ shall mean the sum”) is hereby deleted and is replaced with the following:

“For purposes of this Lease, the ‘Termination Fee‘ shall mean the sum of (a) the unamortized amount (calculated over the period (the ‘Amortization Period’) commencing as of the Lease Commencement Date and continuing through the ‘Scheduled Expiration Date,’ as that term is defined in Section 3.1 of the Eighth Amendment to Office Lease), as of the One Floor Termination Date, calculated with interest at a rate equal to six percent (6%) per annum, of the “Designated Floor Concessions,” as that term is defined, below, (b) the Base Rent that would have been due under this Lease for the Designated Full Floor during the four (4) month period following the One Floor Termination Date had Tenant not exercised its right to terminate a full floor pursuant to the terms of this Section 2.3, and (c) $58.17 for each rentable square foot of the Designated Full Floor. Notwithstanding the foregoing, if the

Designated Full Floor shall be a full floor leased by Tenant as First Offer Space under the Eighth Amendment to Office Lease, (x) the Termination Fee shall not include item (c), above, (y) the Amortization Period shall be the period commencing as of the ‘First Offer Commencement Date’ and continuing through and including the Extended Expiration Date, and (z) the “Designated Floor Concessions” shall be the tenant improvement allowance, abated Base Rent and commissions (to Landlord’s and Tenant’s brokers) paid or provided by Landlord in connection with the subject full floor of First Offer Space.”

3.3.2 Designated Full Floor. Landlord and Tenant hereby acknowledge and agree that, notwithstanding anything in Section 2.3 of the Original Lease to the contrary, the “Designated Full Floor” shall be a full floor of the Premises selected by Landlord (in Landlord’s sole discretion), among the following full floors of the Premises: the ninth (9th) floor, fourteenth (14th) floor or fifteenth (15th) floor, or any full floor of First Offer Space leased by Tenant pursuant to the terms of Section 7 of this Eighth Amendment. If (i) Tenant shall lease one or more additional full floors in the Building as a result of its exercise of its right of first offer under Section 7 of this Eighth Amendment, and (ii) as a result of such lease, a potential Designated Full Floor is located in-between two (2) other full floors of the Premises, Landlord agrees that Landlord shall not select as the Designated Full Floor a full floor that is located in-between two full floors that Tenant shall continue to lease. As an example only, in the event that Tenant shall lease the 16th floor under Section 7 of this Eighth Amendment, Landlord would not be permitted to select the 15th floor (but could select the 14th or 16th floors, or the 9th floor) as the Designated Full Floor.

3.4 Second One Floor Termination Right. Provided that Tenant is not in Default under the Lease, as amended hereby, as of the date of Tenant’s delivery of the “Second One Floor Termination Notice,” as that term is defined below, the Tenant named herein (the “Original Tenant”) or an assignee that is an “Affiliate,” as that term is defined in Section 14.7 of the Original Lease (for purposes of the Lease, as amended hereby, an “Affiliate Assignee”), as the case may be, only shall have the one-time right to terminate the Lease, as amended hereby, with regard to the “Second Designated Full Floor,” as that term is defined, below, effective as of April 30, 2027 (the “Second One Floor Termination Date”), provided that (i) Landlord receives written notice (the “Second One Floor Termination Notice”) from Tenant on or before 5:00 P.M. PST on April 30, 2026 stating Tenant’s election to terminate the Lease, as amended hereby, with respect to the Second Designated Full Floor pursuant to the terms and conditions of this Section 3.4, and (ii) within ten (10) days following receipt of the “Second Designation Notice,” as that term is defined, below, Landlord receives from Tenant an amount equal to the “Second One Floor Termination Fee,” as that term is defined, below. In the event that Tenant terminates the Lease, as amended hereby, with respect to the Second Designated Full Floor pursuant to the terms of this Section 3.4, the Lease, as amended hereby, shall automatically terminate and be of no further force or effect with respect to the Second Designated Full Floor and Landlord and Tenant shall be relieved of their respective obligations under the Lease, as amended hereby, with respect to the Second Designated Full Floor as of the Second One Floor Termination Date, except those obligations set forth in the Lease, as amended hereby, which relate to the period of the Lease Term prior to the Second One Floor Termination Date and/or which specifically survive the expiration or earlier termination of the Lease, as amended hereby, including, without limitation, the payment by Tenant of all amounts owed by

Tenant under the Lease, as amended hereby, with respect to the Second Designated Full Floor, up to and including the Second One Floor Termination Date. For purposes of this Eighth Amendment, the “Second One Floor Termination Fee” shall mean an amount equal to $65.36 for each rentable square foot of the Second Designated Full Floor; provided, however, that in the event that the Second Designated Full Floor shall be a full floor leased by Tenant as First Offer Space under this Eighth Amendment, the “Second One Floor Termination Fee” shall mean the sum of (a) the unamortized amount (calculated over the period commencing as of the “First Offer Commencement Date” and continuing through and including the Extended Expiration Date), as of the Second One Floor Termination Date, calculated with interest at a rate equal to six percent (6%) per annum, of the “Second Designated Floor Concessions,” as that term is defined, below, and (b) the Base Rent that would have been due under the Lease, as amended, for the Second Designated Full Floor during the four (4) month period following the Second One Floor Termination Date had Tenant not exercised its right to terminate a full floor pursuant to the terms of this Section 3.4. For purposes of this Section 3.4, (x) the “Second Designated Full Floor” shall be any full floor of the Premises selected by Landlord (in Landlord’s sole discretion), among the following full floors of the Premises: the ninth (9th) floor, fourteenth (14th) floor or fifteenth (15th) floor, or any full floor of First Offer Space leased by Tenant pursuant to the terms of Section 7 of this Eighth Amendment, which shall be designated by notice to Tenant (the “Second Designation Notice”) no later than thirty (30) days following Landlord’s receipt of the Second One Floor Termination Notice, and (y) the “Second Designated Floor Concessions” shall mean the tenant improvement allowance, abated Base Rent and commissions (to Landlord’s and Tenant’s brokers) paid or provided by Landlord in connection with the Second Designated Full Floor. If (i) Tenant shall lease one or more additional full floors in the Building as a result of its exercise of its right of first offer under Section 7 of this Eighth Amendment, and (ii) as a result of such lease, a potential Second Designated Full Floor is located in-between two (2) other full floors of the Premises, Landlord agrees that Landlord shall not select as the Second Designated Full Floor a full floor that is located in-between two full floors that Tenant shall continue to lease. As an example only, in the event that Tenant shall lease the 16th floor under Section 7 of this Eighth Amendment, Landlord would not be permitted to select the 15th floor (but could select the 14th or 16th floors, or the 9th floor) as the Second Designated Full Floor.

3.5 Stairwell Removal.

3.5.1 In General. In the event that Tenant shall terminate the Designated Full Floor or the Second Full Floor in accordance with the terms of the Lease, as amended hereby, and the Designated Full Floor or the Second Designated Full Floor, as the case may be, shall be connected to another floor of the Premises (an “Adjacent Floor”) by means of an internal stairwell (the “Stairwell”), Landlord shall remove such Stairwell and restore the concrete floor (i.e., where the “hole” of the Stairwell existed) to the condition existing prior to the installation of the Stairwell (subject to changes, if any, required by Applicable Law) (collectively, the “Stairwell Removal Work”). Landlord and Tenant hereby acknowledge and agree that the Stairwell Removal Work shall not include finishes, flooring, lighting, ceiling systems or similar items. Landlord shall cause the Stairwell Removal Work to take place at such time as Landlord shall determine following the One Floor Termination Date or the Second One Floor Termination Date, as the case may be. Tenant shall be responsible for all costs incurred by Landlord in connection with the Stairwell Removal Work (without mark-up by Landlord, but including the “Third Party CM Fee,” as that term is defined, below), and such amounts shall be paid by Tenant within thirty (30) days following demand by Landlord (which shall not be made by Landlord more than forty-five (45) days prior to the date

Landlord is obligated to pay such amounts). Landlord hereby agrees that the Stairwell Removal Work shall be competitively bid by Landlord to not less than three (3) contractors, one of whom shall be “Tenant’s Designated Contractor,” as that term is defined, below, provided that (a) Tenant provides written notice of Tenant’s Designated Contractor within five (5) business days following demand by Landlord, and (b) Tenant’s Designated Contractor is available and willing to bid. The lowest bidder among the bidding contractors that commits to Landlord’s timing and otherwise complies with Landlord’s reasonable requirements shall be retained by Landlord. For purposes of this Eighth Amendment, (i) “Tenant’s Designated Contractor” shall mean a qualified, licensed and reputable general contractor that performs work consistent with the Stairwell Removal Work in the Building and/or Comparable Buildings, and (ii) the “Third Party CM Fee” shall mean any out-of-pocket third party construction supervision fee paid by Landlord in connection with the Stairwell Removal Work, provided that in no event shall the Third Party CM Fee exceed 3% of all “hard costs” incurred in connection with the Stairwell Removal Work.

3.5.2 Tenant’s Occupancy of Adjacent Floor. Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Adjacent Floor during Landlord’s performance of the Stairwell Removal Work, Landlord shall be permitted to perform the Stairwell Removal Work during normal business hours (provided that to the extent that the subject work being undertaken is anticipated to materially interfere with the conduct of Tenant’s business, Landlord shall cause the same to be performed after normal business hours), and Tenant shall provide a clear working area for the performance of the Stairwell Removal Work (including, but not limited to, moving of furniture, fixtures and Tenant’s property away from the area in which Landlord is performing the Stairwell Removal Work). In connection therewith, Tenant shall cooperate with all reasonable Landlord requests made in connection with Landlord’s performance of the Stairwell Removal Work. Tenant hereby agrees that the performance of the Stairwell Removal Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the performance of the Stairwell Removal Work, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the performance of the Stairwell Removal Work or Landlord’s actions in connection with the performance of the Stairwell Removal Work, or for any inconvenience or annoyance occasioned by Landlord’s performance of the Stairwell Removal Work.

4. Rent.

4.1 Base Rent.

4.1.1 Prior to Extended Term Commencement Date. Prior to the Extended Term Commencement Date, Tenant shall continue to pay monthly Base Rent for the Premises in accordance with the terms of the Lease.

4.1.2 Extended Term.

4.1.2.1 In General. Notwithstanding anything in the Lease to the contrary, commencing on the Extended Term Commencement Date and continuing throughout the Extended Term, Tenant shall pay monthly Base Rent for the Premises in the applicable amounts set forth below, which payments shall be made in accordance with the terms of the Lease, as amended hereby.

4.1.2.1.1 Office Space.

Period During Extended Term	Annual Base Rent	Monthly Base Rent	Monthly Base Rent per RSF
May 1, 2027 – October 31, 2027	$9,132,751.08	$761,062.59	$3.87
November 1, 2027 – October 31, 2028	$9,415,937.16	$784,661.43	$3.99
November 1, 2028 – October 31, 2029	$9,699,123.24	$808,260.27	$4.11
November 1, 2029 – July 31, 2030	$9,982,309.32	$831,859.11	$4.23

4.1.2.1.2 Basement Office Space.

Period During Extended Term	Annual Base Rent	Monthly Base Rent	Monthly Base Rent per RSF
May 1, 2027 – October 31, 2027	$416,970.00	$34,747.50	$2.46
November 1, 2027 – October 31, 2028	$428,835.00	$35,736.25	$2.53
November 1, 2028 – October 31, 2029	$442,395.00	$36,866.25	$2.61
November 1, 2029 – July 31, 2030	$455,955.00	$37,996.25	$2.69

4.1.2.1.3 Basement Storage Space.

Period During Extended Term	Annual Base Rent	Monthly Base Rent	Monthly Base Rent per RSF
May 1, 2027 – October 31, 2027	$40,671.36	$3,389.28	$1.84
November 1, 2027 – October 31, 2028	$41,997.60	$3,499.80	$1.90
November 1, 2028 – October 31, 2029	$43,102.80	$3,591.90	$1.95
November 1, 2029 – July 31, 2030	$44,429.04	$3,702.42	$2.01

4.1.2.1.4 Patio Space.

Period During Extended Term	*Annual Base Rent	*Monthly Base Rent	Monthly Base Rent per RSF
May 1, 2027 – October 31, 2027	$70,194.12	$5,849.51	$3.87
November 1, 2027 – October 31, 2028	$72,370.68	$6,030.89	$3.99
November 1, 2028 – October 31, 2029	$74,547.24	$6,212.27	$4.11
November 1, 2029 – July 31, 2030	$76,723.80	$6,393.65	$4.23

*Landlord and Tenant hereby acknowledge and agree that (i) it is intended that, notwithstanding the rentable square footage of the Patio Space, during the Extended Term, Tenant shall only pay Base Rent based upon fifty percent (50%) of the rentable square footage of the Patio Space, and (ii) the foregoing schedule with respect to the Base Rent due for the Patio Space during the Extended Term is reflective of such reduced Base Rent obligation.

4.1.2.2 Abated Base Rent. Notwithstanding anything in Section 4.1.2.1, above, to the contrary, so long as there exists no monetary or material non-monetary Event of Default, Tenant shall not be obligated to pay any Base Rent attributable to the Premises (specifically disregarding any First Offer Space leased by Tenant under this Eighth Amendment, if applicable) for the months of February, 2022, March, 2022 and April, 2022 (such period, the “Extended Term Rent Abatement Period”, and the total amount of such Base Rent credit to be referred to herein as the “Total Extended Term Rent Abatement Amount”). At Tenant’s option, by notice to Landlord prior to February 1, 2022, Tenant shall have the right to utilize any unapplied portion of the Total Extended Term Rent Abatement Amount as an addition to the “Extended Term Tenant Improvement Allowance,” as that term is defined in Section 5.1 of this Eighth Amendment. Any portion of the Total Extended Term Rent Abatement Amount utilized as an addition to the Extended Term Tenant Improvement Allowance shall not be provided as a credit against monthly Base Rent hereunder and shall shorten (or eliminate, if applicable) the Extended Term Rent Abatement Period. Further, in no event shall Landlord, pursuant to the terms of this Section 4.1.2.2, provide an aggregate amount in excess of the Total Extended Term Rent Abatement Amount for application to monthly Base Rent due for the Premises and as an addition to the Extended Term Tenant Improvement Allowance.

4.2 Direct Expenses.

4.2.1 Prior to Extended Term Commencement Date. Prior to the Extended Term Commencement Date, Tenant shall continue to pay Direct Expenses in accordance with the terms of the Lease.

4.2.2 During Extended Term. During the Extended Term, Tenant shall continue to pay Direct Expenses in accordance with the terms of the Lease; provided, however, that (i) Tenant shall have no obligation to pay any Direct Expenses during the first year of the Extended Term, and (ii) effective as of the Extended Term Commencement Date, the Base Year shall be the calendar year 2027.

4.3 Proposition 13 Protection. Section 1.5.2 of Exhibit G to the Original Lease is hereby deleted and is replaced with the following:

“1.5.2 Protection. Subject to the terms of this Section 1.5, a portion of the Tax Increase attributable to the Reassessment shall be excluded from Tax Expenses during the first five (5) years of the initial Term pursuant to the following schedule.

Lease Years	Portion of Tax Increase Excluded From Tax Expenses
November 1, 2019 – October 31, 2023	100%
November 1, 2023 – October 31, 2024	50%

For all periods after October 31, 2024, Tenant shall be obligated to pay one hundred percent (100%) of any Tax Increase (regardless of whether the Tax Increase initially occurs before or after such date).

As an example only, in the event of a Reassessment on the November 1, 2021, Tenant would not be responsible for the resulting Tax Increase during the period November 1, 2021 through and including October 31, 2023, would be responsible for 50% of the resulting Tax Increase during the period November 1, 2023 through and including October 31, 2024, and would be responsible for 100% of the resulting Tax Increase for the period following October 31, 2024.”

5. Tenant Improvements.

5.1 Extended Term Tenant Improvement Allowance; Existing Allowances. In connection with the Extended Term, Tenant shall be entitled to a one-time tenant improvement allowance in an amount equal to $6,100,000.00 (the “Extended Term Tenant Improvement Allowance”) for the construction improvements that are permanently affixed to the Premises (the “Premises Improvements”). The Extended Term Tenant Improvement Allowance (i) shall not reduce or alter the amount of any tenant improvement allowance to which Tenant remains entitled pursuant to the terms of the Lease as of the date of this Eighth Amendment (the aggregate of any existing tenant improvement allowances to which Tenant remains entitled as of the date of this Eighth Amendment to be referred to herein as the “Existing Allowances”), and (ii) subject to the terms of this Section 5, shall be available as of the date of this Eighth Amendment (i.e., notwithstanding the date of the occurrence of the Extended Term Commencement Date). The Premises Improvements shall be subject to the approval of Landlord, constructed by Tenant, and otherwise governed by the terms of the Tenant Work Letter attached to the Original Lease as Exhibit B, the Tenant Work Letter attached to the Fifth Amendment as Exhibit B, or the Tenant Work Letter attached to the Seventh Amendment as Exhibit B, as applicable (each, a “Tenant Work Letter”), and the Extended Term Tenant Improvement Allowance shall be disbursed by Landlord in accordance with the disbursement requirements and procedures set forth in the applicable Tenant Work Letter. There shall be deducted from the Extended Term Tenant Improvement Allowance a Landlord construction supervision fee in an amount equal to $40,000.00.

5.2 Alternate Uses of Extended Term Tenant Improvement Allowance. Upon notice from Tenant to Landlord (the “Alternate Use Notice”), Tenant shall be entitled to utilize any unused portion of the Extended Term Tenant Improvement Allowance, but in no event in excess of $1,500,000.00 of the Extended Term Tenant Improvement Allowance (the “Alternate Use Portion of the Allowance”) at Tenant’s option, either (i) for costs incurred for the purchase and installation of furniture, fixtures and equipment for the Premises (“FF&E”), and/or (ii) as a credit against the Base Rent due for the Premises. Tenant shall be permitted to choose any combination of items (i) and/or (ii), above, provided that in no event shall the aggregate of any reimbursement for FF&E and any Base Rent credit hereunder exceed the Alternate Use Portion of the Allowance. Any portion of the Extended Term Tenant Improvement Allowance utilized by Tenant for FF&E shall be disbursed by Landlord within thirty (30) days following Landlord’s receipt of invoices marked as paid and/or such other documentation as may be reasonably required by Landlord with respect thereto (which shall be delivered by Tenant concurrently with Tenant’s delivery of the Alternate Use Notice), and any portion of the Extended Term Tenant Improvement Allowance utilized by Tenant as a Base Rent credit shall be applied to the next Base Rent due under the Lease, as amended hereby, following Landlord’s receipt of the Alternate Use Notice.

5.3 Final Allowance Deadline Date for Use of Extended Term Tenant Improvement Allowance and Existing Allowances. Landlord hereby acknowledges and agrees that, notwithstanding anything in the Lease to the contrary, Tenant shall have the right to use Extended Term Tenant Improvement Allowance and the Existing Allowances (for the purposes permitted under the terms of the Lease, as amended hereby) at any time on or before November 30, 2023 (failing which any unused allowance amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto). For purposes of this Section 5.3, Tenant shall be deemed to have “used” an allowance, of any applicable portion thereof, if (i) with respect to improvements or FF&E in connection with which Tenant seeks to utilize the Extended Term Tenant Improvement Allowance or the Existing Allowances in accordance with the terms of the Lease, as amended hereby, Tenant shall have delivered to Landlord all notices and other documentation required pursuant to the terms of the Lease, as amended hereby, for disbursement of the Extended Term Tenant Improvement Allowance or Existing Allowances, as the case may be and (ii) with respect to any Base Rent credit which Tenant seeks in accordance with the terms of this Section 5, Tenant shall have delivered the required notice and the Base Rent credit pursuant to such notice shall have been fully applied.

5.4 Other Terms. In no event shall Tenant be entitled to aggregate amount in excess of the Extended Term Tenant Improvement Allowance (as the same may be increased pursuant to the terms of Section 4.1.2.2, above) pursuant to the terms of this Section 5 for Premises Improvements, FF&E and/or as a Base Rent credit, provided that in no event shall the foregoing limit or alter Tenant’s right to the Existing Allowances pursuant to the terms of the Lease, as amended hereby.

6. Flex Parking Passes.

6.1 In General. Landlord hereby acknowledges and agrees that Tenant desires to have more of Tenant’s employees possess and utilize parking cards than the number of parking passes rented by Tenant. Accordingly, subject to the terms of this Section 6, Landlord hereby agrees that, upon not less than thirty (30) days’ notice from Tenant from time to time (a “Flex Parking Pass Notice”), Tenant shall be permitted to convert up to (but not more than) a total of 70% of Tenant’s unreserved parking passes to “Flex Parking Passes,” which Flex Parking Passes may be utilized by Tenant upon and subject to the terms of this Section 6. For purposes hereof, a “Flex Parking Pass” shall be an unreserved parking pass rented by Tenant (which shall continue to be rented by Tenant at unreserved parking rates pursuant to the terms of the Lease) in connection with which Landlord shall issue two (2) parking cards for each such Flex Parking Pass, with such parking cards to be used by Tenant as provided for herein. Use of Flex Parking Passes shall be subject to the following: (i) all parking cards associated with Flex Parking Passes may be issued by Tenant only to Tenant’s employees (each, a “Flex Parking Pass Holder”), (ii) all Flex Parking Pass Holders shall enter the Building parking facility through the “visitor” (not monthly) entry lane, (iii) the first Flex Parking Pass Holders that seek to enter the parking facilities on any particular day, up to the number of Flex Parking Passes then rented by Tenant (the “Maximum Number of Flex Pass Entries”), shall be permitted in the Building parking facilities to park, and (iv) any Flex Parking Pass Holders that attempt to enter the parking facilities after the Maximum Number of Flex Pass Entries shall, notwithstanding that such employees shall hold a parking card, be denied access to the parking facilities (provided that the foregoing shall not limit or prohibit such employees from entering the Building parking facilities as a visitor (in which case such employees shall be required to pay Landlord’s posted visitor parking charges)). All parking cards issued by Landlord with respect to Flex Parking Pass shall be paid for by Tenant within thirty (30) days following receipt of demand by Landlord. As of the date of this Eighth Amendment, the charge for parking cards is $15.00 per card. Landlord hereby agrees that such amount shall not increase following the date hereof, except to the extent of any actual increase in the cost to Landlord of providing such parking cards. For clarity purposes, (a) in no event shall the number of Flex Parking Pass Holders that park in the Building parking facilities at any particular time exceed the number of Flex Parking Passes rented by Tenant (notwithstanding the number of parking cards issued for Flex Parking Passes, but Landlord acknowledges and agrees that any individual holding a parking card issued in connection with the Flex Parking Passes rented by Tenant may be among those individuals parking in the Building parking facilities at any particular time (subject to the foregoing limitation set forth in this item (a)), (b) in no event shall the aggregate number of vehicles entering the Building parking facilities pursuant to Tenant’s parking rights under the Lease, as amended hereby, exceed the aggregate of (x) the number of reserved parking passes rented by Tenant, (y) the number of standard unreserved parking passes (i.e., non-reserved, non-Flex Parking Passes, which shall be referred to herein as “Standard Unreserved Parking Passes”) rented by Tenant, and (z) the number of Flex Parking Passes rented by Tenant, (c) the rules associated with Flex Parking Passes shall not impact or reduce the rights of holders of Standard Unreserved Parking Passes and reserved parking passes rented by Tenant from entering the Building parking facilities at any time in accordance with the terms of the Lease, and (d) Tenant shall have the right to re-convert Flex Parking Passes back to Standard Unreserved Parking Passes from time to time upon not less than thirty (30) days’ notice (in which case Tenant shall be required to concurrently return to Landlord the parking cards associated with such relinquished Flex Parking Passes). Except as otherwise set forth herein, the terms of the Lease shall be applicable to Flex Parking Passes in the same manner as unreserved parking passes.

6.2 Limitation as of Parking Transition Date. Notwithstanding anything in Section 6.1, above, to the contrary, effective as of January 1, 2024 (the “Parking Transition Date”) and continuing thereafter throughout the Lease Term, Tenant’s right to lease Flex Parking Passes shall be upon the condition that, and only permitted during such periods as, Tenant shall satisfy the “Minimum Parking Requirement,” as that term is defined, below. For purposes of this Section 6, the “Minimum Parking Requirement” shall mean Tenant leases Standard Unreserved Parking Passes and reserved parking passes under the Lease, as amended, in an aggregate amount no fewer than one and one-half (1.5) for each 1,000 rentable square feet of the Premises. For clarity purposes, Flex Parking Passes shall not be counted towards Tenant’s satisfaction of the Minimum Parking Requirement. As an example only, if Tenant leased a total of 250,000 rentable square feet of space in the Building as of the Parking Transition Date, Tenant would be obligated to lease a total of 375 Standard Unreserved Parking Passes and/or reserved parking passes, in the aggregate, in order for Tenant to be permitted to lease any Flex Parking Passes; once Tenant leased the 375 Standard Unreserved Parking Passes and/or reserved parking passes in the aggregate (and only for so long as Tenant leases such 375 parking passes), Tenant would be permitted to convert all remaining unreserved parking passes to Flex Parking Passes, upon and subject to the terms provided for herein.

7. Right of First Offer. Subject to the terms of this Section 7, Landlord hereby grants to the Original Tenant or an Affiliate Assignee, as the case may be, a one-time right of first offer to lease all of the rentable square footage located on the sixteenth (16th) floor of the Building (the “16th Floor First Offer Space”) and all of the rentable square footage located on the seventeenth (17th) floors of the Building (“17th Floor First Offer Space” and collectively with the 16th Floor First Offer Space, the “First Offer Space”), provided that the foregoing reference to Tenant’s right of first offer being a “one-time” right shall not serve to alter or limit Landlord’s obligation to deliver a “Second Chance First Offer Notice,” as that term is defined in Section 7.2, below, as and to the extent required under the terms of Section 7.2, below. Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing leases of the First Offer Space (including any renewal or extension of any such lease, and regardless of whether such renewal or extension is expressly set forth in any such existing lease or is later agreed upon, and regardless of whether such renewal or extension is effectuated by an amendment to an existing document or a new lease). Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 7.

7.1 Procedure for Offer. Subject to the terms of this Section 7, Landlord shall notify Tenant (the “First Offer Notice”) prior to entering into any lease of First Offer Space with a third party (expressly excluding the existing tenant of the First Offer Space). Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth the “First Offer Rent,” as that term is defined in Section 7.3 below, and the other economic terms upon which Landlord is willing to lease such space to Tenant.

7.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days following delivery of the First Offer Notice to Tenant (the “First Offer Exercise Period”), Tenant shall deliver notice (the “First Offer Exercise Notice”) to Landlord of Tenant’s election to exercise its right of first offer with respect to the entire space described in the First Offer Notice (except as otherwise expressly set forth in the last sentence of this Section 7.2) on the terms contained in such notice, provided that concurrently with such exercise, Tenant may, at its option, object to the First Offer Rent contained in the First Offer Notice, in which case the parties shall follow the procedure, and the First Offer Rent shall be determined, as set forth in Section 2.2.4 of the Original Lease (as if the First Offer Rent hereunder were the First Offer Rent under Section 1.3 of the Original Lease). If Tenant does not deliver the First Offer Exercise Notice to Landlord within the ten (10) business day period set forth above, then Landlord shall be free to lease the space described in the First Offer Notice to anyone Landlord desires and on any terms Landlord desires; provided, however, that if Landlord does not enter into a lease of the subject First Offer Space within nine (9) months after the expiration of the First Offer Exercise Period, then such First Offer Space shall again be subject to the right of first offer as set forth herein and Landlord shall deliver a second First Offer Notice with regard to the subject First Offer Space (the “Second Chance First Offer Notice”) prior to entering into any lease of the subject First Offer Space with a third party (expressly excluding the existing tenant of the First Offer Space); provided, further that Tenant hereby acknowledges and agrees that Landlord shall only be obligated to deliver one (1) Second Chance First Offer Notice with regard to any particular First Offer Space and that if Tenant shall fail to exercise its right of first offer upon Landlord’s delivery of a Second Chance First Offer Notice, Landlord shall be free to lease the space described therein to any Landlord desires on any terms Landlord desires (and Tenant shall have no further rights whatsoever with regard to the subject First Offer Space). Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant in any First Offer Notice, and Tenant may not elect to lease only a portion thereof; provided, however, that in the event that the First Offer Notice shall include all of the 16th Floor First Offer Space and all of the 17th Floor First Offer Space, Tenant shall have the right to elect, in the First Offer Exercise Notice, to lease only the entire 16th Floor First Offer Space.

7.3 First Offer Space Rent. The Rent payable by Tenant for the First Offer Space (which shall also be referred to herein as the “First Offer Rent”) shall be equal to the “Market Rent” (as that term is defined in Section 2.2.2 of the Original Lease), for the First Offer Space as such Market Rent is determined pursuant to Exhibit H attached to the Original Lease. The calculation of the “Market Rent” hereunder shall be derived from a review of, and comparison to, the “Net Equivalent Lease Rates” of the “Comparable Transactions,” as provided for in Exhibit H, and thereafter, the Market Rent shall be stated as a “Net Equivalent Lease Rate” for each year of the subject First Offer Term.

7.4 Construction In First Offer Space. Subject to the terms of any tenant improvement allowance to which Tenant is entitled pursuant to the determination of the First Offer Rent, Tenant shall accept the First Offer Space in its “as is” condition, and Landlord shall not be obligated to provide or pay for any improvement work or services related to any improvement of the First Offer Space. Any improvements to the First Offer Space shall be made by Tenant in accordance with the terms of Article 8 of the Original Lease.

7.5 Lease Amendment. In the event that Tenant timely exercises Tenant’s right to lease any First Offer Space as set forth in this Section 7, Landlord and Tenant shall within thirty (30) days following Landlord’s receipt of the First Offer Exercise Notice, execute an amendment to the Lease, as amended hereby, adding such First Offer Space to the Premises, upon the terms and conditions as set forth in the First Offer Notice and this Section 7, and otherwise in compliance with the terms of the Lease, as amended hereby. To the extent the First Offer Rent shall not have been determined at the time of the execution of the amendment as provided for hereinabove, at either party’s option, upon such determination, the parties’ shall execute an additional amendment setting forth the First Offer Rent. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence, upon such date as is determined as a component of the First Offer Rent (the “First Offer Commencement Date”). Commencing on the First Offer Commencement Date, notwithstanding anything in the Lease to the contrary, Tenant shall have the right, but not the obligation, to rent parking passes in connection with Tenant’s lease of the subject First Offer Space, in amount equal to 3.5 unreserved parking passes for each 1,000 rentable square feet of the First Offer Space leased by Tenant (the “First Offer Parking Passes”), upon and subject to the terms of Section 29.18 of the Original Lease, as amended. Tenant shall pay the prevailing rate for First Offer Parking Passes rented by Tenant, plus any applicable parking taxes. The term of Tenant’s lease of the First Offer Space, shall terminate concurrently with the lease of the remainder of Tenant’s Premises (the “First Offer Term”). The term of Tenant’s lease of First Offer Space, commencing as of the First Offer Commencement Date and terminating concurrently with Tenant’s lease of the remainder of Tenant’s Premises, shall be referred to herein as the “First Offer Term”. Upon the First Offer Commencement Date, First Offer Space leased by Tenant shall be part of the Premises along with all other space leased by Tenant and, accordingly, Tenant shall have the right to extend the term of Tenant’s lease of the Premises (including First Offer Space leased by Tenant), upon and subject to the terms of Section 2.2 of the Original Lease.

7.6 Termination of Right of First Offer. The rights contained in this Section 7 shall be personal to the Original Tenant or an Affiliate Assignee, as the case may be, and may only be exercised by the Original Tenant or an Affiliate Assignee, as the case may be (and not any other assignee, or any sublessee or other transferee of Tenant’s interest in the Lease, as amended) if the Original Tenant or an Affiliate Assignee, as the case may be, physically occupies no less than seventy-five percent (75%) of the Premises as of the date of the attempted exercise of the right of first offer by Tenant and, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant (the “First Offer Occupancy Test”). For purposes of the First Offer Occupancy Test, Tenant shall be deemed to be in occupancy of any portion of the Premises that is not subleased or licensed and in connection with which Tenant has not otherwise permitted occupancy by a third party. The right of first offer granted herein shall terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord, provided that the foregoing shall not limit or alter Landlord’s obligation, if applicable, to deliver a Second Chance First Offer Notice as and to the extent required by Section 7.2, above. For clarity purposes (and as example only), if Landlord delivers a First Offer Notice with respect to the 16th Floor First Offer Space and Tenant shall not exercise its right to lease such space hereunder, assuming Tenant had not previously been offered the 17th Floor First Offer Space pursuant to this Section 7, Tenant’s right of first offer would continue with regard to the 17th Floor First Offer Space (notwithstanding that Tenant has no ongoing right to the 16th Floor First Offer Space), upon and subject to the terms of this Section 7. The right of first offer shall not be applicable during the final three (3) years of the Lease Term (as it may be extended) unless Tenant first irrevocably exercises a then existing, unexpired right to extend the Lease Term (with respect to the entire Premises only) pursuant to an available remaining Option Term as provided in Section 2.2, below (and, notwithstanding the terms of Section 2.2, Tenant shall have the right to deliver an Option Exercise Notice concurrently with Tenant’s delivery of the First Offer Exercise Notice, and in such event the Option Rent shall be determined as provided in Section 2.2.4 of the Original Lease). For clarity purposes, in connection with any exercise of Tenant’s right to lease the Premises during an Option Term pursuant to the terms of this Section 7.6, notwithstanding anything contained in Section 2.2 of the Original Lease to the contrary, Tenant shall not have the right to lease a “Permitted Portion of the Premises,” as that term is defined in Section 2.2.1 of the Original Lease. Tenant shall not have the right to lease First Offer Space, as provided in this Section 7, if, as of the date of the attempted exercise of any right of first offer by Tenant, or (at Landlord’s option) as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in monetary or material non-monetary Default of the Lease, as amended hereby.

8. Letter of Credit. Landlord and Tenant hereby acknowledge and agree that the LC Expiration Date shall be thirty (30) days following the Extended Expiration Date.

9. Broker. Landlord and Tenant hereby warrant to each other that, other than Jones Lang LaSalle and Cushman & Wakefield (collectively, “Brokers”), they have had no dealings with any real estate broker or agent in connection with the negotiation of this Eighth Amendment and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Eighth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than Brokers. The terms of this Section 9 shall survive the expiration or earlier termination of the Lease, as hereby amended. Landlord shall pay the commission due to Brokers in connection with this Eighth Amendment pursuant to separate written agreements with Brokers.

10. No Other Modifications. Except as otherwise provided herein, all other terms and provisions of the Lease shall remain in full force and effect, unmodified by this Eighth Amendment.

11. Counterparts; Manner of Execution. This Eighth Amendment may be executed in counterparts and/or via facsimile, pdf or electronic signature (e.g., via Docusign), and Landlord and Tenant hereby acknowledge and agree that the same shall be fully effective in the same manner as if both parties hereto had executed the same document in original counterparts by hand. If applicable, both counterparts shall be construed together and shall constitute a single, original document.

12. Conflict. In the event of any conflict between the Lease and this Eighth Amendment, this Eighth Amendment shall prevail.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have entered into this Eighth Amendment as of the date first set forth above.

“LANDLORD”:

BCSP 800 NORTH BRAND PROPERTY LLC, a Delaware limited liability company

By:	/s/ William McClure Kelly
William McClure Kelly,
Senior Managing Director

Date:	12/21/2021

The date of this Eighth Amendment shall be and remain as set forth in the first paragraph of this Eighth Amendment. The date below Landlord’s signature is merely intended to reflect the date of Landlord’s execution of this Eighth Amendment.

“TENANT”:

SERVICETITAN, INC., a Delaware corporation

By:	/s/ Vahe Kuzoyan
Name: Vahe Kuzoyan
Title: President

By:	/s/ David Burt
Name: David Burt
Title: CFO